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As filed with the Securities and Exchange Commission on November 27, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHILADELPHIA SUBURBAN CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Pennsylvania (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	4941 (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	23-1702594 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
762 West Lancaster Ave. Bryn Mawr, Pennsylvania 19010-3489 (610) 525-1400 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Roy H. Stahl
Philadelphia Suburban Corporation
Executive Vice President and General Counsel
762 West Lancaster Ave.
Bryn Mawr, Pennsylvania 19010-3489
(610) 525-1400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF AGENT FOR SERVICE)

Copies to:
Stephen A. Jannetta Richard A. Silfen Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5000	Michael K. Krebs Alexander S. Glovsky Nutter, McClennen & Fish, LLP One International Place Boston, Massachusetts 02110-2699 (617) 439-2288

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger pursuant to the Agreement and Plan of Merger described herein, have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.50 par value per share	3,554,255 (1)	N/A	$67,741,409 (2)	$6,232.21

(1)
Represents the maximum number of shares of Philadelphia Suburban Corporation common stock, par value $0.50 per share, estimated to be issuable in the merger pursuant to the Agreement and Plan of Merger dated April 29, 2002 by and among Philadelphia Suburban Corporation, Raleigh Acquisition Corporation and Pennichuck Corporation.
(2)
Pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to 2,476,834, the estimated maximum number of shares of Pennichuck Corporation common stock to be exchanged in the merger, multiplied by $27.35, the average of the high and low sale prices per share of Pennichuck Corporation common stock on The NASDAQ National Market on November 25, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. PSC may not sell or accept offers to buy these securities before the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement—prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 27, 2002

Prospectus
of Philadelphia Suburban Corporation and
Proxy Statement
for a
Special Meeting of Shareholders
of Pennichuck Corporation

To the Shareholders of Pennichuck Corporation:

        The board of directors of Pennichuck Corporation has approved a merger agreement which provides for the acquisition of Pennichuck by Philadelphia Suburban Corporation, or PSC. This transaction presents us with an opportunity to enhance shareholder value by joining with one of the nation's largest investor-owned water utilities. We are asking you to vote in favor of this important transaction.

        If the merger is completed, Pennichuck shareholders will receive shares of PSC common stock for each share of Pennichuck common stock that they own. The number of PSC shares received will depend upon the average closing price of PSC common stock for the 20 consecutive trading days ending the third full trading day before the closing of the merger. Specifically, if the average closing price of PSC common stock:

  •
  is not less than $23.00 but not greater than $25.00, each share of Pennichuck common stock will be converted into a number of shares of PSC common stock equal to $33.00 divided by such average closing price rounded to the nearest thousandth;

  •
  is less than $23.00, each share of Pennichuck common stock will be converted into 1.435 shares of PSC common stock; or

  •
  is greater than $25.00, each share of Pennichuck common stock will be converted into 1.320 shares of PSC common stock.

        PSC shareholders will continue to own their existing shares after the merger. PSC common stock is traded on both the New York Stock Exchange and the Philadelphia Stock Exchange under the symbol "PSC."

        We cannot complete the merger unless Pennichuck shareholders approve the merger agreement. Your vote is very important. A special meeting of Pennichuck shareholders has been called for the purpose of voting on the merger agreement. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal to approve the merger agreement by completing and mailing the enclosed proxy card to us. The Pennichuck board of directors believes that the merger with PSC is in the best interest of Pennichuck shareholders and therefore recommends that you vote FOR the approval of the merger agreement. PSC shareholders are not being asked to vote on the merger agreement because their approval is not required.

        The special meeting of Pennichuck shareholders will be held on January    , 2003 at the Nashua Marriott, 2200 Southwood Drive, Nashua, New Hampshire at            , local time.

        We urge you to read this entire proxy statement-prospectus, including all its appendices, and in particular, the detailed information about the merger and those matters discussed in "Risk Factors" beginning on page 18.

                      Maurice L. Arel
                      President and Chief Executive Officer
                      Pennichuck Corporation

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the shares to be issued in the merger and described in this proxy statement—prospectus or passed upon the adequacy or accuracy of this proxy statement—prospectus. Any representation to the contrary is a criminal offense.

        This proxy statement—prospectus is dated                            , 2002 and was mailed to you on or about                            , 2002.

        This document incorporates important business and financial information about PSC and Pennichuck much of which is not delivered with this document. This information is available to you without charge upon written or oral request at the applicable company's address and telephone number listed on page 81. To obtain timely delivery, you must request the information no later than                         , 2002.

Pennichuck Corporation
4 Water Street
Nashua, New Hampshire 03061
Notice of Special Meeting of Shareholders
To Be Held January    , 2003

        A special meeting of shareholders of Pennichuck Corporation will be held at the Nashua Marriott, 2200 Southwood Drive, Nashua, New Hampshire on January     , 2003 at            , local time.

        The special meeting will be held to consider and act upon a proposal to approve the Agreement and Plan of Merger, dated as of April 29, 2002, among Pennichuck, PSC and Raleigh Acquisition Corporation, a wholly-owned subsidiary of PSC. PSC proposes to acquire Pennichuck through a merger of Raleigh Acquisition Corporation with and into Pennichuck in which all of the outstanding shares of Pennichuck common stock will be exchanged for shares of PSC common stock, as more fully described in this proxy statement—prospectus. A copy of the merger agreement is included in this proxy statement—prospectus as Appendix A.

        Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Pennichuck common stock. The Pennichuck board has fixed the close of business on November 27, 2002 as the record date for the determination of Pennichuck shareholders who will be entitled to notice of and to vote at the special meeting.

        Your proxy vote is very important.    Whether or not you plan to attend the special meeting, you are requested to vote, date and sign the enclosed proxy and promptly return it in the enclosed postage-paid envelope at your earliest convenience prior to the special meeting. If you attend the special meeting, you may vote either in person or by your proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Pennichuck a written revocation or a proxy card with a later date or by voting your shares in person at the special meeting.

        The Pennichuck board of directors recommends that you vote FOR approval of the merger agreement because it believes that the merger with PSC is in the best interest of Pennichuck shareholders.

        If the merger agreement is approved by the Pennichuck shareholders at the special meeting and effected by Pennichuck and PSC, any Pennichuck shareholder who does not vote in favor of the merger agreement may elect to exercise his or her or its dissenters' rights as described under "The Merger—Dissenters' Rights" on page 50 and in Sections 13.01 through 13.31 of the New Hampshire Business Corporation Act included in this proxy statement—prospectus as Appendix B.

By Order of the Board of Directors,

John T. Pendleton, Secretary Nashua, New Hampshire	, 2002

SUMMARY	3
Forward-Looking Statements	10
Historical Financial Data	11
Market Price and Dividend Information	14
RISK FACTORS	17
PENNICHUCK SPECIAL MEETING	22
Date, Time and Place	22
Record Date and Voting Rights	22
Shareholder Vote Required	22
Quorum and Voting of Proxies	22
Recommendation of Pennichuck Board	23
Dissenters' Rights	23
THE MERGER	25
General	25
Background of the Merger	26
Recommendation of the Pennichuck Board	37
Pennichuck's Reasons for the Merger	37
Opinion of Pennichuck's Financial Advisor	39
Interests of Certain Persons in the Merger; Differing Interests	46
Employees of Pennichuck after the Merger	48
Utilities Regulation	48
Accounting Treatment	49
Dissenters' Rights	49
How to Surrender and Receive the Merger Consideration in Exchange for Pennichuck Common Stock	51
Resales by Affiliates of Pennichuck	52
THE MERGER AGREEMENT	54
Effect of the Merger	54
Exchange of Shares	54
Exchange of Stock Certificates	56
Representations and Warranties	56
Certain Covenants	58
No Other Negotiations	60
Conditions to Completion of the Merger	61
Termination of the Merger Agreement	63
Termination Fee; Reimbursement of Expenses	64
Amendment and Waiver	64
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	65
Tax Consequences of the Merger	65
Cash Received in Lieu of Fractional Share of PSC Common Stock	66
COMPARISON OF THE RIGHTS OF HOLDERS OF PSC COMMON STOCK AND HOLDERS OF PENNICHUCK COMMON STOCK	67
PSC	74
PENNICHUCK	75
BENEFICIAL SHAREHOLDERS OF PENNICHUCK	76
LEGAL MATTERS	78
EXPERTS	78

OTHER MATTERS	78
WHERE YOU CAN FIND MORE INFORMATION	79
Appendix A—Agreement and Plan of Merger	A-1
Appendix B—New Hampshire Business Corporation Law Relating to Dissenters' Rights	B-1
Appendix C—Opinion of SG Barr Devlin	C-1
DOCUMENTS DELIVERED WITH PROXY STATEMENT—PROSPECTUS
Annex I—Pennichuck's Annual Report on Form 10-K for the fiscal year ended December 31, 2001
Annex II—Pennichuck's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002

ANSWERS TO FREQUENTLY ASKED QUESTIONS ABOUT THE MERGER

Q:
When and where will the special meeting be held?

The special meeting will be held on January     , 2003 at    , local time, at the Nashua Marriott, 2200 Southwood Drive, Nashua, New Hampshire.

Q:
What will I be voting on at the special meeting?

You will be voting on a merger agreement pursuant to which a subsidiary of PSC will merge with and into Pennichuck, resulting in Pennichuck becoming a wholly owned subsidiary of PSC.

Q:
What will I receive as a result of the merger?

If the merger is completed, in exchange for your shares of Pennichuck common stock, you will receive shares of common stock of PSC as consideration in the merger.

Q:
Do I have dissenters' rights?

Yes. Pursuant to New Hampshire law, the holders of shares of Pennichuck common stock are entitled to dissenters' rights in connection with the merger. If you do not vote in favor of the merger agreement, and you properly elect to exercise your dissenters' rights as described under "The Merger—Dissenters' Rights" on page    and in the relevant sections of the New Hampshire Business Corporation Act, attached as Appendix B, you may receive the "fair value" of your shares of Pennichuck common stock as determined by Pennichuck or, if disputed, by a New Hampshire court. The fair value of your shares, as determined under the New Hampshire Dissenters' Rights provisions, could be equal to, less than or more than the value of the PSC common stock you would have otherwise received as merger consideration.

Q:
When do you expect the merger to be completed?

We are working toward completing the merger as quickly as possible.

  Completion of the merger is conditioned upon, among other things, approval of the merger by the New Hampshire Public Utilities Commission and the expiration of the applicable appeal period.

  We hope to complete the merger promptly following the Pennichuck special meeting and receipt of the Public Utilities Commission approval.

  The merger is also conditioned upon the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Both Pennichuck and PSC made premerger notification filings with the Federal Trade Commission on June 26, 2002 and the FTC granted early termination of the premerger notification waiting period in July 2002. However, if the merger is not completed by July 8, 2003, we will have to make another filing with the FTC and again wait for expiration of the waiting period or early termination of that period by the FTC.

Q:
Who can vote at the special meeting?

Holders of shares of Pennichuck common stock at the close of business on November 27, 2002 may vote at the special meeting.

Q:
What vote is required?

Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Pennichuck common stock.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement—prospectus, please mail your completed and signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. To assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person.

Q:
What should I do if I want to change my vote?

A:
You may change your vote or revoke your proxy at any time prior to the vote at the special meeting. To do so, you may send in a later dated, signed proxy card or provide written notice to Pennichuck's Secretary stating that you would like to revoke your proxy. The last recorded vote will be that which is counted at the special meeting. In addition, you may attend the special meeting in person and vote. If you instruct a broker or other record holder to vote your shares, you must follow directions received from your broker or record holder to change your voting instructions.

Q:
My shares are held in my broker's name. Will my broker vote my shares for me?

A:
A broker generally cannot exercise authority to vote on the merger agreement on your behalf unless you have a special arrangement. As a result, your broker will vote your shares only if you provide instructions on how to vote. You should contact your broker and follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:
What will happen if I fail to vote?

A:
The failure to vote has the same effect as a vote against the approval of the merger agreement.

Q:
Do I need to send in my stock certificates at this time?

A:
No. If the merger is completed, Equiserve, L.P., the exchange agent, will send you written instructions explaining how to exchange your share certificates for the appropriate number of shares of PSC common stock.

Q:
Who can help answer my questions?

A:
If you have questions about the merger or if you need additional copies of this document, the enclosed proxy card or the letter of transmittal, you should contact:

  Pennichuck Corporation
  4 Water Street
  Nashua, New Hampshire 03061
  Attention: Shareholder Relations
  Telephone: (603) 882-5191

  or

  MacKenzie Partners, Inc.
  156 5th Avenue
  New York, NY 10010
  Telephone: (212) 929-5500 or
  (800) 322-2885

SUMMARY

        This summary highlights selected information contained in this proxy statement—prospectus and may not contain all the information that is important to you. For a more complete understanding of the proposed merger, you should read carefully this entire proxy statement—prospectus as well as the other documents to which we refer, including the Appendices. In addition, for information on Pennichuck's and PSC's filings with the SEC, see "Where You Can Find More Information" on page 80. We have included page references parenthetically to direct you to the more detailed description of each topic presented in this summary.

The Companies (see page 75)

Philadelphia Suburban Corporation
762 West Lancaster Avenue
Bryn Mawr, Pennsylvania 19010
(610) 527-8000

        Philadelphia Suburban Corporation was incorporated in 1968 and has been providing water services through its predecessor companies since 1886. PSC is currently the holding company for regulated utilities providing water or wastewater services to approximately 2 million people in Pennsylvania, Ohio, Illinois, New Jersey, Maine and North Carolina. PSC's two primary subsidiaries are:

  •
  Pennsylvania Suburban Water Company, a regulated public utility that provides water or wastewater services to approximately 1.3 million residents in the five suburban counties north and west of the City of Philadelphia and in eighteen other counties in Pennsylvania, and

  •
  Consumers Water Company, a holding company for several regulated public utility companies that provide water or wastewater services to approximately 700,000 residents in various communities in four states.

        PSC's subsidiaries provide wastewater services including wastewater collection, treatment and disposal services to approximately 40,000 primarily residential customers in parts of Pennsylvania, Illinois, New Jersey and North Carolina.

        PSC is among the largest investor-owned water utilities in the United States based on number of customers. In addition, PSC provides water and wastewater services to approximately 35,000 people through operating and maintenance contracts with municipal authorities and other parties.

Pennichuck Corporation
4 Water Street
Nashua, New Hampshire 03061
(603) 882-5191

        Pennichuck was formed in 1983 following the reorganization of Pennichuck Water Works, which was first established in 1852, into a dedicated water utility. Pennichuck is a holding company with operating subsidiaries engaged primarily in the collection, storage, treatment, distribution and sale of potable water in southern and central New Hampshire.

        Three of Pennichuck's subsidiaries—Pennichuck Water Works, Inc., Pennichuck East Utility, Inc. and Pittsfield Aqueduct Company, Inc.—are engaged in business as regulated public utilities subject to the jurisdiction of the New Hampshire Public Utilities Commission. They collectively serve approximately 26,400 residential and 2,000 commercial and industrial customers.

        A fourth Pennichuck subsidiary, The Southwood Corporation, is involved in the development of commercial and residential real estate, while a fifth subsidiary, Pennichuck Water Service Corporation, is engaged in non-regulated, water-related management services and contract operations.

Raleigh Acquisition Corporation

        Raleigh Acquisition Corporation is a corporation recently organized and wholly-owned by PSC for the purpose of completing the merger.

The Special Meeting (see page 23)

        The special meeting will be held at    , local time, on January    , 2003, at the Nashua Marriott, 2200 Southwood Drive, Nashua, New Hampshire. At the special meeting, you will be asked to approve the merger agreement providing for the merger of Raleigh Acquisition Corporation with and into Pennichuck, after which Pennichuck would become a wholly-owned subsidiary of PSC.

Merger Transaction (see page 26)

        The merger agreement provides that PSC will acquire all of the outstanding shares of Pennichuck common stock through the merger of Raleigh Acquisition Corporation, a wholly-owned subsidiary of PSC, with and into Pennichuck. Following the consummation of the merger, Pennichuck will be a wholly-owned subsidiary of PSC.

        The merger agreement is attached to this proxy statement—prospectus as Appendix A. You are encouraged to read the merger agreement, as it is the legal document that governs the merger.

What Holders of Pennichuck Common Stock Will Receive (see page 26)

        Upon completion of the merger, each share of Pennichuck common stock issued and outstanding at the date and time the merger becomes effective will be converted into the right to receive shares of PSC common stock, except for shares of Pennichuck held by (i) PSC or any of its subsidiaries, (ii) Pennichuck or any of its subsidiaries, all of which will be canceled, or (iii) shareholders, if any, who properly exercise their dissenters' rights under New Hampshire law.

        The number of shares of PSC common stock you will receive will depend upon the average closing price of PSC common stock for the 20 consecutive trading days ending the third full trading day before the closing of the merger. Specifically, if such average closing price of PSC common stock:

  •
  is not less than $23.00 but not greater than $25.00, each share of Pennichuck common stock will be converted into a number of shares of PSC common stock equal to $33.00 divided by such average closing price, rounded to the nearest thousandth;

  •
  is less than $23.00, each share of Pennichuck will be converted into 1.435 shares of PSC common stock; or

  •
  is greater than $25.00, each share of Pennichuck will be converted into 1.320 shares of PSC common stock.

        No fractional shares of PSC common stock will be issued. Instead, Pennichuck shareholders will receive a check in payment for any fractional shares based on the average closing sale prices of PSC common stock referred to above. Pennichuck shareholders will not receive interest on any cash payments received in the merger.

        The amount and value of PSC common stock that any holder of Pennichuck common stock will receive upon the completion of the merger will depend upon the PSC average closing price. Accordingly, holders of Pennichuck common stock will not know at the time that they vote the number or value of the PSC shares they will receive. Pennichuck shareholders may make inquiries as to the estimated exchange ratio at a particular point in time by calling Pennichuck Shareholder Relations at (603) 882-5191.

        See "Material Federal Income Tax Consequences" below and on page 66 for a description of the anticipated tax consequences of the merger to Pennichuck's shareholders.

        Pennichuck shareholders should not send in their stock certificates until instructed to do so after the merger is completed.

Listing of PSC Common Stock (see page 15)

        The shares of PSC common stock issued in connection with the merger will be listed on both the New York Stock Exchange and the Philadelphia Stock Exchange under the ticker symbol "PSC".

Material Federal Income Tax Consequences (see page 66)

        The merger is intended to qualify as a tax-free reorganization for federal income tax purposes.

        The material tax consequences to Pennichuck shareholders if the merger qualifies as a tax-free reorganization are:

  •
  Pennichuck shareholders will not have taxable gain or loss on the exchange of Pennichuck common stock for PSC common stock in the merger, except with respect to cash received for fractional shares or as a consequence of the exercise of dissenters' rights;

  •
  the tax basis of PSC common stock received by Pennichuck shareholders in the merger will be the same as the tax basis of the Pennichuck common stock exchanged in the merger, reduced by the portion of the basis allocable to the fractional shares of PSC common stock received in the merger, and for which cash is received in lieu of such fractional interest of PSC; and

  •
  the holding period of the PSC common stock that a Pennichuck shareholder receives in the merger generally will include the holding period of the Pennichuck common stock exchanged for the PSC common stock.

Dissenters' Rights (see page 50)

        Pennichuck shareholders are entitled under New Hampshire law to dissenters' rights in connection with the merger. To exercise dissenters' rights, a Pennichuck shareholder must satisfy the following criteria:

  •
  the shareholder must provide written notice to Pennichuck stating his, her or its intention to dissent before the shareholders vote on the merger agreement at the special meeting;

  •
  the shareholder must vote against approval of the merger agreement or abstain from voting; and

  •
  the shareholder must comply with other procedures as are required by Section 13.01 through 13.31 of the New Hampshire Business Corporation Act.

        Dissenters' rights will be forfeited if the requirements are not fully and precisely satisfied. A copy of the relevant sections of New Hampshire law are attached to this proxy statement—prospectus as Appendix B.

Ownership of PSC after the Merger

        As a result of the merger, it is expected that Pennichuck shareholders will own approximately 4.7% of the outstanding shares of PSC common stock.

Executive Officers and Directors of Pennichuck and PSC after the Merger

        The directors and executive officers of Pennichuck following the merger will be determined by PSC. It is currently anticipated that a majority of the executive officers of Pennichuck following the merger will be chosen from Pennichuck's current management team.

        As of the closing of the merger, PSC will increase the number of directors on its board of directors by one and will appoint Mr. Arel or another person mutually agreed upon by the Pennichuck board and PSC as director. The executive officers and other directors of PSC will not change as a result of the merger.

Pennichuck's Reasons for the Merger (see page 38)

        In reaching its conclusions and recommendation that you vote for the approval of the merger agreement, the Pennichuck board considered a number of factors, including without limitation, the following material factors:

  •
  the familiarity of the Pennichuck board with the business, results of operations, properties, financial condition and resources, competitive position and prospects of Pennichuck, including the possible alternatives to the merger;

  •
  the increased pace of consolidation in the water company industry;

  •
  the relatively high valuation of water company stocks and the valuation of the PSC offer as compared to other offers submitted to Pennichuck and other comparable water company transactions;

  •
  the acquisition of Pennichuck in exchange for PSC common stock is intended as a tax-free reorganization for federal income tax purposes;

  •
  the intention expressed to the Pennichuck board by Pennichuck's President and Chief Executive Officer, Maurice L. Arel that he intended to retire;

  •
  the financial and other terms and conditions of the merger provided for in the merger agreement;

  •
  the favorable impressions the Pennichuck board had regarding PSC's management, business plan and operational track record;

  •
  the greater geographic diversity of PSC's customer base as compared to that of Pennichuck; and

  •
  the opinion of SG Barr Devlin dated April 28, 2002 to the Pennichuck board to the effect that, as of that date and based upon and subject to the matters described in such opinion, the exchange ratio specified in the merger agreement was fair, from a financial point of view, to the Pennichuck shareholders.

Opinion of SG Barr Devlin (see page 40)

        In deciding to approve the transaction, the Pennichuck board, among the numerous factors discussed below in "The Merger—Pennichuck's Reasons for the Merger; Recommendation of the Pennichuck Board," considered the oral opinion of SG Barr Devlin to the effect that, as of April 25, 2002, and based upon and subject to the considerations in the opinion, the merger consideration to be received by Pennichuck's shareholders pursuant to the merger agreement was fair from a financial point of view to the Pennichuck shareholders. That oral opinion was confirmed in writing by SG Barr Devlin as of April 28, 2002, and the written opinion is attached as Appendix C to this proxy statement—prospectus. We encourage you to read the entire opinion.

Recommendation to Shareholders

        The Pennichuck board recommends that you vote FOR the approval of the merger agreement because it believes that the merger with PSC is in the best interest of Pennichuck shareholders.

Vote Required to Approve the Merger Agreement

        The affirmative vote of the holders of a majority of the outstanding shares of Pennichuck common stock is required to approve the merger agreement.

        You will be entitled to vote at the special meeting if you owned shares of Pennichuck common stock as of the close of business on the record date of November 27, 2002. On that record date, there were            shares of Pennichuck common stock outstanding. You will have one vote at the special meeting for each share of Pennichuck common stock you owned on the record date.

        Pennichuck directors, executive officers and their affiliates beneficially own an aggregate of 180,654 shares, or approximately 7.3%, of the outstanding shares of Pennichuck common stock entitled to vote at the special meeting.

Risk Factors (see page 18)

        You are encouraged to consider the risk factors described elsewhere in this proxy statement—prospectus in deciding whether to vote in favor of the proposal to approve the merger agreement.

Interests of Related Persons in the Merger (see page 47)

        Each of Pennichuck's executive officers are parties to severance agreements and other arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of Pennichuck shareholders as a whole. More specifically, these executive officers have severance and change of control agreements which will provide them with severance payments if their employment is terminated under certain circumstances following the merger.

        In addition, the executive officers may be entitled to a retention bonus if they remain employed with Pennichuck on the date of closing. As Maurice L. Arel, Pennichuck's President and Chief Executive Officer, intends to retire on the earlier of closing of the merger or June 30, 2003, he does not expect to receive any severance or change of control payment, but may be entitled to a retention bonus upon the closing of the merger.

        The Pennichuck board was aware of these interests and considered them, among other factors, in approving the merger agreement and the merger.

Accounting Treatment (see page 50)

        PSC expects the merger to be treated as a purchase for accounting and financial reporting purposes, which means that PSC will allocate the purchase price among Pennichuck's consolidated assets and liabilities based on their estimated fair values. Any excess purchase price over the fair values will be allocated to goodwill in PSC's consolidated financial statements.

Required Regulatory Approvals (see page 49)

        Pennichuck's public utility subsidiaries are regulated by the New Hampshire Public Utilities Commission. The New Hampshire Public Utilities Commission has been asked to determine that the merger will not have an adverse effect on rates, terms, service, or operation of the utilities and is lawful, proper, and in the public interest.

        Based upon a schedule approved by the Commission, Pennichuck and PSC expect the Commission's staff will make a recommendation to the Commission by December 10, 2002, and the Commission will act on the application by February 28, 2003. Various municipalities and other parties that have intervened in the Commission's proceedings regarding the merger have publicly indicated that they intend to request that the Commission extend the schedule for issuing its decision on the Pennichuck application.

        Generally, the merger may not be completed unless and until there is a final, non-appealable order of the New Hampshire Public Utilities Commission approving the merger, meaning the order is no longer subject to modification or reversal as a result of reconsideration by the Commission or an appeal. Because an intervener may file a motion for a rehearing and a notice of appeal with New Hampshire Supreme Court, it is possible that an intervener could prevent the Commission's order from becoming a final order by March 31, 2003. Pennichuck or PSC may unilaterally terminate the merger agreement if the merger is not completed on or before March 31, 2003.

Hart-Scott-Rodino Premerger Notification (see page 50)

        PSC and Pennichuck filed their respective Hart-Scott-Rodino Premerger Notification and Report Forms on June 26, 2002 under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Early termination of the Hart-Scott-Rodino waiting period was granted on July 8, 2002. However, if the merger is not completed by July 8, 2003, the parties will need to make another Premerger Notification filing with the Federal Trade Commission and the Department of Justice and again wait for the expiration of the waiting period or early termination of that period by the Federal Trade Commission before completing the merger.

Conditions to the Closing of the Merger (see page 62)

        Each of PSC's and Pennichuck's obligations to close the merger are subject to several conditions, including, among others:

  •
  Pennichuck's shareholders approving the merger agreement;

  •
  the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act;

  •
  the final, non-appealable approval of the New Hampshire Public Utilities Commission;

  •
  all consents required by each party shall have been obtained and shall impose no condition that could reasonably be expected to have a material adverse affect on Pennichuck;

  •
  the absence of restraining orders, injunctions or other orders restraining or prohibiting the merger;

  •
  the absence of any law or order making the merger illegal;

  •
  the absence of any judgment or order of a governmental authority, administrative agency or court limiting PSC's rights in the ownership of Pennichuck;

  •
  the representations and warranties of the other party that are qualified by materiality shall be true and correct and the representations and warranties not qualified by materiality shall be true and correct in all material respects and each party shall have performed its obligations under the merger agreement in all material respects; and

  •
  the shares of PSC common stock to be issued in connection with the merger shall have been authorized for listing on the New York Stock Exchange.

        In addition, Pennichuck's obligation to close the merger is subject to:

  •
  Pennichuck's receipt from its counsel of an opinion that the merger will be treated as a tax-free reorganization for federal income tax purposes; and

  •
  PSC having elected Mr. Arel or another person mutually agreed upon by PSC and the Pennichuck board to the PSC board of directors.

Termination of Merger Agreement (see page 64)

        Pennichuck and PSC may agree at any time prior to the time the articles of merger are filed with the Secretary of State of the State of New Hampshire to terminate the merger agreement, even if the Pennichuck shareholders have approved the merger agreement.

        Also, PSC or Pennichuck may terminate the merger agreement if:

  •
  a court or governmental authority issues a non-appealable final order, decree or ruling prohibiting the merger;

  •
  the merger is not completed by March 31, 2003; or

  •
  the other party materially breaches any representation, warranty, covenant or other agreement in the merger agreement and such breach cannot be cured or the breaching party is not using its reasonable best efforts to cure the breach.

        PSC may terminate the merger agreement if:

  •
  Pennichuck's board fails to recommend the merger or withdraws or adversely modifies its approval or recommendation of the merger; or

  •
  Pennichuck's board recommends, approves or endorses an acquisition proposal from a third party.

        Pennichuck may terminate the merger agreement if:

  •
  Pennichuck's board, following receipt of an unsolicited acquisition proposal from a third party, determines in good faith that the merger is no longer in the best interests of Pennichuck's shareholders and that modification or withdrawal of its recommendation concerning the merger agreement is required to satisfy its fiduciary duties to Pennichuck's shareholders; and

  •
  Pennichuck provides PSC with the required notice under the merger agreement and otherwise complies with the terms of the merger agreement as it concerns third party acquisition proposals; and

  •
  Pennichuck has authorized, subject to compliance with the terms of the merger agreement, the execution of an agreement with a third party providing for a transaction that in the Pennichuck board's good faith judgment constitutes a superior proposal to the merger.

Termination Fee (see page 65)

        Pennichuck must pay PSC a termination fee of $2,500,000 if:

  •
  the merger agreement is terminated by PSC because Pennichuck's board fails to recommend the merger, withdraws its approval or recommendation of the merger, or approves, endorses or recommends an acquisition proposal from another party, so long as (1) an acquisition proposal by a third party has been made prior to the board's action or omission and (2) Pennichuck enters into an agreement with that party or a tender offer is commenced within six months following termination; or

  •
  the merger agreement is terminated by Pennichuck following the authorization by Pennichuck of the execution of a definitive acquisition agreement with a third party which in the good faith opinion of Pennichuck's board constitutes a superior proposal.

        All other fees and expenses incurred in conjunction with the merger will be paid by the party incurring the expenses, whether the merger is consummated or not.

Forward-Looking Statements in this Proxy Statement—Prospectus

        The statements contained in this proxy statement—prospectus and in the documents delivered with and incorporated by reference into this proxy statement—prospectus include certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of PSC and Pennichuck. Forward-looking statements are identifiable by the fact that they do not relate strictly to historical or current facts. They often include words such as "will permit", "will afford", "believes", "expects", "may", "should", "projected", "contemplates" or "anticipates". Forward-looking statements include information concerning the prospects for the consummation of the merger and the business of Pennichuck and PSC during the period prior to and following the effective time of the merger, set forth, among other places, under "Answers to Frequently Asked Questions About the Merger," "Summary," "The Merger—Background of the Merger," "The Merger—Pennichuck's Reasons for the Merger," and "The Merger—Opinion of Pennichuck's Financial Advisor." The forward-looking statements relating to the merger may include, without limitation:

  •
  statements relating to cost savings and accretion to reported earnings that are expected to be realized from the merger;
  •
  the impact on revenues of the merger; and
  •
  the restructuring charges expected to be incurred in connection with the merger.

        These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements or which may affect the ability of the companies to consummate the merger include, among others:

  •
  seasonal fluctuations in the demand for water services;
  •
  the effect of drought conditions on customers' water usage or PSC's or Pennichuck's ability to serve current and future customers;
  •
  contamination of PSC's or Pennichuck's water supply;
  •
  changes in the market price of PSC common stock;
  •
  delay in the timing of the closing of the proposed merger;
  •
  the refusal of governing regulatory agencies to grant adequate rate increases to cover investments in utility plant and expenses;
  •
  changes in federal, state or local regulations imposing limitations and restrictions on the way PSC and Pennichuck do business;
  •
  the timely receipt of necessary shareholder and other consents and approvals to complete the merger, which could be delayed for a variety of reasons related or not related to the merger itself;
  •
  the fulfillment of all of the closing conditions specified in the merger agreement;
  •
  the receipt of an unsolicited acquisition proposal; and
  •
  the imposition by the New Hampshire Public Utility Commission of requirements or conditions on Pennichuck or its operating subsidiaries in connection with the Commission's approval of the merger.

        In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section titled "Risk Factors" beginning on page 18. You are cautioned not to place undue reliance on the forward-looking statements contained in this proxy statement—prospectus, which reflect the views of PSC's or Pennichuck's management only as of the date of this proxy statement—prospectus. Neither PSC nor Pennichuck undertakes any obligation to update these statements or publicly release the results of any revisions to the forward-looking statements that they may make to reflect events or circumstances after the date of this proxy statement—prospectus.

HISTORICAL FINANCIAL DATA

Selected Consolidated Historical Financial Data of Pennichuck

        The following table sets forth selected financial data of Pennichuck as of and for each of the last five fiscal years ended December 31, 2001 and for the nine-month periods ended September 30, 2002 and 2001. The financial data for each of the nine-month periods are derived from unaudited financial statements and, in the opinion of Pennichuck's management, include all adjustments necessary for the fair presentation of such data. This data should be read in conjunction with Pennichuck's financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are contained in reports filed with the SEC and incorporated by reference into this proxy statement—prospectus. See Pennichuck's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, which are incorporated by reference into this proxy statement—prospectus. See also "Where You Can Find More Information" on page 80 for information on obtaining Pennichuck's other SEC filings.

	As of or for the Nine Months Ended September 30		As of or for the Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997(1)
	(dollar amounts in thousands, except per share data)
Consolidated Income Statement Data:
Operating revenues	$18,455	$15,637	$22,754	$23,671	$17,809	$17,395	$12,056
Net income	1,298	2,389	3,612	3,683	2,616	2,106	1,207
Per Common Share Data (2):
Diluted income per common share:
Net income	$.54	$1.01	$1.50	$1.55	$1.12	$1.19	$0.75
Cash dividends declared per common share	.585	0.563	0.76	0.73	0.69	0.59	0.51
Book value per share of common stock	12.64	12.44	12.81	12.17	11.27	10.88	9.05
Balance Sheet Data:
Total assets	$88,008	$85,072	$87,841	$82,880	$75,581	$70,838	$57,240

Capitalization:
Long-Term debt, including Current Portion	$27,436	$27,553	$27,420	$27,237	$28,266	$28,185	$26,678
Stockholders' equity	30,239	29,626	30,595	28,596	26,257	24,811	14,589

Total capitalization	$57,675	$57,179	$58,015	$55,833	$54,523	$52,996	$41,267

(1)
1997 data as originally reported has been restated to reflect the acquisition of Pittsfield Aqueduct Company in January 1998 accounted for as a pooling of interests.

(2)
All per share data reflects the 3 for 2 stock split in September 1998 and the 4 for 3 stock split in December 2001.

Selected Consolidated Historical Financial Data of PSC

        The following table sets forth selected financial data of PSC as of and for each of the last five fiscal years ended December 31, 2001 and for the nine-month periods ended September 30, 2002 and 2001. The financial data for each of the nine-month periods are derived from unaudited financial statements and, in the opinion of PSC's management, include all adjustments necessary for the fair presentation of such data. This data should be read in conjunction with PSC's financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are contained in reports filed with the SEC and incorporated by reference into this proxy statement—prospectus. See "Where You Can Find More Information" on page            for information on where you can obtain PSC's SEC filings.

	As of or for the Nine Months Ended September 30,		As of or for the Year Ended December 31,
	2002	2001	2001	2000	1999	1998(1)	1997(1)
		(dollar amounts in thousands, except per share data)
Consolidated Income Statement Data:
Operating revenues	$240,202	$232,159	$307,280	$274,014	$256,546	$250,718	$235,162
Income from continuing operations	48,547(5)	47,876(2)	60,111	52,890	36,384	45,015	35,210
Net income available to common stock	48,508(5)	47,796(2)	60,005	52,784	36,275	44,820	32,278
Per Common Share Data(3):
Diluted income per common share:
Income from continuing operations	$0.70(5)	$0.70(2)	$0.87	$0.81	$0.56	$0.70	$0.58
Net income	0.70(5)	0.70(2)	0.87	0.81	0.56	0.70	0.53
Cash dividends declared per common share	0.5375	0.504	0.504	0.47	0.45	0.32(4)	0.50
Book value per share of common stock	7.15	6.66	6.90	6.38	5.69	5.46	4.93
Balance Sheet Data:
Total assets	$1,657,094	$1,509,612	$1,560,339	$1,413,723	$1,280,805	$1,156,733	$1,083,162

Capitalization:
Long-Term debt, including Current Portion	$589,515	517,527	$531,455	$472,712	$425,946	$377,355	$407,526
Preferred stock with mandatory redemption	—	—	—	—	—	—	4,214
Stockholders' equity	494,779	456,207	473,833	432,347	368,901	353,088	306,816

Total capitalization	$1,084,294	$973,734	$1,005,288	$905,059	$794,847	$730,443	$718,556

(1)
1998 and 1997 data as originally reported has been restated to reflect the acquisition of Consumers Water Company in March 1999 accounted for as a pooling of interests.

(2)
Results include a gain on sale of land of $2,942 and a gain on sale of marketable securities of $155 (aggregate after tax impact of $1,858 or $0.03 per share).

(3)
All per share data reflects the 5-for-4 stock splits in December 2001 and December 2000, and the 4-for-3 stock split in January 1998.

(4)
The cash dividend of $0.10, paid in March 1998, was declared in December 1997.

(5)
Results include a gain on sale of land of $900 and a gain on sale of marketable securities of $1,179 (aggregate after-tax impact of $0.02 per share).

Selected Historical and Pro Forma Comparative Per Share Data

        The following table shows unaudited comparative per share data for PSC and Pennichuck, using the purchase method of accounting. The information should be read in conjunction with the consolidated historical financial statements and related notes of PSC and Pennichuck that are presented or otherwise incorporated by reference in this proxy statement—prospectus. See "Where You Can Find More Information" on page 80 for details on documents incorporated by reference into this proxy statement—prospectus.

        The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations which would have been realized had the merger been completed during the periods or as of the dates for which the pro forma data is presented.

	Historical		Pro Forma
	PSC	Pennichuck	Combined Company	Pennichuck Equivalent(1)
Per Common Share:
Basic Net Income Per Share
Nine Months Ended September 30, 2002	$0.71	$0.54	$0.69(2)	$0.99
Year Ended December 31, 2001	0.88	1.52	0.89(2)	1.28
Diluted Net Income Per Share
Nine Months Ended September 30, 2002	0.70	0.54	0.68(2)	0.98
Year Ended December 31, 2001	0.87	1.50	0.88(2)	1.26
Cash Dividend Declared on Common Stock
Nine Months Ended September 30, 2002	0.5375	.585	0.5375(3)	077
Year Ended December 31, 2001	0.504	0.76	0.504(3)	0.72
Book Value
As of September 30, 2002	7.15	12.64	7.82(2)	11.22
As of December 31, 2001	6.90	12.81	7.59(2)	10.88

(1)
The Pennichuck and PSC unaudited pro forma combined income and book value per common share are based on Pennichuck's shareholders receiving 1.435 shares of PSC common stock for each share of Pennichuck common stock held. That exchange ratio corresponds to a PSC per share price of $21.245, which was the PSC Average Closing Price as of November 21, 2002, the most recent practicable trading day prior to the filing of this proxy statement—prospectus. The determination of the PSC Average Closing Price is described in detail on page 16 under "Market Price and Dividend Information—Market Value of Merger Consideration. Pennichuck equivalent pro forma amounts are computed by multiplying the pro forma combined company amounts by the exchange ratio of 1.435.

(2)
Combined company amounts are based on an exchange ratio of 1.435. The exchange ratio is subject to adjustment, in accordance with the merger agreement.

(3)
Amounts represent PSC's historical dividends per common share.

MARKET PRICE AND DIVIDEND INFORMATION

        PSC common stock trades on both the New York Stock Exchange and the Philadelphia Stock Exchange under the symbol "PSC". Pennichuck common stock trades on the Nasdaq Stock Market under the symbol "PNNW".

Market Price Information—Recent Quotes

        The following table lists trading information for PSC common stock on the New York Stock Exchange and Pennichuck common stock on the Nasdaq Stock Market on April 26, 2002 and            , 2002. April 26, 2002 was the last full trading day before the public announcement of the signing of the merger agreement.                        , 2002 was the last full trading day prior to the printing of this proxy statement—prospectus.

	PSC						Pennichuck
	High		Low		Close		High		Low		Close
April 26, 2002		$24.02		$23.63		$23.80		$27.00		$26.33		$27.00
, 2002	$		$		$		$		$		$

Market Price Information—Historical Figures

        The table below lists the high and low quarterly bid prices for the common stock of PSC and the common stock of Pennichuck as reported in published financial sources for the periods indicated.

	PSC(2)		Pennichuck(1)
	High	Low	High	Low
Fiscal Year 2002
Fourth quarter (through November 22, 2002)	$21.87	$19.30	$29.84	$27.00
Third quarter	$20.30	$16.02	$28.98	$23.50
Second quarter	$25.00	$18.49	$32.39	$25.10
First quarter	$24.61	$21.10	$27.50	$24.33
Fiscal Year 2001
Fourth quarter	$24.64	$20.80	$26.81	$19.19
Third quarter	$23.28	$18.66	$24.17	$20.85
Second quarter	$20.40	$16.60	$25.61	$19.02
First quarter	$19.39	$15.65	$21.76	$18.51
Fiscal Year 2000
Fourth quarter	$19.95	$13.56	$21.38	$17.81
Third quarter	$15.56	$12.80	$21.00	$18.00
Second quarter	$15.96	$11.60	$22.69	$16.50
First quarter	$14.08	$10.56	$24.75	$15.66

Dividend Information

        The table below lists the cash dividends paid per share of common stock of both PSC and Pennichuck for the periods indicated.

	PSC(2)	Pennichuck(1)
Fiscal Year 2002
Fourth quarter
Third quarter	$0.1325	$0.195	(3)
Second quarter	$0.1325	$0.195
First quarter	$0.1325	$0.195
Fiscal Year 2001
Fourth quarter	$0.13248	$0.195
Third quarter	$0.124	$0.188
Second quarter	$0.124	$0.188
First quarter	$0.124	$0.188
Fiscal Year 2000
Fourth quarter	$0.124	$0.188
Third quarter	$0.1152	$0.18
Second quarter	$0.1152	$0.18
First quarter	$0.1152	$0.18

(1)
All per share data for Pennichuck reflects a 4-for-3 stock split in December 2001.

(2)
All per share data for PSC reflects a 5-for-4 stock split in December 2001 and December 2000.

(3)
In order to synchronize its dividend cycle with that of PSC, Pennichuck paid its third quarter dividend on September 3, 2002 instead of August 15, 2002. Since the period between dividends was extended from the normal 90 days to 105 days, the Board of Directors voted to increase the dividend by $0.033 per share to account for the additional 15 days. Therefore, the total dividend payment on September 3 was $0.228 per share.

        As of November 15, 2002, the record number of PSC shareholders was approximately 21,433 and the record number of Pennichuck shareholders was approximately 722.

        Following the merger, PSC common stock will continue to be listed on both the New York Stock Exchange and the Philadelphia Stock Exchange, and there will be no further market for Pennichuck common stock.

Market Value of Merger Consideration

        The number of shares of PSC common stock that Pennichuck shareholders will receive in the merger for each share of Pennichuck common stock will depend on the average closing price of PSC common stock for the 20 consecutive full trading days ending the third full trading day before the closing of the merger (the "PSC Average Closing Price"). References in this proxy statement—prospectus to the PSC Average Closing Price as of a particular date mean the PSC Average Closing Price calculated as if the merger was completed on that date.

        The following table provides the PSC Average Closing Price if the merger had been completed as of April 26, 2002 and as of            , 2002 and the equivalent per share price of Pennichuck common stock giving effect to the merger on those dates. April 26, 2002 was the last business day preceding the

announcement of the merger, and                        , 2002 was the last practicable date prior to the mailing of this proxy statement—prospectus.

Market value per share	Average Closing Sales Price		Pro Forma Equivalent Per Share
April 26, 2002		$23.80		$33.01
, 2002	$		$

        The pro forma equivalent market values of Pennichuck common stock shown in the preceding table have been calculated assuming an exchange ratio of 1.387 as of April 26, 2002 and an exchange ratio of            as of                        , 2002. Those exchange ratios were determined using the PSC Average Closing Price of $23.80 as of April 26, 2002 and the PSC Average Closing Price of $            as of                        , 2002, which would have been the PSC Average Closing Price had the merger been completed as of those dates. The pro forma equivalent per share values have been calculated by multiplying the applicable exchange ratio by the closing price for PSC common stock on those dates.

        The actual equivalent market value of Pennichuck common stock in the merger will likely be different. If the actual PSC Average Closing Price as of the completion of the merger is greater than the PSC Average Closing Price as of                        , 2002, the pro forma equivalent value of the Pennichuck common stock would be greater than the pro forma equivalent value shown in the preceding table. Conversely, if the actual PSC Average Closing Price as of the completion of the merger is less than the PSC Average Closing Price as of            , 2002, the pro forma equivalent value of the Pennichuck common stock would be less than the pro forma equivalent value shown in the preceding table.

RISK FACTORS

        In considering whether to vote in favor of the proposal relating to the merger, you should consider all of the information included in this document and its annexes and appendices and all of the information included in the documents we have incorporated by reference. In particular, you should consider the following risk factors.

Risks Relating to the Merger

Because the value of the consideration to be received in the merger is subject to changes based on fluctuations in the market price of PSC common stock, we cannot tell you today or on the date of the special meeting the value you will receive for each share of Pennichuck common stock converted into PSC common stock.

        The value of the merger consideration Pennichuck shareholders will receive in the merger may be adversely affected by a decrease in the market price of PSC common stock. This is partly because the number of shares of PSC common stock to be issued to Pennichuck shareholders will be determined based upon the average daily closing sales prices of PSC common stock for the 20 consecutive full trading days, ending at the close of trading on the third full trading day before we complete the merger. Such average daily closing sales price is sometimes referred to in this proxy statement—prospectus as the "PSC Average Closing Price." In addition, the average closing sales price of PSC common stock may vary from the market price on any given day, including the date of this proxy statement—prospectus, the date of the Pennichuck special meeting and the effective time of the merger.

        If the PSC Average Closing Price is between $23.00 and $25.00, Pennichuck shareholders will receive $33.00 in value for each share of Pennichuck common stock that they own. If the PSC Average Closing Price is less than $23.00, Pennichuck shareholders will receive less than $33.00 in value, and if the PSC Average Closing Price is greater than $25.00, Pennichuck shareholders will receive greater than $33.00 in value.

        We encourage Pennichuck shareholders to obtain current market prices for PSC common stock, which is listed on the New York Stock Exchange under the symbol "PSC," as the market price may fluctuate due to various factors. However, because the value of the merger consideration to be received in the merger depends upon the closing prices of PSC stock over a period of time ending just prior to completion of the merger, Pennichuck shareholders will not know at the time they vote the value of the merger consideration that they will receive. In addition, the PSC Average Closing Price may vary from the market price on any given day, including the date of this proxy statement—prospectus, the date of the Pennichuck special meeting and the effective time of the merger. For the twelve month period ending            , 2002, the daily closing market price for PSC common stock has been between $            and $            .

Pennichuck has incurred significant expenses in connection with the merger that Pennichuck must pay even if the merger is not completed.

        Pennichuck has incurred various expenses in reviewing and evaluating strategic alternatives to the merger, in negotiating the merger agreement with PSC and in preparing this proxy statement—prospectus and other regulatory filings related to the merger. These expenses include fees that have been paid or are payable to Pennichuck's financial advisor, legal counsel and accountants aggregating approximately $3,266,000. With the exception of $1,600,000 payable to Pennichuck's financial advisor that is contingent upon the completion of the merger, Pennichuck is obligated to pay these fees even if the merger is not completed.

Some of the conditions to closing may result in a delay or prevent completion of the merger, which may adversely affect the value of both companies' securities.

        Completion of the merger is conditioned upon our receipt of certain governmental consents and approvals, including approval from the New Hampshire Public Utilities Commission. Failure to obtain these consents will prevent consummation of the merger. Even if the approvals are obtained, the effort involved may delay consummation of the merger. Governmental authorities may also impose conditions in connection with the merger that may adversely affect PSC's or Pennichuck's operations after the merger. Further, if the conditions imposed by the New Hampshire Public Utilities Commission in connection with its approval of the merger could reasonably be expected to have a material adverse effect on Pennichuck, PSC would not be required to complete the merger. Furthermore, any of these events could have a negative impact on the value of PSC or Pennichuck securities.

Pennichuck's obligation to pay a termination fee may deter competing proposals.

        Pennichuck may terminate the merger agreement if it receives and accepts an acquisition proposal from a third party which is superior to the proposed merger, but Pennichuck must then pay PSC a termination fee of $2.5 million. The obligation to pay the termination fee may deter third parties from making competing bids for Pennichuck.

Risks Related to Pennichuck's Business

One or more municipalities may seek to acquire Pennichuck's operating assets through an eminent domain proceeding, whether or not the merger is completed.

        On November 26, the Board of Aldermen of the City of Nashua adopted a formal resolution to hold a City-wide referendum on January 14, 2003 to approve an eminent domain proceeding or other acquisition of all or a portion of Pennichuck's water works system serving the residents of Nashua and others. Nashua residents provide approximately 88% of the revenue generated by Pennichuck Water Works, Inc. and 68% of the revenue generated by Pennichuck's utility subsidiaries as a whole. Separately, several other communities whose residents are served by one or more of Pennichuck's subsidiaries have expressed preliminary interest in forming a regional water authority for the purposes of acquiring and operating a substantial portion of Pennichuck's operating assets. In the November 26 resolution, the Nashua Board of Aldermen also expressed support in principle for the formation of a regional water authority.

        Any acquisition of Pennichuck assets by eminent domain would be highly uncertain and likely involve protracted proceedings before the New Hampshire Public Utilities Commission, especially if Pennichuck objects to the acquisition. Given the highly integrated nature of Pennichuck's system and the significant interests of other communities in Pennichuck's service area, the Commission would have to address a number of unprecedented issues related to Pennichuck's assets and operations outside the City of Nashua. These issues would almost certainly have a significant impact on the amount of compensation that Nashua would be required to pay to Pennichuck and whether the City's acquisition of Pennichuck assets by eminent domain is in the public interest at all. Therefore, as of the special meeting, there could be no assurance that any municipality or regional water authority would in fact acquire Pennichuck's assets and, if so, what the price to be paid for those assets would be.

        Under existing law, Nashua, for example, would be able to acquire assets of Pennichuck Water Works through an eminent domain proceeding, whether or not Pennichuck completes the merger with PSC, only if, among other things,

  •
  the proposed acquisition is approved by a majority of Nashua residents voting on the referendum (which vote is expected to occur on January 14, 2003);
  •
  the New Hampshire Public Utilities Commission determines (1) that the acquisition of Pennichuck's assets by the City is in the public interest, (2) the amount that Nashua must pay

    Pennichuck to compensate it for the taking and (3) whether or not assets and operations outside the City must also be taken;

  •
  the final terms of the acquisition are ratified by a vote of two-thirds of Nashua Board of Alderman; and
  •
  the City is able to issue bonds or find some other source of financing to fund the purchase.

        The potential for a regional water authority to acquire Pennichuck assets is likely subject to several additional significant conditions:

  •
  legislation must be enacted in New Hampshire creating such an authority and giving it the power both to acquire Pennichuck's assets by eminent domain and to issue bonds to fund the acquisition of those assets;
  •
  there must be an agreement among the municipalities participating in the regional water authority regarding the control of the authority; and
  •
  a municipality's participation in the regional water authority must be approved first by its town council or other governing body and then, in some cases, by a vote of a majority of the town's voters.

        As of the date of this proxy statement—prospectus, aside from the November 26 resolution of the Nashua Board of Aldermen, the only formal action taken by any town to participate in a regional water authority were votes of the Town Councils of Bedford and Londonderry, New Hampshire to enter into a joint agreement with other municipalities to establish a regional water district in anticipation of acquiring the assets or the stock of Pennichuck.

        The success of either the City of Nashua and/or a regional water authority in proceeding with an eminent domain taking of Pennichuck's assets prior to the closing of the merger could have a material adverse effect on Pennichuck's ability to complete the merger with PSC. If the merger with PSC is not completed, there can be no assurances that the City of Nashua and/or a regional water authority would ultimately be successful in acquiring some or all Pennichuck's assets. Moreover, were the City and/or a regional water authority successful, there can be no assurance that the value received by Pennichuck shareholders as a result of the acquisition would be equal to or greater than the value that would be received by Pennichuck shareholders in the proposed merger.

Risks Related to PSC's Business

PSC's business requires significant capital expenditures and the rates PSC charges its customers are subject to regulation. If PSC is unable to obtain government approval of its requests for rate increases, or if approved rate increases are untimely or inadequate to cover its investments, PSC's profitability may suffer.

        The water utility business is capital intensive. On an annual basis, PSC spends significant sums for additions to or replacement of property, plant and equipment. PSC's ability to maintain and meet its financial objectives is dependent upon the rates PSC charges its customers. These rates are subject to approval by the public utility commissions of the states in which PSC operates. PSC files rate increase requests, from time to time, to recover its investments in utility plant and expenses. Once a rate increase petition is filed with a public utility commission, the ensuing administrative and hearing process may be lengthy and costly. The timing of PSC's rate increase requests are therefore partially dependent upon the estimated cost of the administrative process in relation to the investments and expenses that PSC hopes to recover through the rate increase to the extent approved. PSC can provide no assurances that any future rate increase request will be approved by the appropriate state public utility commission; and, if approved, PSC cannot guarantee that these rate increases will be granted in a timely or sufficient manner to cover the investments and expenses for which it initially sought the rate increase.

PSC's operating costs could be significantly increased in order to comply with new or stricter regulatory standards imposed by federal and state environmental agencies.

        PSC's water and wastewater services are governed by various federal and state environmental protection and health and safety laws and regulations, including the federal Safe Drinking Water Act, the Clean Water Act and similar state laws, and state and federal regulations issued under these laws by the United States Environmental Protection Agency and state environmental regulatory agencies. These laws and regulations establish, among other things, criteria and standards for drinking water and for discharges into the waters of the United States and states. Pursuant to these laws, PSC is required to obtain various environmental permits from environmental regulatory agencies for its operations. PSC cannot assure you that it has been or will be at all times in total compliance with these laws, regulations and permits. If PSC violates or fails to comply with these laws, regulations or permits, PSC could be fined or otherwise sanctioned by regulators. Environmental laws are complex and change frequently. These laws, and the enforcement thereof, have tended to become more stringent over time. While PSC has budgeted for future capital and operating expenditures to maintain compliance with them and its permits, it is possible that new or stricter standards could be imposed that will raise PSC's operating costs. Although these costs may be recovered in the form of higher rates, there can be no assurance that the various state public utility commissions that govern PSC's business would approve rate increases to enable PSC to recover such costs. In summary, PSC cannot assure you that its costs of complying with, or discharging liability under, current and future environmental and health and safety laws will not adversely affect its business, results of operations or financial condition.

PSC's business is subject to seasonal fluctuations, which could affect demand for its water service and its revenues.

        Demand for its water during the warmer months is generally greater than during cooler months due primarily to additional requirements for water in connection with cooling systems, swimming pools, irrigation systems and other outside water use. Throughout the year, and particularly during typically warmer months, demand will vary with temperature and rainfall levels. In the event that temperatures during the typically warmer months are cooler than expected, or if there is more rainfall than expected, the demand for PSC's water may decrease and adversely affect its revenues.

Drought conditions may impact PSC's ability to serve its current and future customers, and may impact PSC's customers' use of its water, which may adversely affect PSC's financial condition and results of operations.

        PSC depends on an adequate water supply to meet the present and future demands of its customers. Drought conditions could interfere with PSC's sources of water supply and could adversely affect PSC's ability to supply water in sufficient quantities to its existing and future customers. An interruption in PSC's water supply could have a material adverse effect on its financial condition and results of operations. Moreover, governmental restrictions on water usage during drought conditions may result in a decreased demand for PSC's water, even if PSC's water reserves are sufficient to serve its customers during these drought conditions, which may adversely affect PSC's revenues and earnings.

An important element of PSC's growth strategy is the acquisition of water and wastewater systems. Any future acquisitions PSC decides to undertake may involve risks.

        An important element of PSC's growth strategy is the acquisition and integration of water and wastewater systems in order to broaden its current, and move into new, service areas. PSC will not be able to acquire other businesses if it cannot identify suitable acquisition opportunities or reach mutually agreeable terms with acquisition candidates. Further, PSC may be required to integrate any businesses it acquires with its existing operations. The negotiation of potential acquisitions as well as the integration of acquired businesses could require PSC to incur significant costs and cause diversion of its management's time and resources. Future acquisitions by PSC could result in:

  •
  dilutive issuances of PSC equity securities;
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  incurrence of debt and contingent liabilities;
  •
  fluctuations in quarterly results; and
  •
  other acquisition-related expenses.

        Some or all of these items could have a material adverse effect on PSC's business and PSC's ability to finance its business. The businesses PSC acquires in the future may not achieve sales and profitability that justify PSC's investment and any difficulties it encounters in the integration process could interfere with PSC's operations and reduce its operating margins. In addition, as consolidation becomes more prevalent in the water and wastewater industries, the prices for suitable acquisition candidates may increase to unacceptable levels and limit PSC's ability to grow through acquisitions.

Contamination to PSC's water supply may result in disruption in its services and litigation which could adversely affect PSC's business, operating results and financial condition.

        PSC's water supplies are subject to contamination, including contamination from the development of naturally-occurring compounds and chemicals in groundwater systems, and pollution resulting from man-made sources. In the event that PSC's water supply is contaminated, PSC may have to interrupt the use of that water supply until it is able to substitute the flow of water from an uncontaminated water source. In addition, PSC may incur significant costs in order to treat the contaminated source through expansion of it's current treatment facilities, or development of new treatment methods. If PSC is unable to substitute water supply from an uncontaminated water source, or to adequately treat the contaminated water source in a cost-effective manner, there may be an adverse effect on it's revenues, operating results and financial condition. The costs PSC incurs to decontaminate a water source or an underground water system could be significant and could adversely affect its business, operating results and financial condition.

        In addition to the potential pollution of PSC's water supply as described above, in the wake of the September 11, 2001 terrorist attacks and the ensuing threats to the nation's health and security, PSC has taken steps to increase security measures at its facilities and heighten employee awareness of threats to its water supply. PSC has also tightened its security measures regarding the delivery and handling of certain chemicals used in its business. PSC has and will continue to bear increased costs for security precautions to protect its facilities, operations and supplies. These costs may be significant. PSC is currently not aware of any specific threats to its facilities, operations or supplies; however, it is possible that PSC would not be in a position to control the outcome of terrorist events should they occur.

        PSC could also be held liable for consequences arising out of human exposure to hazardous substances in its water supplies or other environmental damage. For example, private plaintiffs have the right to bring personal injury or other toxic tort claims arising from the presence of hazardous substances in PSC's drinking water supplies. PSC's insurance policies may not be sufficient to cover the costs of these claims.

PSC depends significantly on the services of the members of its senior management team, and the departure of any of those persons could cause its operating results to suffer.

        PSC's success depends significantly on the continued individual and collective contributions of its senior management team. The loss of the services of any member of PSC's senior management or the inability to hire and retain experienced management personnel could harm its operating results.

PENNICHUCK SPECIAL MEETING

        This proxy statement—prospectus is being furnished to you in connection with the solicitation of proxies by the Pennichuck board of directors for use at the Pennichuck special meeting. At the Pennichuck special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement under which shares of PSC common stock will be exchanged for all of the outstanding shares of Pennichuck common stock, all as summarized in this proxy statement—prospectus and as more fully described in the merger agreement.

Date, Time and Place

        The special meeting of Pennichuck shareholders will be held on January    , 2003 at the Nashua Marriott, 2200 Southwood Drive, New Hampshire at             , local time.

        Pennichuck may adjourn or postpone the special meeting to another date and/or place for proper purposes.

Record Date and Voting Rights

        The Pennichuck board has fixed November 27, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Pennichuck special meeting. Only the holders of Pennichuck common stock on the record date are entitled to vote at the special meeting. As of the record date, there were            shares of Pennichuck common stock outstanding held by approximately    holders of record. Each holder of record of shares of Pennichuck common stock on the record date is entitled to cast one vote per share, in person or by proxy, at the Pennichuck special meeting.

        As of            , 2002, Pennichuck directors and executive officers had the right to vote 180,654 shares of Pennichuck common stock, or approximately 7.3% of the shares of Pennichuck common stock outstanding on that date. See "Beneficial Shareholders of Pennichuck" on page    .

Shareholder Vote Required

        Under New Hampshire law, the approval of the merger agreement requires the affirmative vote of the majority of the outstanding shares of Pennichuck common stock. Abstentions will have the same effect as a vote against the proposal.

        Votes that are broker non-votes will have the same effect as a vote against the proposal. Broker non-votes occur when brokers or nominees holding stock in "street name" indicate on proxies that they have not received specific instructions from the beneficial owners of such shares on how to vote the shares on a particular matter.

Quorum and Proxies

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Pennichuck common stock entitled to vote is necessary to constitute a quorum at the Pennichuck special meeting. Under New Hampshire law, not less than a quorum of shareholders as of the record date must be present, in person or by proxy, to conduct business at the special meeting. Shareholders at the meeting in person or voting by proxy or abstaining from voting by proxy on any issue will be counted as present for purposes of constituting a quorum. Abstentions will have the same effect as votes against the proposal.

        All shares which are entitled to vote and are represented at the Pennichuck special meeting by properly executed proxies received before or at the Pennichuck special meeting, and not revoked, will be voted at the Pennichuck special meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted for approval of the merger agreement.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked or superseded by any of the following actions:

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  filing a written notice of revocation bearing a later date than the proxy with the Secretary of Pennichuck (John T. Pendleton) at or before the vote at the Pennichuck special meeting;

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  duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Pennichuck (John T. Pendleton) before the vote at the Pennichuck special meeting;

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  if your shares are held by a broker, following the directions received from your broker as to how to change your voting instructions; or

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  if your shares are held by you directly and not through a broker or other nominee, attending the Pennichuck special meeting and voting in person.

        Pennichuck shareholders should note, however, that merely attending the special meeting in person without providing notice of revocation or casting a subsequent vote will not alone constitute a revocation of a proxy.

        The obligations of Pennichuck and PSC to consummate the merger are subject to, among other things, the condition that Pennichuck's shareholders approve the merger agreement at the special meeting. See "The Merger Agreement—Conditions to Completion of the Merger" on page    .

        You should not forward any certificate representing shares of Pennichuck common stock with your proxy. If the merger is consummated, certificates should be delivered in accordance with instructions set forth in a letter of transmittal which will be sent to you promptly after the effective time of the merger.

        Shareholders who require assistance in changing or revoking a proxy should contact MacKenzie Partners, Inc. at 156 5th Avenue, New York, NY 10010, (212) 929-5500.

        Pennichuck will pay all expenses of this solicitation, including the cost of mailing this proxy statement—prospectus to Pennichuck shareholders. Brokers, custodians and fiduciaries in whose name common stock is held will be requested to forward proxy soliciting material to the beneficial owners of such stock, and Pennichuck will reimburse them for this service. Directors, officers and employees of Pennichuck may also solicit proxies in person or by telephone, telegram, facsimile transmission or other means of communication. Pennichuck will not pay these individuals for their solicitation activity but will reimburse them for their reasonable out-of-pocket expenses. Pennichuck has also retained the services of MacKenzie Partners, Inc. as proxy solicitor to aid in the solicitation of proxies at an estimated cost of $18,000.

Recommendation of Pennichuck Board

        The Pennichuck board has approved the merger agreement and recommends that you vote FOR the proposal to approve the merger agreement because it believes that the merger with PSC is in the best interest of the shareholders. See "Merger Transaction—Interests of Certain Persons in the Merger; Differing Interests" on page 47 for a discussion of interests of Pennichuck's directors and executive officers in the merger that may be different from your own.

Dissenters' Rights

        If the merger is completed, holders of Pennichuck common stock who previously elected to dissent from the approval of the merger agreement may be entitled to have their shares appraised and purchased in accordance with New Hampshire law.

        In order for a Pennichuck shareholder to exercise dissenters' rights, a written notice of that shareholder's intention to exercise his or her or its dissenters' rights must be given by that shareholder and received by Pennichuck before the vote is taken at the special meeting to approve the merger agreement, and that shareholder must vote against the approval of the merger agreement or abstain from voting, and otherwise fully and completely comply with those procedures required by New Hampshire law, as more fully described in "The Merger—Dissenters' Rights" on page 50. Failure to send written notice and to follow the other procedures required by New Hampshire law will constitute a waiver of the shareholder's dissenters' rights. See Appendix B to this proxy statement—prospectus for a copy of the applicable sections of New Hampshire law relating to dissenters' rights and the procedures that must be followed to perfect dissenters' rights.

THE MERGER

        We believe that this summary together with the sections of this proxy statement—prospectus under the caption "The Merger Agreement" describe all material terms of the merger and the merger agreement. We recommend, however, that you read carefully the complete text of the merger agreement and other information that may be important to you. The merger agreement is attached to this proxy statement—prospectus as Appendix A and is incorporated by reference into this proxy statement—prospectus.

General

        The merger agreement provides, on the terms and subject to the conditions set forth therein:

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  For the merger of Raleigh Acquisition Corporation with and into Pennichuck, with Pennichuck surviving the merger as a wholly-owned subsidiary of PSC.

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  That each share of Pennichuck common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive shares of PSC common stock, except that shares owned by PSC or any of its subsidiaries or by Pennichuck or any of its subsidiaries will be canceled, and shares held by shareholders, if any, who properly exercise their dissenters' rights under New Hampshire law will be entitled to the rights detailed under "The Merger—Dissenters' Rights" on page 50.

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  The effective time of the merger will be at the time the articles of merger are filed with the Secretary of State of the State of New Hampshire (or at a later time as specified in the articles of merger), which is expected to occur after the last of the conditions precedent to the merger set forth in the merger agreement has been satisfied or waived. See "The Merger Agreement—Conditions to Completion of the Merger" on page 62.

        The number of shares of PSC common stock to be received by Pennichuck's shareholders shall be equal to the exchange ratio multiplied by the number of shares of Pennichuck common stock owned by the shareholders. The exchange ratio will be determined as follows:

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  if the PSC Average Closing Price is not less than $23.00 but not greater than $25.00, the exchange ratio will be equal to the quotient, rounded to the nearest thousandth, of $33.00 divided by the PSC Average Closing Price;

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  if the PSC Average Closing Price is less than $23.00, the exchange ratio will be 1.435; or

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  if the PSC Average Closing Price is greater than $25.00, the exchange ratio will be 1.320.

        The following chart illustrates the relationship between the PSC Average Closing Price and the exchange ratio.

Value Given to Holders of Pennichuck Common Stock
at Various PSC Average Closing Prices

        The PSC Average Closing Price would have been $            if the merger had been completed as of                        , 2002, the last practicable date prior to the mailing of this proxy statement—prospectus, which would have resulted in an exchange ratio of            . From April 29, 2002, the date on which Pennichuck and PSC announced the merger agreement, to                        , 2002, the PSC Average Closing Price has ranged between $            and $            . We encourage Pennichuck shareholders to obtain current market prices for PSC common stock. See "Market Price and Dividend Information" on page 15.

        Pennichuck shareholders should bear in mind, however, that at the time they vote on the merger they will not know the value of the merger consideration that they will receive in the merger. The final exchange ratio and therefore the number of shares of PSC common stock that a Pennichuck shareholder will receive in the merger in exchange for each Pennichuck share will depend upon the PSC Average Closing Price just prior to completion of the merger. In addition, the value of the merger consideration as of the effective date of the merger will be equal to that final exchange ratio multiplied by the market price for PSC common stock on that date, which may be different than the PSC Average Closing Price.

Background of the Merger

        Establishment and Role of Strategic Planning Committee.    The Pennichuck board's decision in April 2002 to approve the merger agreement marked the culmination of a process that the board formally initiated in October 2001, when it voted unanimously to establish a Strategic Planning Committee, composed of Robert Keller, the Committee's Chairman, Charles Clough and Dr. John Kreick, each of whom is a non-employee director. The Committee's purpose was to coordinate a comprehensive evaluation of the principal strategic alternatives available to Pennichuck. The Pennichuck board's decision to establish the Committee to assess Pennichuck's long-term strategy was influenced primarily by

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  the ongoing reduction in the amount of low cost land owned by Pennichuck that is suitable for real estate development,

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  Pennichuck's relatively limited expansion of its non-regulated sources of income, including contracts to operate municipal water systems (also known as contract operations),

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  the increased pace of consolidation in the water company industry, including their pending acquisition by Aquarion, the United States subsidiary of Kelda Group plc, of substantially all of the New England business of the American Water Works Company, including its operations in New Hampshire and Massachusetts, that was announced on August 30, 2001,

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  the relatively high valuation of water company stocks at that time, and

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  the intention of Pennichuck's President and Chief Executive Officer, Maurice Arel, to retire, as he had recently disclosed to the Pennichuck board.

        The Committee members received presentations from SG Barr Devlin and four other firms in connection with its selection of a financial advisor that would be suitable to assist the Pennichuck board. In November 2001, the Company retained SG Barr Devlin as Pennichuck's financial advisor. A unit of the international banking organization Société Generale, SG Barr Devlin specializes in investment banking engagements for regulated utility companies.

        Preliminary Review of Strategic Alternatives and Pennichuck's Valuation.    On December 12, 2001 the Committee, Pennichuck's other non-employee directors and Mr. Arel met with SG Barr Devlin to discuss SG Barr Devlin's analysis of and recommendations regarding the three principal strategic choices available to Pennichuck, namely—

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  continuing to pursue management's business plan, as presented in a ten-year financial plan recently prepared by Pennichuck management, which plan did not contemplate a change in control of Pennichuck (the "Stand-alone Strategy"),

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  seeking to complete significant acquisitions to diversify Pennichuck's geographic base and achieve greater financial and operating scale, and

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  soliciting proposals to be acquired by another water company.

        SG Barr Devlin also reviewed with the Pennichuck directors SG Barr Devlin's methodology for its estimate of the range of valuations of Pennichuck that could reasonably be expected under the Stand-alone Strategy (which would not include a change of control premium) and an estimate of a range of values that could reasonably be expected in an acquisition by another water company, as summarized below and described in more detail elsewhere in this proxy statement—prospectus. See "The Merger—Opinion of Pennichuck's Financial Advisor" on page 40. SG Barr Devlin separately valued Pennichuck's water utility and contract operations segments, which are its core businesses, and its real estate development ventures. In explaining this bifurcated approach, SG Barr Devlin advised the Pennichuck directors that it was unlikely that a strategic acquirer would be willing to value Pennichuck's real estate development as highly as its ongoing water business and observed that Pennichuck derived a much higher percentage of its earnings from real estate development activities compared to other water companies.

        Stand-alone Strategy.    In its presentation to the directors, SG Barr Devlin noted that Pennichuck's net income growth during the past several years had benefited significantly from the net income produced by its real estate development ventures. During that time, however, Pennichuck developed much of its inventory of low cost land suitable for real estate development. SG Barr Devlin observed that, as a result of the reduction in the amount of its low cost real estate and based upon management's projections, during the next several years, Pennichuck should expect to experience a decline in the rate of its earnings growth, primarily attributable to a significant reduction in the growth of income produced by its real estate development ventures.

        SG Barr Devlin also observed that management's projections showed a significant increase in net income through 2005 from contract operations. The Committee members and SG Barr Devlin, however, questioned Pennichuck's ability to meet those projections based in part upon its relatively limited track record in winning and performing contract operations. SG Barr Devlin also noted that Pennichuck, like other water companies, would need to make relatively large capital expenditures during the next several years in order to comply with additional requirements under the Safe Drinking Water Act that would soon be applicable to Pennichuck. SG Barr Devlin also expressed its view that Pennichuck's ability to make such capital expenditures may be constrained by its limited debt capacity.

        Strategy for Growth Through Acquisitions.    SG Barr Devlin advised the Pennichuck directors that Pennichuck's ability to grow through acquisitions would be adversely affected by:

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  the limited availability of target companies of appropriate size and price;

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  the fact that most acquisition candidates are geographically remote from Pennichuck's New Hampshire base;

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  the relatively illiquid trading market for Pennichuck common stock would make a stock-for-stock acquisition unattractive to potential targets; and

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  the fact that the full use of Pennichuck's debt capacity to support its existing operations would restrict its ability to do any sizable cash transactions.

        Strategy for a Combination with a Larger, Strategic Buyer.    SG Barr Devlin concluded that the most advantageous strategic alternative for Pennichuck shareholders would likely be an acquisition of Pennichuck by a larger water company based in the United States or Europe. SG Barr Devlin reviewed with the Pennichuck directors the universe of potential acquirers and the range of values that the Pennichuck board could reasonably expect Pennichuck shareholders to receive in such an acquisition based upon the methodology summarized above and described in more detail under "The Merger—Opinion of Pennichuck's Financial Advisor" on page 40.

        SG Barr Devlin also discussed with the Pennichuck directors the implications of the recently announced acquisitions of several large United States-based water companies, including the pending acquisitions of Utilities, Inc. by Nuon, based in the Netherlands, and the American Water Works Company by RWE Aktiengesellschaft, headquartered in Germany. SG Barr Devlin stated that RWE's acquisition of American Water Works (the largest United States-based water company) could reasonably be expected to prompt other European water companies to accelerate plans for acquisitions in the United States. SG Barr Devlin also advised the Pennichuck directors that if the pace of consolidation in the water industry continued, Pennichuck's strategic value could be expected to diminish in the future both because the number of potential strategic acquirers would decline and because Pennichuck's operations would not be large enough to have a meaningful impact on many of the remaining acquirers.

        The Committee members unanimously concurred with SG Barr Devlin's assessment of the strategic alternatives available to Pennichuck and recommended that the Pennichuck board authorize the exploration of whether or not, and on what terms, one or more larger water companies would be interested in acquiring Pennichuck.

        Pennichuck Board's Decision to Solicit Confidential Indications of Interest from Potential Acquirers.    The Pennichuck board met on December 14, 2001 to consider the SG Barr Devlin analyses and the Committee's recommendation. The Pennichuck board considered a variety of factors, including the recent market price of Pennichuck common stock, the assumptions in the SG Barr Devlin presentation, and the manner in which SG Barr Devlin would obtain indications of interest from potential acquirers. The Pennichuck board also considered comments raised by some directors questioning SG Barr Devlin's assertion that Pennichuck's ability to make significant capital expenditures may be constrained by its limited debt capacity. The Committee members in particular noted that SG Barr Devlin's assessment of the challenges that Pennichuck would confront under the Stand-alone Strategy was consistent with the issues that the Committee members and other directors had previously discussed. The Committee members stressed the importance of the Pennichuck board obtaining actual indications of interest from likely acquirers in order for the board to make an informed judgment about the strategic direction Pennichuck should pursue. By a vote of five to four, with Joseph Bellavance, Charles Clough, Robert Keller, John Kreick and Hannah McCarthy in favor, and Maurice Arel, Stephen Densberger, Martha O'Neill and Charles Staab opposed, the Pennichuck board authorized SG Barr Devlin to determine through confidential discussions the range of values that the most likely potential acquirers would be willing to pay to acquire Pennichuck.

        Solicitation of Preliminary Indications of Interest and Final Offers.    In January 2002, the Committee directed SG Barr Devlin to solicit indications of interest confidentially from seven of the ten most likely acquirers that SG Barr Devlin had identified and discussed with the Committee and other board members. Five of those parties, including PSC, expressed an interest in considering the acquisition of Pennichuck, entered into confidentiality agreements with Pennichuck, and received a confidential offering memorandum which SG Barr Devlin had prepared with the assistance of Pennichuck management and which included Pennichuck's confidential ten-year financial projections. On February 22, 2002, PSC and three other potential acquirers submitted written, non-binding preliminary indications of their interest in acquiring Pennichuck.

        Each preliminary indication described the structure of the proposed transaction and the preliminary range of values that the prospective acquirer might expect to pay to Pennichuck shareholders. Three of the potential acquirers proposed to acquire Pennichuck for cash. PSC proposed to acquire Pennichuck in exchange for PSC stock. Three of the preliminary indications, including the one that PSC submitted, valued Pennichuck within a range that was substantially consistent with the estimated acquisition valuation range that SG Barr Devlin described at its December 2001 presentation. The fourth preliminary indication, submitted by a United States subsidiary of a foreign company, indicated a value for Pennichuck that was substantially greater than any other proposal and the estimated acquisition valuation range, but was contingent, however, on approval by the bidder's foreign parent company.

        On February 25, 2002, the Committee met with SG Barr Devlin and legal counsel to review the four preliminary indications. Also present at that meeting were Pennichuck's other directors. The Pennichuck directors compared the valuation range in each preliminary indication with both the valuation ranges in the other preliminary indications and SG Barr Devlin's estimated acquisition valuation range for Pennichuck. The Pennichuck directors also considered the relative advantages and disadvantages of an acquisition of Pennichuck for a fixed, all cash price compared to an acquisition of Pennichuck in exchange for the acquirer's stock that would qualify as a tax-free reorganization for federal income tax purposes. The Pennichuck directors also considered the potential for the valuation of Pennichuck in a stock-for-stock acquisition to fluctuate prior to the closing based upon the changes in the market value of the acquirer's stock.

        The Committee authorized each of the four bidders to continue with the process by attending formal presentations by Pennichuck management, conducting an in-depth, off-site due diligence review of Pennichuck's business and financial condition, and submitting final offers. In March 2002, PSC and two other bidders separately attended a management presentation, participated in a site tour of Pennichuck's facilities, and began their due diligence review. The bidder that had submitted the preliminary indication with the greatest valuation of Pennichuck informed SG Barr Devlin that, after consultation with its parent company, it had decided to withdraw its indication of interest and not continue with the process prior to engaging in any further review of Pennichuck.

        Consideration of Formal Offers.    Pennichuck received formal offers from three bidders on April 15, 2002. PSC proposed to acquire Pennichuck in exchange for PSC stock in a transaction in which each Pennichuck share would be converted into 1.381 shares of PSC stock. The other two bidders proposed to acquire Pennichuck solely for cash. The PSC proposal valued Pennichuck at approximately $33 per share based upon the market price of PSC stock on April 15, 2002. One of the all cash proposals valued Pennichuck at $29.70 per share. Pennichuck's valuation in the other all cash proposal was less than the bidder's preliminary indications of interest and was substantially less than both of the other offers and SG Barr Devlin's estimated acquisition valuation range. PSC's proposal stated that it was willing to permit Pennichuck to designate an individual to become a PSC director upon the completion of the acquisition. PSC also submitted an alternative offer to acquire all Pennichuck's assets other than its real estate development ventures in exchange for a lower fixed exchange ratio of 1.213 shares of PSC stock for each Pennichuck share. That ratio had a value of approximately $29 per share based on the market price of PSC stock on April 15, 2002.

        At the Pennichuck board meeting on April 17, 2002, SG Barr Devlin and legal counsel made detailed presentations regarding the three acquisition proposals and related matters. SG Barr Devlin's presentation included a review of mechanisms—commonly known as "collars"—sometimes used in acquisitions in which the shareholders of the company to be acquired are to receive stock of the acquiring company, noting that a collar is intended to provide a greater degree of certainty as to the value of the acquiring company's stock that the shareholders of the acquired company will receive as of the closing of the acquisition. At the request of the Pennichuck board, SG Barr Devlin also expressed a view as to why the third offer was so much lower than the other two, noting, among other things, that the bidder was unwilling to value Pennichuck's real estate development ventures as highly as the other bidders. The Pennichuck directors also considered the alternate offer submitted by PSC, but it was the consensus of the Pennichuck directors that the complexity and uncertainty inherent in that alternative made it clearly less favorable to the Pennichuck shareholders than each of the other strategic choices available to the Pennichuck board.

        Following SG Barr Devlin's presentation, legal counsel reviewed the material non-economic terms of the PSC offer and the leading cash offer, comparing each against the other and against the form of merger agreement that Pennichuck had provided to the bidders in connection with the bidding process. In particular, counsel summarized the circumstances under which the Pennichuck board would be permitted to consider a competing proposal to acquire Pennichuck and the events that would result in Pennichuck being obligated to pay a termination fee under the merger agreement. See "The Merger Agreement—Termination of the Merger Agreement" on page .

        Also on April 17, the non-employee Pennichuck directors and Mr. Arel discussed the advisability of implementing a set of retention bonus arrangements that would provide a financial incentive for Pennichuck's executive officers to remain Pennichuck employees at least until the closing of the acquisition. The Compensation Committee subsequently instructed SG Barr Devlin to propose to the bidders a retention bonus arrangement for Pennichuck's executive officers, substantially consistent with the final retention bonus parameters described in "The Merger—Interests of Certain Persons in the Merger" on page 47.

        Improved Offers from Two Leading Bidders.    At the conclusion of the April 17 board meeting, the Pennichuck board instructed SG Barr Devlin to

  •
  encourage PSC and the leading cash bidder to increase the value that each was offering to pay for each share of Pennichuck common stock,

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  encourage PSC to propose a collar that would lessen the exposure that Pennichuck shareholders would have to a decrease in the market price of PSC stock, and

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  request that each bidder indicate whether it was willing to permit Pennichuck to commit to make a lump sum retention bonus substantially similar to the terms considered by the Compensation Committee.

        The Pennichuck board also directed SG Barr Devlin and legal counsel to inform each bidder of the non-economic terms of its proposal that would materially detract from the Pennichuck board's further consideration of the bidder's offer.

        PSC and the leading cash bidder communicated revised offers to SG Barr Devlin on April 19, 2002. The cash bidder increased its offer to $30.00. PSC's proposal—a fixed exchange ratio of 1.381 shares of PSC stock for each Pennichuck share—did not change. Each bidder also indicated that it would be amenable to Pennichuck committing to pay a retention bonus to each of its executive officers equal to up to 50 percent of their present annual salary and indicated its willingness to withdraw or modify in a manner acceptable to Pennichuck all or substantially all of the non-economic terms of their proposals to which Pennichuck had objected.

        Evaluation of PSC's Business, Financial Condition and Stock Market Valuation.    Following receipt of the revised proposals from PSC and the other bidder, the Committee instructed SG Barr Devlin and legal counsel to conduct a due diligence review of PSC's business and financial condition, so that the Pennichuck board could make an informed decision as to whether the PSC proposal was superior to the leading cash proposal or the Stand-alone Strategy. On April 23, 2002, SG Barr Devlin, Maurice Arel and Charles Staab, Pennichuck's Chief Financial Officer, met with several PSC executive officers, who provided a detailed presentation about PSC's business, including its internal financial projections. In the following days, PSC also provided additional information requested by Pennichuck's counsel.

        Messrs. Keller and Clough from the Committee and Messrs. Arel, Bellavance, Densberger and Staab and Ms. O'Neill met later on April 23 with SG Barr Devlin and counsel to receive a presentation regarding the revised offers and a preliminary report on their due diligence review of PSC. SG Barr Devlin summarized the material terms of each revised bid, including the fact that, although PSC had chosen not to include a collar arrangement as part of its revised offer, PSC management had indicated that PSC might ultimately be willing to accept a relatively narrow collar.

        Messrs. Arel and Staab and SG Barr Devlin summarized their understanding of PSC's business and financial condition and conveyed their favorable impressions of PSC's business plan. The Pennichuck directors then discussed at length the relatively high valuation of PSC stock compared to other publicly traded water companies, noting, among other things, PSC's track record of delivering consistently strong earnings growth, having achieved compounded annual earnings per share growth of 17.8 percent for the past ten years. SG Barr Devlin also explained that the recent trading range for PSC stock was generally consistent with other publicly traded water companies, taking into account the market's expectations regarding PSC's earnings and dividend growth. The Pennichuck board considered that PSC's current dividend rate was $0.53 per year, and therefore, assuming no change in such rate, the pro forma equivalent dividend rate for Pennichuck shareholders (equal to approximately $0.73) would be approximately 6.0 percent less than Pennichuck's current dividend rate of $0.78 per year.

        The Pennichuck directors also discussed that Vivendi Environnement and its affiliates then owned 16.8 percent of the shares of PSC stock outstanding at that time and that Vivendi Environnement then was a 63 percent owned subsidiary of Vivendi Universal SA. The Pennichuck directors considered, among other things,

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  SG Barr Devlin's understanding that Vivendi had a relatively low cost basis in PSC stock compared to PSC's market price at that time,

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  the substantial decline of Vivendi Universal's stock price in recent months (approximately 39 percent since the beginning of 2002), and

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  Vivendi Universal's March 5, 2002 announcement that it was writing off €15.2 billion of goodwill (under US generally accepted accounting principles).

        In particular, the Pennichuck board discussed whether such circumstances might lead Vivendi to sell or seek to sell all or substantially all of its interest in PSC prior to the closing of the merger and the potential impact that such action might have on the market price of PSC stock.

        The Pennichuck board also asked SG Barr Devlin to express its view on the likely effects on PSC of the announcement of a merger with Pennichuck. SG Barr Devlin advised the Pennichuck directors that PSC's announcement of an agreement to acquire Pennichuck would be unlikely to have a material adverse effect on the market price of PSC stock. SG Barr Devlin noted that it expected that the Pennichuck merger would increase PSC's earnings per share slightly and would probably be perceived by the investment community as being consistent with PSC's previously disclosed acquisition goals. SG Barr Devlin also observed that Pennichuck's New Hampshire operations would complement PSC's existing franchise in Maine and that Pennichuck's business would constitute a relatively small percentage of PSC's post-merger operations.

        The Committee members present at that meeting and SG Barr Devlin advised the other Pennichuck directors that, in the opinion of the Committee and SG Barr Devlin, each of the PSC offer and the leading cash offer appeared to be more attractive to Pennichuck's shareholders from a financial point of view than the Stand-alone Strategy, and that the PSC offer appeared to be superior to the leading cash offer, even without a collar or a termination right based upon a decline in PSC's stock price (sometimes referred to as a "walkaway right"). Nevertheless, the consensus among the Pennichuck directors who participated in that meeting was that SG Barr Devlin should endeavor to negotiate a narrow collar or, alternatively, a walkaway right with PSC.

        Consideration of Final PSC Offer.    The entire Pennichuck board met on April 25, 2002 to consider the analyses of SG Barr Devlin and the Committee's recommendation. SG Barr Devlin reported that PSC had agreed to the collar arrangement described elsewhere in this proxy statement—prospectus that would provide Pennichuck shareholders with $33.00 of value in PSC stock if the average market price of PSC stock prior to closing is not greater than $25.00 and not less that $23.00. See "The Merger—General" on page 26 for a description of the collar.

        At the request of the Pennichuck board, SG Barr Devlin presented detailed analyses of, and responded to questions regarding, the financial aspects of the proposed acquisition described in more detail in "The Merger—Opinion of Pennichuck's Financial Advisor" on page 40. SG Barr Devlin reviewed the following factors, among others:

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    the current market price of PSC stock and PSC's historical and projected financial performance, and the expectations of research analysts who follow PSC stock,

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    the valuation of Pennichuck under the PSC offer compared to SG Barr Devlin's estimated acquisition valuation range for Pennichuck,

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    the valuation offered by the leading cash bidder,

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    the possibilities that other potential strategic acquirers might have greater interest in acquiring Pennichuck in the foreseeable future, and

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    Pennichuck's relative prospects under the Stand-alone Strategy.

        In discussing Pennichuck's valuation under the final PSC offer, SG Barr Devlin reviewed its various financial assumptions, including the estimated range of the acquisition values for Pennichuck that it had provided to the Pennichuck directors in December 2001 and on April 17, 2002, based upon the valuations paid in the 12 acquisitions of United States-based water companies completed or announced since 1995. SG Barr Devlin advised the Pennichuck board that it viewed PSC's offer as valuing Pennichuck's water business, excluding its real estate development ventures, above the high end of that range of estimated acquisition values, assuming a $33.00 per share valuation based upon the closing price of PSC stock on April 24, 2002 and assigning $2.89 per share of the $33.00 to Pennichuck's real estate development ventures. The Pennichuck board also considered that the valuation of Pennichuck as a whole, including its real estate development ventures, was within the range of the valuations paid in the other water company acquisitions cited by SG Barr Devlin as a multiple of Pennichuck's estimated net income for 2002 and its book value per share as of December 31, 2001.

        SG Barr Devlin advised the Pennichuck board that PSC's offer was in its judgment superior to the leading cash offer of $30.00 per share. The Committee concurred with SG Barr Devlin's view. The Pennichuck directors also considered that if, as expected, the merger under PSC's offer qualified as a tax-free reorganization, it would give Pennichuck shareholders the opportunity to defer the taxable gain that they would recognize in a cash acquisition and the possibility of maintaining a dividend income stream that was substantially comparable to, although lower than, the current dividend income received by Pennichuck shareholders.

        In response to questions from the Pennichuck board, SG Barr Devlin advised the Pennichuck board that the three offers then under consideration were, in SG Barr Devlin's judgment, most likely the best offers available from the companies that could be expected to have the greatest strategic interest in acquiring Pennichuck. Moreover, SG Barr Devlin advised the Pennichuck board that SG Barr Devlin believed it was unlikely that either of the two potential strategic acquirers that had signed confidentiality agreements but had not conducted due diligence or submitted final offers would subsequently develop a greater interest in acquiring a New Hampshire water company such as Pennichuck. The Pennichuck board also considered the extent to which the Pennichuck acquisition would be strategically important to PSC because Pennichuck's New Hampshire operations would effectively complement PSC's Maine subsidiary and allow PSC to realize greater economies of scale in northern New England.

        SG Barr Devlin also expressed the view that PSC's final offer was a more favorable strategic alternative for Pennichuck shareholders than the Stand-alone Strategy. In particular, SG Barr Devlin questioned whether Pennichuck shareholders could achieve a price of $33.00 per share within the next five years under the Stand-alone Strategy as management was projecting, even if Pennichuck were able to achieve the level of earnings from future real estate development and contract operations contemplated in Pennichuck's internal financial projections. SG Barr Devlin also commented that during the next five years it was more likely than not that the value of Pennichuck stock under the Stand-alone Strategy would be less than the equivalent value of PSC stock that Pennichuck shareholders would receive in the merger. Its analysis of future stock price performance assumed that both Pennichuck and PSC shares trade in line with current water industry multiples, that PSC's earnings per share grow at a rate consistent with analysts' consensus estimates and that Pennichuck achieved management's projections (as adjusted by SG Barr Devlin) of future earnings per share performance. SG Barr Devlin also noted that the merger under the PSC offer would provide Pennichuck shareholders with substantially greater liquidity for their investment than they currently had. SG Barr Devlin also observed that the merger under the PSC proposal would provide Pennichuck shareholders with a more geographically diverse source of earnings and reduce their exposure to earnings from real estate development, which all of the bidders valued less highly than Pennichuck's water businesses.

        At the conclusion of its presentation, SG Barr Devlin advised the Pennichuck board that, subject to the finalization of the merger agreement and the completion of its internal review procedures, SG Barr Devlin was prepared to deliver its written opinion that the consideration to be received by Pennichuck shareholders under the PSC offer was fair to those shareholders from a financial point of view. See "The Merger—Opinion of Pennichuck's Financial Adviser" on page 40.

        Following the SG Barr Devlin presentation, the Committee members and each of the other directors expressed their views about the relative merits of the PSC offer, the leading cash offer, and the Stand-alone Strategy. The Committee unanimously recommended that Pennichuck seek to enter into a definitive merger agreement on the terms of the revised PSC offer, including the $23.00 to $25.00 collar described at the meeting, and each of the Committee members summarized the basis for his conclusion. It was the consensus of the Committee that the final PSC offer was unequivocally better for the Pennichuck shareholders than either the $30.00 cash offer or the Stand-alone Strategy.

        Messrs. Staab, Densberger and Bellavance and Ms. O'Neill offered a competing point of view, advocating that Pennichuck pursue the Stand-alone Strategy instead of either the final PSC offer or the $30.00 per share cash offer.

        Mr. Staab noted in his presentation that:

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    Pennichuck stock had provided a greater return to investors than PSC stock during the five-year period ended December 31, 2001 (a compounded annual return of 32.4% versus 22.5%, respectively, assuming in each case the reinvestment of dividends);

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    he expressed confidence that Pennichuck would achieve significant growth in its contract operations business, and he expected that such growth would cause Pennichuck's compounded annual growth in earnings per share (exclusive of the expected decline in the growth of the real estate business) to exceed the earnings per share growth contained in PSC's projections by approximately 11 percent; and

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    if PSC's stock price as a multiple of earnings were to decline to its average price/earnings multiple for the past five years of 20.7x (which also approximated the average price/earnings multiple for the water industry at that time), the value to Pennichuck shareholders would be approximately 13 percent less than the $33.00 value per share offered within the collar of PSC's proposal.

        Mr. Densberger noted in his presentation that:

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    Pennichuck shareholders would experience a decline in the equivalent dividend per share (ranging from 2.6 percent to 10.3 percent, depending on the exchange ratio);

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    Pennichuck shareholders would experience substantial dilution to book value per share (of approximately 17.6% percent from a book value of $12.81 per share at Pennichuck at December 31, 2001 to a pro forma equivalent PSC book value of $10.57, assuming an exchange ratio of 1.375 at the midpoint of the collar range);

    •
    he felt PSC's relatively high price/earnings multiple would expose Pennichuck shareholders to greater market risk if PSC were unable to meet its growth targets; and

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    he believed Pennichuck's pursuit of the Stand-alone Strategy was more likely to produce greater value for Pennichuck shareholders than any stock-for-stock acquisition of Pennichuck at a value of less than $36.00 per share.

        Mr. Bellavance and Ms. O'Neill similarly expressed their belief that the long-term value of Pennichuck stock under the Stand-alone Strategy would be greater than the value that Pennichuck shareholders would receive in the merger proposed by PSC. Mr. Bellavance and Ms. O'Neill specifically concurred with many of the reservations expressed by Messrs. Staab and Densberger, including the current valuation of PSC stock relative to its book value and historical and projected earnings, and the decline in the equivalent amount of dividends per share that Pennichuck shareholders would receive. Mr. Bellavance and Ms. O'Neill also expressed the following views:

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    the value of PSC's offer was inadequate because it would not provide Pennichuck shareholders with a sufficient premium over the recent market price of Pennichuck stock (as illustrated by the fact that PSC's offer—valued at $33.00 per share on April 24, 2002—was only 16 percent in excess of Pennichuck's highest recent stock price ($28.53 on April 15, 2002), compared with premiums of (A) 19 percent, which was the lowest premium to market price on the day prior to the announcement of the water company acquisitions that SG Barr Devlin cited in its presentations, and (B) 31 percent, which was the statistical mean of such premiums excluding the high and low end of the range);

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    the preliminary indication of interest that placed the highest valuation on Pennichuck but was withdrawn shortly following its submission was, in their judgment, more consistent with the valuations paid in other recent water company acquisitions and they believed was an indication that Pennichuck shareholders could receive a greater value in the future;

    •
    the projected premium to be paid by PSC relative to Pennichuck's recent trading price could decline and potentially be eliminated if the market price of PSC's stock were lower as of the closing; and

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    PSC stock was then trading at a price/earnings ratio that was the highest in the industry and was at its 52-week high, indicating, in their opinion, the relatively high probability that the market price of PSC stock would be volatile and could be expected to be lower as of the closing.

Mr. Bellavance also voiced his general preference for acquisitions in which the shareholders of the acquired company received a fixed cash price per share, noting his prior experience with stock-for-stock acquisitions and his perception that the stock market would continue to be relatively volatile.

        In discussing the concerns voiced by Ms. O'Neill and Messrs. Bellavance, Staab and Densberger, one or more of the other Pennichuck directors expressed the following views, among others:

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    Pennichuck's very limited, recent experience in providing contract operations did not provide a sufficient basis to support the conclusion that revenue and net income from contract operations would increase to the extent provided in management's financial projections;

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    even if the market price of PSC stock were to decline to the extent that Mr. Staab's analysis indicated was possible, the value of PSC stock delivered per share of Pennichuck stock would still exceed by approximately 11 percent the market price of Pennichuck stock on April 24, 2002;

    •
    given the relatively illiquid market for Pennichuck stock, especially compared to the market for PSC stock, the Pennichuck directors could not expect that all or substantially all of Pennichuck shareholders could actually realize a higher value per share under the Stand-alone Strategy than that which would be provided through the proposed acquisition by PSC, even if Pennichuck's earnings per share were to increase at a faster rate than those of PSC;

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    PSC had a quality management team with a demonstrated record of consistently strong growth in revenue and net income, a commitment to substantial capital expenditures, and a positive reputation for customer service;

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    PSC would provide an attractive opportunity for Pennichuck employees to continue their careers within the water industry; and

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    PSC's offer (valued at $33.00 per share based on the closing price of PSC stock on April 24, 2002) represented a 28 percent premium over the most recent market price for Pennichuck stock ($25.77 on April 24, 2002).

        It also was the consensus of those other Pennichuck directors that it was inappropriate to place particular emphasis on the premium of the PSC offer relative to the highest recent market price for Pennichuck stock as compared to the comparable premiums in the other water company acquisitions cited by SG Barr Devlin. Among other things, those directors contended that a comparison to Pennichuck's recent trading range was less relevant because of the substantial increase in Pennichuck stock since the third quarter of 2001, as was reinforced by SG Barr Devlin presentations to the directors showing that the appreciation of Pennichuck's market price during that period had significantly exceeded the appreciation of an index of small publicly traded water companies. Those other Pennichuck directors also noted that a comparison to the premiums over market price from the other water company acquisitions was outweighed by the existence of two competing offers for Pennichuck, which were the only other offers that resulted from SG Barr Devlin's solicitation of the most likely potential acquirers and each of which that placed a lower value on Pennichuck than PSC's offer.

        Pennichuck Board's Approval of PSC's Offer.    Upon the conclusion of that discussion at the April 25 board meeting, by a vote of five to four, with Maurice Arel, Charles Clough, Robert Keller, John Kreick and Hannah McCarthy in favor and Joseph Bellavance, Stephen Densberger, Martha O'Neill and Charles Staab opposed, the Pennichuck board voted to adopt the Committee's recommendation that Pennichuck seek to enter into a definitive merger agreement with PSC on the terms of the revised PSC offer, including the $23.00 to $25.00 collar.

        Following that vote, legal counsel presented a detailed analysis of, and responded to questions from the Pennichuck directors regarding, the terms of the merger agreement and outlined the expected timetable to negotiate a definitive agreement with PSC. Thereafter, the Pennichuck board authorized Mr. Arel to enter into a definitive merger agreement with PSC, provided that Pennichuck had previously received SG Barr Devlin's written fairness opinion. The Pennichuck board also instructed Mr. Arel, in consultation with the Compensation Committee, to seek to increase the aggregate amount of, and number of employees covered by, the retention bonus arrangement so that the arrangement could also provide a financial incentive for several non-executive officers to remain with Pennichuck through the closing of the merger.

        Final Negotiations and Announcement of Merger Agreement.    On April 26, 2002, Mr. Arel, SG Barr Devlin and Pennichuck's legal counsel updated the Pennichuck board regarding the negotiations with PSC. The advisers informed the Pennichuck board that they did not expect any material change to the form of merger agreement that the board considered the previous day. Mr. Arel also reported that PSC had indicated a willingness to consider increasing the aggregate amount of, and number of employees covered by, the retention bonus arrangement consistent with the terms that Mr. Arel had previously discussed with Mr. Clough, the Chairman of the Compensation Committee.

        SG Barr Devlin and Pennichuck's legal counsel also provided a further update on their due diligence review of PSC, including their assessment of additional information that PSC provided subsequent to the April 25 board meeting regarding its relationship with Vivendi Environnement. SG Barr Devlin and counsel informed the board that Vivendi Environnement had communicated to PSC that Vivendi was then actively evaluating how it might monetize its investment in PSC. The Pennichuck board discussed various actions Vivendi Environnement might reasonably take to achieve that objective and considered the potential impact that one or more such actions could be expected to have on the market price of PSC stock. (See "PSC—Status of Selling Shareholder Vivendi Environnement" on page 75 for a description of the disposition of the common stock owned by Vivendi Environnement.)

        The Pennichuck board also voted unanimously that the definitive merger agreement should provide for the appointment of Mr. Arel to the board of directors of PSC effective as of the completion of the merger.

        On April 28, 2002, Pennichuck and PSC concluded negotiation of the definitive merger agreement without any material changes to the merger agreement from the version previously approved by the Pennichuck board, and SG Barr Devlin delivered its written fairness opinion to the Pennichuck board. Pennichuck and PSC entered into and announced the merger agreement on April 29, 2002 before the opening of trading in Pennichuck and PSC stock.

Recommendation of the Pennichuck Board

        The Pennichuck board recommends that the Pennichuck shareholders vote for approval of the merger agreement as it believes that the merger with PSC is in the best interest of its shareholders.

Pennichuck's Reasons for the Merger

        In reaching its conclusions and recommendation that you vote for the approval of the merger agreement, the Pennichuck board considered a number of factors, including without limitation, the following material factors:

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    the value to be received by the shareholders of Pennichuck in the merger with PSC, which a majority of the Pennichuck board viewed as greater than the shareholder value that could reasonably be expected to be generated from the other strategic options available to Pennichuck, including pursuing the Stand-alone Strategy;

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    the risks and uncertainties associated with the merger with PSC, the Stand-alone Strategy and Pennichuck's other strategic alternatives;

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    the current and prospective environment in which Pennichuck operates and the trend toward consolidation in the water industry;

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    the relatively high valuation of water company stocks and the valuation of the PSC offer as compared to other offers submitted to Pennichuck and other comparable water company transactions;

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    the acquisition of Pennichuck in exchange for PSC common stock is intended as a tax-free reorganization for federal income tax purposes;

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    the intention of Pennichuck's President and Chief Executive Officer, Maurice L. Arel, to retire;

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    the extensive arms-length negotiations between Pennichuck and PSC that resulted in the financial and other terms and conditions of the merger and the merger agreement; and

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    the historical market prices and trading activity of Pennichuck common stock and the potential for Pennichuck shareholders to receive a premium over the closing price of Pennichuck common stock on April 26, 2002, the last trading day prior to the public announcement of the merger, with the Pennichuck board recognizing that, if on the date the merger is consummated, the PSC Average Closing Price is the same as it was on April 26, 2002, Pennichuck shareholders will receive

      •
      a premium of approximately 22.2% over the closing price of Pennichuck common stock on April 26, 2002, and

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      a premium of approximately 26.4% over the average closing price of Pennichuck common stock for the three months during which such securities traded prior to April 26, 2002;

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    the uncertainty, at the time Pennichuck entered into the merger agreement, surrounding the indication by Vivendi Environnement of its desire to monetize its investment in approximately 17% of the outstanding PSC common stock;

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    the fact that the per share dividend income payable by PSC to Pennichuck's shareholders following the merger, although lower, would be substantially comparable with Pennichuck's current per share dividend income stream;

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    the favorable impressions the Pennichuck board had regarding PSC's management, business plan and operational track record;

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    the greater geographic diversity of PSC's customer base as compared to that of Pennichuck;

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    the advice of SG Barr Devlin, subsequently confirmed in its April 28, 2002 written opinion to the Pennichuck board to the effect that, as of that date and based upon and subject to the matters described in such opinion, the exchange ratio specified in the merger agreement was fair, from a financial point of view, to the Pennichuck shareholders (other than PSC and its affiliates);

    The full text of SG Barr Devlin's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by SG Barr Devlin, is attached as Appendix C and is incorporated by reference in this proxy statement—prospectus. In addition, the opinion is discussed in more detail below under the caption "The Merger—Opinion of Pennichuck's Financial Advisor" on page 40. Pennichuck shareholders are urged to read the opinion of SG Barr Devlin carefully in its entirety.

    •
    the Pennichuck board's belief that there are only customary conditions to the obligations of PSC to consummate the merger pursuant to the terms of the merger agreement;

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    the Pennichuck board's belief that the terms of the merger agreement, which prohibit Pennichuck and its officers, directors, employees or representatives from soliciting, initiating or encouraging any acquisition proposal or participating in any discussion regarding any acquisition proposal and requires the payment of a $2,500,000 termination fee in the event the board decides to accept an acquisition proposal, should not unduly discourage other third parties from making bona fide proposals subsequent to signing the merger agreement with PSC and otherwise gives the board the flexibility needed to comply with its fiduciary duties under New Hampshire law.

        The discussion of the information and factors considered by the Pennichuck board is not intended to be exhaustive. The Pennichuck board did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

        There can be no assurance that the strategic goals of the merger will be achieved by PSC. The past performance of PSC common stock is not necessarily indicative of future performance. See "Risk Factors" on page 18 and "Market Price and Dividend Information" on page 15.

Opinion of Pennichuck's Financial Advisor

        Pursuant to an engagement letter dated November 9, 2001, Pennichuck retained SG Barr Devlin to act as a financial advisor with respect to Pennichuck's general financial strategy and planning in connection with maximizing the value of Pennichuck. On April 28, 2002, SG Barr Devlin rendered an opinion to the Pennichuck board as to the fairness, from a financial point of view, to the holders of Pennichuck common stock of the exchange ratio specified in the merger agreement.

        On April 28, 2002, SG Barr Devlin delivered its opinion to the Pennichuck board to the effect that and subject to the various assumptions set forth therein, as of April 28, 2002, the exchange ratio specified in the merger agreement is fair, from a financial point of view, to the shareholders of Pennichuck. The full text of the written opinion of SG Barr Devlin, dated April 28, 2002, is attached as Appendix C and is incorporated by reference into this proxy statement—prospectus. Holders of Pennichuck common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by SG Barr Devlin. The summary of the written opinion of SG Barr Devlin set forth herein is qualified in its entirety by reference to the full text of such opinion. SG Barr Devlin's analyses and opinion were prepared for and addressed to the Pennichuck board and are directed only to the fairness as of the date of the opinion, from a financial point of view, of the exchange ratio specified in the merger agreement, and do not constitute an opinion as to the merits of the transaction or a recommendation to any shareholder as to how to vote on the proposed merger.

        In arriving at its opinion, SG Barr Devlin reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

  •
  a draft of the Agreement and Plan of Merger as of April 28, 2002;

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  certain publicly available financial and other information for Pennichuck, and certain other relevant financial and operating data furnished to SG Barr Devlin by Pennichuck management;

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  certain publicly available financial and other information for PSC, and certain other relevant financial and operating data furnished to SG Barr Devlin by PSC management;

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  certain internal financial analyses, financial forecasts, reports and other information concerning Pennichuck (the "Pennichuck Forecasts") and PSC (the "PSC Forecasts"), prepared by the managements of Pennichuck and PSC, respectively, and the amounts and timing of the cost savings and related expenses expected to result from the merger furnished by the managements of Pennichuck and PSC (the "Expected Synergies");

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  First Call, IBES and certain other consensus estimates (the "Consensus Estimates") and financial projections in Wall Street analyst reports ("Wall Street Projections") for PSC;

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  discussions SG Barr Devlin had with certain members of the management of each of Pennichuck and PSC concerning the historical and current business operations, financial conditions and prospects of Pennichuck and PSC, the Expected Synergies and such other matters SG Barr Devlin deemed relevant;

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  certain operating results, the reported price and trading histories of the shares of the common stock of Pennichuck and PSC as compared to operating results, the reported price and trading histories of certain publicly traded companies SG Barr Devlin deemed relevant;

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  certain financial terms of the merger as compared to the financial terms of certain selected business combinations SG Barr Devlin deemed relevant;

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  based on the Pennichuck Forecasts, the PSC Forecasts and Wall Street Projections, the cash flows that each of Pennichuck and PSC expected to generate on a stand-alone basis to determine the present value of the discounted cash flows;

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  certain pro forma financial effects of the merger on an accretion/dilution basis; and

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  such other information, financial studies, analyses and investigations and such other factors that SG Barr Devlin deemed relevant for the purposes of its opinion.

        In conducting its review and arriving at its opinion, SG Barr Devlin, with Pennichuck's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Pennichuck and PSC or which was publicly available. SG Barr Devlin did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. In addition, SG Barr Devlin did not conduct any physical inspection of the properties or facilities of Pennichuck or PSC. SG Barr Devlin further relied upon the assurance of management of Pennichuck that they were unaware of any fact that would make the information provided to SG Barr Devlin incomplete or misleading in any respect. SG Barr Devlin, with Pennichuck's consent, assumed that the Pennichuck Forecasts and Expected Synergies provided to SG Barr Devlin were reasonably prepared by the management of Pennichuck, and reflected the best available estimates and good faith judgments of such management as to the future performance of Pennichuck and the Expected Synergies. Management of Pennichuck confirmed to SG Barr Devlin, and SG Barr Devlin assumed, with Pennichuck's consent, that the Pennichuck Forecasts, PSC Forecasts, Expected Synergies, the Consensus Estimates and Wall Street Projections utilized in SG Barr Devlin's analyses with respect to Pennichuck and PSC provided a reasonable basis for its opinion.

        SG Barr Devlin did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Pennichuck or PSC, nor was SG Barr Devlin furnished with any such materials. With respect to all legal matters relating to Pennichuck and PSC, SG Barr Devlin relied on the advice of legal counsel to Pennichuck. SG Barr Devlin expresses no opinion with respect to any such legal matters. SG Barr Devlin's services to Pennichuck in connection with the transaction included rendering an opinion from a financial point of view of the exchange ratio received in the transaction. SG Barr Devlin's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Barr Devlin on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Barr Devlin does not have any obligation to update, revise or reaffirm its opinion and SG Barr Devlin expressly disclaims any responsibility to do so.

        In rendering its opinion, SG Barr Devlin assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the transaction would be satisfied without waiver thereof. SG Barr Devlin also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction.

        SG Barr Devlin's opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the proposed transaction. SG Barr Devlin's opinion does not imply any conclusion as to the likely trading range for PSC common stock following consummation of the merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Barr Devlin's opinion is limited to the fairness, from a financial point of view, of the exchange ratio received in the merger. SG Barr Devlin expresses no opinion as to the underlying business reasons that may support the decision of the Pennichuck board to approve, or Pennichuck's decision to consummate, the transaction.

        The following is a summary of the principal financial analyses performed by SG Barr Devlin to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Barr Devlin performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Pennichuck and PSC various assumptions on which such analyses were based and other factors, including the historical and projected financial results of Pennichuck and PSC. No limitations were imposed by the Pennichuck board with respect to the investigations made or procedures followed by SG Barr Devlin in rendering its opinion.

        Bifurcated Valuation of Pennichuck's Water Business and Consolidated Operations: Relevance of the "Water Only" Multiples.    Throughout its analyses of Pennichuck, SG Barr Devlin viewed the company as having two distinct business lines with differing valuations:

  1)
  Pennichuck's water business, consisting of its three regulated water utilities (Pennichuck Water Works, Inc., Pennichuck East Utility, Inc. and Pittsfield Aqueduct Company, Inc.), its water services business (Pennichuck Water Service Corporation) and corporate functions; and

  2)
  its real estate development business that is conducted through various joint ventures in which Pennichuck's subsidiary, The Southwood Corporation, is an investor.

Although a significant portion of Pennichuck's historical and projected earnings are derived from its real estate business, Pennichuck's primary focus and the vast majority of its assets are water related. SG Barr Devlin valued the real estate portion of Pennichuck's business on a discounted cash flow basis (in which the projected future cash flows reflect liquidation of substantially all of the real estate portfolio by the end of the projection period) resulting in a value of approximately $6.5 million to $8 million. In its analysis of multiples paid, SG Barr Devlin allocated $7 million of value to Pennichuck's real estate business and examined resulting implied multiples of Pennichuck's water business ("Water Only" multiples).

        Analysis of Selected Transactions.    SG Barr Devlin reviewed the financial terms, to the extent publicly available, of 12 transactions (the "Water Industry Transactions") involving the acquisition of companies in the U.S. regulated water industry, which were announced or completed since December 19, 1996. These transactions were (listed as target/acquirer):

  •
  IWC Resources Corporation/NIPSCO Industries, Inc.

  •
  Consumers Water Company/PSC

  •
  Aquarion Company/Yorkshire Water plc

  •
  United Water Resources Inc./Suez Lyonnaise des Eaux SA

  •
  Citizens Water Resources/American Water Works Company, Inc.

  •
  SJW Corp./American Water Works Company Inc.

  •
  E*Town Corporation/Thames Water plc

  •
  Sierra Pacific Resources Water Business/Truckee Meadows Water Authority

  •
  Utilities, Inc./Nuon

  •
  IWC Resources (Indianapolis Water Company)/City of Indianapolis

  •
  American Water Works Company, Inc.—New England Assets/Kelda Group plc

  •
  American Water Works Company, Inc./RWE ag

        SG Barr Devlin reviewed the value paid for common stock plus total debt less cash and equivalents ("Aggregate Value") in the Water Industry Transactions as a multiple of reported latest twelve month ("LTM") earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") and earnings before interest expense and income taxes ("EBIT"). It also examined the multiples of value paid for common stock in the Water Industry Transactions to book value and to consensus current year and forward year earnings estimates as specified by FirstCall, IBES and other services.

        The following table presents, for the periods indicated, the multiples implied by the ratio of Aggregate Value to LTM EBIT and LTM EBITDA, and the ratio of equity value to book value and current year and forward year earnings estimates. The multiples implied for Pennichuck in the table are based on a transaction value of $33.00 per Pennichuck share implied by the exchange ratio and the closing price of PSC stock on April 26, 2002, the last full trading day prior to the date of SG Barr Devlin's opinion. In the following table, the "Water Only" multiples exclude Pennichuck's real estate business (valued at $2.89 per share) and the "Consolidated" multiples include the real estate business. See "—Bifurcated Valuation of Pennichuck's Water Business and Consolidated Operations: Relevance of the "Water Only' Multiples" in this section on page 42.

									Multiple Implied by Exchange Ratio Received in the Merger for Pennichuck
	Multiples Paid in Water Industry Transactions
									Water Only
	Low		Median		Mean		High				Consolidated
Aggregate Value as a multiple of:
LTM EBIT	13.3	x	15.5	x	16.2	x	19.6	x	17.5	x	11.9	x
LTM EBITDA	9.6		11.4		11.9		13.9		11.9		8.8
Equity Value as a multiple of:
Book Value	2.4	x	2.7	x	2.7	x	2.9	x	2.9	x	2.6	x
Current Year Est. Earnings	20.9		26.0		25.2		28.5		26.1		22.1
Forward Year Est. Earnings	18.1		25.4		23.6		25.9		24.2		22.5

        SG Barr Devlin also applied representative multiple ranges derived from the Water Industry Transactions to the corresponding Pennichuck statistic for its water business and then added $2.89 per share for the real estate operations, resulting in implied values for Pennichuck common stock of $27.87 to $32.08.

        Although the Water Industry Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Pennichuck or PSC. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Pennichuck to which they are being compared.

        Analysis of Selected Publicly Traded Companies.    To provide contextual data and comparative market information, SG Barr Devlin compared selected historical operating and financial data and ratios for Pennichuck to the corresponding financial data and ratios of certain other companies whose securities are publicly traded and which SG Barr Devlin believes have operating, market valuation and trading valuations similar in one or more ways to those of Pennichuck. These companies were:

  •
  American Water Works Company, Inc., which was analyzed on a 30-day unaffected basis to the September 17, 2001 announcement of its acquisition by RWE ag (LTM data as of September 30, 2001)

  •
  PSC

  •
  California Water Service Group

  •
  American States Water Co.

  •
  SJW Corp.

  •
  Connecticut Water Service, Inc.

  •
  Middlesex Water Company

  •
  Southwest Water Company

  •
  The York Water Company

  •
  Artesian Resources Corporation

        The data and ratios included the Aggregate Value of the selected companies as multiples of LTM EBITDA and LTM EBIT, and the market capitalization of common stock of the selected companies as a multiple of the book value of common shareholders' equity. SG Barr Devlin also examined the ratios of the current share prices of the selected companies to the LTM earnings per share ("EPS"), estimated 2002 calendar year EPS and estimated 2003 calendar year EPS (in each case, as available from consensus earnings estimates by FirstCall, IBES and other services) for the selected companies.

        The following table presents, for the periods indicated, the multiples implied by the ratio of Aggregate Value to LTM EBIT and LTM EBITDA, and the ratio of equity value to Pennichuck Forecasts for 2002 and 2003 calendar years earnings. The implied ratios in the table are based on a transaction value of $33.00 per Pennichuck share, which reflects the Exchange Ratio and the closing price of PSC stock on April 26, 2002. Again, in the following table, the "Water Only" multiples exclude Pennichuck's real estate business (valued at $2.89 per share) and the "Consolidated" multiples include the real estate business. See "—Bifurcated Valuation of Pennichuck's Water Business and Consolidated Operations: Relevance of the "Water Only' Multiples" in this section on page 42.

									Multiple Implied by Exchange Ratio Received in the Merger for Pennichuck
	Selected Company Multiples
									Water Only
	Low		Median		Mean		High				Consolidated
Aggregate Value as a multiple of:
LTM EBIT	10.4	x	15.6	x	15.1	x	19.2	x	17.5	x	11.9	x
LTM EBITDA	8.0		11.5		11.3		14.3		11.9		8.8
Equity Value as a multiple of:
Book Value	1.7	x	2.3	x	2.5	x	3.4	x	2.9	x	2.6	x
Current Year Est. Earnings	17.4		24.1		22.3		26.2		26.1		22.1
Forward Year Est. Earnings	16.6		20.0		20.4		24.6		24.2		22.5

        SG Barr Devlin also applied representative trading multiple ranges to the corresponding Pennichuck statistic for its water business and then added $2.89 per share for the real estate operations, resulting in implied values for Pennichuck common stock of $24.03 to $28.23 per share without giving effect to a change of control premium.

        SG Barr Devlin also applied a change of control premium to the implied values in the above analysis. Applying an estimated 25% to 30% premium to the above-implied values, respectively, produces implied values for Pennichuck common stock of $31.24 to $35.29 per share, as compared to the equity value of $33.00 per share implied by the exchange ratio and the closing price of PSC common stock on April 26, 2002.

        Although the selected companies were used for comparison purposes, none of those companies is directly comparable to Pennichuck. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or that of Pennichuck.

        Historical Stock Trading Analysis.    SG Barr Devlin analyzed the closing prices of Pennichuck common stock over various periods ending April 26, 2002. The table below illustrates the stock prices for those periods and the premium implied by the offer price of $33.00 per Pennichuck share (as implied by the exchange ratio and the closing price of PSC common stock on April 26, 2002) to the historical stock price.

	Pennichuck Stock Price	Premium/(Discount) Implied by Exchange Ratio
Latest Twelve Months Average	$23.81	39%
Latest Six Months Average	$25.06	32%
Latest Three Months Average	$26.07	27%
Latest One Month Average	$26.61	24%
One Month Prior Price	$25.00	32%
High (Latest Twelve Months)	$28.53	16%
Low (Latest Twelve Months)	$19.50	69%
Current (as of 4/26/02)	$27.00	22%

        SG Barr Devlin also reviewed the performance of the per share market prices of Pennichuck common stock and compared such per share market price movements to movements in an index created to analyze the historical performance of selected water utilities (the "Water Index") to provide perspective on the current and historical stock price performance of Pennichuck relative to the Water Index. The Water Index included all the selected companies identified above, except for American Water Works due to the recent announcement of its plan to be acquired by RWE ag and the corresponding effect of such announcement on its price.

        Discounted Cash Flow Analysis.    SG Barr Devlin estimated a range of values for Pennichuck common stock (before adding the estimated real estate value of $7.0 million) based upon the discounted present value of the projected Water Only after-tax unleveraged cash flows of Pennichuck described in the forecasts prepared by Pennichuck management and adjusted by SG Barr Devlin as discussed with management, for the fiscal years ending December 31, 2002 through December 31, 2006, and of the estimated terminal value of Pennichuck at December 31, 2002, based upon a multiple of forward-year (fiscal year ended December 31, 2007) earnings. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with Pennichuck management. In performing this analysis, SG Barr Devlin utilized discount rates ranging from 7.50% to 8.50%, which were selected based on the estimated industry weighted-average cost of capital. SG Barr Devlin utilized terminal multiples of forward-year earnings ranging from 18.0 times to 21.0 times. These multiples represent the general range of multiples of forward-year earnings for the selected companies identified above. In performing this analysis, SG Barr Devlin made certain reductions (as discussed with management) in order to make more conservative the high level of growth forecasted for Pennichuck Water Service Corporation in years 2004 through 2007 and to reduce management's projected earnings and cash flows resulting from the assumed results of a rate case applicable to Pennichuck Water Works in 2006.

        Utilizing this methodology, the per share equity value of Pennichuck (before adding the real estate value) ranged from:

  •
  $21.86 to $25.21 per share, based on the financial forecasts.

        When adding the real estate value of $2.89 per share ($7 million total) to these per share values of Pennichuck's water businesses, the per share equity value of Pennichuck on a consolidated basis ranged from:

  •
  $24.76 to $28.10 per share, based on the financial forecasts.

        This implied value range for Pennichuck common stock does not give effect to a change of control premium, as compared to the equity value of $33.00 per share implied by the exchange ratio and the closing price of PSC common stock on April 26, 2002.

        In order to put the value of Pennichuck implied by the discounted cash flow analysis in the context of the proposed transaction, SG Barr Devlin performed a discounted cash flow valuation of the Estimated Synergies expected to arise out of the transaction. SG Barr Devlin assumed that $1.0 million of pre-tax annual synergies ($0.6 million after-tax) could be achieved for a 10-year period. Utilizing a standard 6.0% discount rate, the value of these synergies was $4.4 million, or $1.82 per share. Adding this value to the per share equity value range of Pennichuck implied by SG Barr Devlin's discounted cash flow analysis as stated above implies a per share value range of $26.58 to $29.92.

        Pro Forma Analysis.    SG Barr Devlin analyzed the potential effect of the proposed transaction on the projected combined income statement of operations of Pennichuck and PSC for the calendar years ending December 31, 2003 through 2006. This analysis was based upon (1) the projected financial forecasts of Pennichuck as presented by management and the Consensus Estimates for PSC; and (2) 2,391,439 shares and 85,395 vested stock options of Pennichuck outstanding and 68,486,101 shares of PSC common stock outstanding. SG Barr Devlin's pro forma earnings analysis took into account the effect of a possible $1 million of pre-tax annual Estimated Synergies.

        In addition, SG Barr Devlin performed a pro forma dividend analysis under various scenarios. Given Pennichuck's current annualized dividend per share of $0.78 and PSC's then current annualized dividend of $0.53, and assuming both companies were to grow their dividends at 5% per year, Pennichuck shareholders would experience a reduction in annual dividends of $0.05 or 6.6% in the year ending December 31, 2003 and $0.06 or 6.6% in the years ending December 31, 2004 through 2006, based on the exchange ratio and the closing price of PSC common stock on April 26, 2002.

        The summary set forth above does not purport to be a complete description of all the analyses performed by SG Barr Devlin. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Barr Devlin did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Barr Devlin believes, and has so advised the Pennichuck board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Barr Devlin made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Pennichuck and PSC. These analyses performed by SG Barr Devlin are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Pennichuck, PSC, SG Barr Devlin or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Barr Devlin, and its opinion, were among several factors taken into consideration by the Pennichuck board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

        SG Barr Devlin was selected as Pennichuck's financial advisor because SG Barr Devlin and principals of SG Barr Devlin have significant experience in the investment banking and utility industries and because, as part of its investment banking business, SG Barr Devlin is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. SG Barr Devlin is providing financial services for Pennichuck for which it will receive customary fees. In addition, in the ordinary course of its business, SG Barr Devlin and its affiliates may trade the equity securities of Pennichuck and PSC for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Barr Devlin and its affiliates in the ordinary course of business may have from time to time provided, and/or in the future may provide, commercial and investment banking services to Pennichuck and PSC, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services.

        Pursuant to an engagement letter, SG Barr Devlin has received retainer fee payments totaling $50,000, a fairness opinion fee of $150,000 that was due upon delivery of the fairness opinion and a financial advisory progress payment of approximately $890,000 (including expenses). In addition, if the merger is consummated, SG Barr Devlin will receive a transaction fee which, together with the amount of expenses to be reimbursed and the total payments previously made to SG Barr Devlin, may not exceed $2,600,000. Based on the exchange ratio and the closing price of PSC common stock on April 26, 2002, the total transaction fee would be $2,600,000. Subject to the limit set forth above, Pennichuck has agreed to reimburse SG Barr Devlin for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Barr Devlin against certain liabilities, including liabilities under the federal securities laws. The terms of the engagement letter with SG Barr Devlin (and the fee arrangements contained therein), which are customary in transactions of this nature, were negotiated at arm's length between Pennichuck and SG Barr Devlin. The Pennichuck board was aware of the terms of the engagement letter, including the fact that a significant portion of the fee payable to SG Barr Devlin is contingent upon the completion of the transaction.

Interests of Certain Persons in the Merger; Differing Interests

        When considering the recommendation of the Pennichuck board that Pennichuck shareholders vote in favor of the merger agreement, Pennichuck shareholders should be aware of the following agreements and other arrangements that provide Pennichuck executive officers and directors with interests in the merger that may be different from, or in addition to, the interests of Pennichuck shareholders as a whole. The Pennichuck board was aware of these interests as they existed on April 25, 2002, and considered them, among other factors, in approving the merger agreement and the merger.

        Change of Control Agreement.    Pennichuck has change of control agreements with each of Stephen J. Densberger, Executive Vice President; Charles J. Staab, Vice President, Treasurer and Chief Financial Officer; Bonalyn J. Hartley, Vice President, Administration; and Donald L. Ware, Vice President, Engineering. Generally, each such agreement provides for a continuously renewing three-year term and for the payment of the respective executive's then-current base salary and a continuation of health and life insurance benefits for a twelve-month period upon the occurrence of both (a) a change of control and (b) termination of employment or substantial reduction or alteration in the executive's responsibility, authority or compensation for reasons other than good cause. The agreements also grant these officers indemnification rights. Shareholder approval of the merger agreement will constitute a change of control for purposes of these agreements.

        Employment Agreement and Additional Arrangements with Maurice L. Arel.    Pennichuck has entered into an employment agreement with Maurice L. Arel, Pennichuck's President and Chief Executive Officer, which contains a change of control provision. In the event that Pennichuck terminates Mr. Arel's employment other than for cause or within six months of an event constituting a change of control, he will be entitled to a severance payment equal to two times his then current salary and fringe benefits. Although shareholder approval of the merger agreement will constitute a change of control for purposes of Mr. Arel's employment agreement, Mr. Arel intends to retire as President and Chief Executive Officer on the earlier of closing of the merger or June 30, 2003. If he retires, Mr. Arel will not receive any severance or change of control payment under his employment contract because his employment will not have been terminated by Pennichuck.

        It is a condition to the closing of the merger that Mr. Arel, or another person mutually agreed upon by PSC and the Pennichuck board, be named as a director of PSC upon completion of the merger. Directors of PSC currently receive an annual retainer fee of $12,000, plus an annual grant of 875 shares of PSC common stock. PSC directors also receive a fee of $1,000 for attendance at each meeting of the board, including committee meetings.

        Retention Bonuses.    Pennichuck is considering payment of retention bonuses to each of Messrs. Arel, Densberger, Staab and Ware and to Ms. Hartley prior to closing but after the satisfaction of all the closing conditions. Each bonus will be in the sole discretion of the Compensation Committee and may be up to six months of such officer's base salary. As of the date of this proxy statement—prospectus, the Compensation Committee has not yet determined the amount, if any, of the retention bonus for any of those officers. The aggregate amount of all bonuses paid is not to exceed $350,000. The maximum amount of retention bonuses that the executive officers may receive is $111,250 for Mr. Arel, $62,546 for Mr. Densberger, $57,600 for Mr. Staab, $53,450 for Mr. Ware, and $53,450 for Ms. Hartley.

        Holders of Stock Options.    The executive officers of Pennichuck have outstanding options to purchase an aggregate of 69,094 shares of Pennichuck common stock, which have a weighted average exercise price of $21.956. All of the options are vested and are fully exercisable. These options will convert into options to acquire the same number of shares of PSC common stock as each optionholder would have been entitled to receive had the optionholder exercised such option immediately prior to the merger, as more fully described in "Treatment of Pennichuck Stock Options" on page 56.

        Indemnification and Insurance.    Under the merger agreement, PSC has agreed that, for a period of six years following the closing of the merger, the surviving corporation will indemnify and hold harmless each present and former director, officer and employee eligible for indemnification by Pennichuck and its subsidiaries or affiliates for any acts and omissions occurring prior to or at the completion of the merger, to the same extent authorized and permitted under the articles of incorporation and by-laws of Pennichuck or its applicable subsidiary in effect on the date of the merger agreement. See "The Merger Agreement—Certain Covenants" on page 59.

        PSC has also agreed, under the merger agreement, that it will provide liability insurance to those directors and officers currently covered by Pennichuck's liability insurance policy for a period of six years after the closing. The terms of such policy will be comparable to those of the Pennichuck policy in effect on the date of the merger agreement, provided that PSC will not be required to expend more than 250% of the amount paid by Pennichuck for such coverage under the policy in effect as of the date of the merger agreement.

Employees of Pennichuck After the Merger

        By virtue of the merger, the employees of Pennichuck immediately prior to the merger will remain employees of Pennichuck after the merger. However, Pennichuck will be a wholly-owned subsidiary of PSC after the merger.

        PSC has agreed for a period of at least two years to (i) maintain each Pennichuck employee plan, (ii) to arrange for Pennichuck employees to participate in the plans of PSC or its subsidiaries on the same basis that those plans are made available to employees of PSC or its subsidiaries, or (iii) establish and maintain a combination of other benefit plans and Pennichuck employee plans that, taken together, provide Pennichuck employees with benefits of substantially equal value to those they had prior to the merger. If PSC chooses either to arrange for Pennichuck employees to participate in PSC's plans or to establish or maintain a combination of other benefit plans and Pennichuck plans, then Pennichuck employees are to be given full credit for all service to Pennichuck prior to the merger for all purposes for which service was recognized under the Pennichuck employee plans including, but not limited to, eligibility to participate, vesting and, to the extent required by law, the amount of benefits. As permitted by PSC's third party insurance company or service providers and not prohibited by law, PSC will also cause all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any of these other benefit plans to be waived.

        Pennichuck's non-supervisory employees engaged in the water distribution and supply departments are represented by the United Steelworkers of America, AFL-CIO-CLC. Pennichuck Water Works, Inc., a wholly-owned subsidiary of Pennichuck, and the United Steelworkers recently negotiated a five-year collective bargaining agreement effective as of February 16, 2002. It is expected that the collective bargaining agreement will continue in full force and effect following the merger. The benefits given to the employees covered by the collective bargaining agreement will continue in accordance with the collective bargaining agreement unless the parties agree otherwise.

Utilities Regulation

        Pennichuck's public utility subsidiaries, Pennichuck Water Works, Inc., Pennichuck East Utilities, Inc. and Pittsfield Aqueduct Company, Inc. are regulated by the New Hampshire Public Utilities Commission. On June 17, 2002, these subsidiaries applied to the New Hampshire Public Utilities Commission seeking approval of the acquisition of their control pursuant to the merger. Based upon a schedule approved by the Commission, Pennichuck and PSC expect the Commission's staff will make a recommendation to the Commission by December 10, 2002 and that the Commission will act on the application by February 28, 2003. Various municipalities and other parties that have intervened in the Commission's proceedings regarding the merger have publicly indicated that they intend to request that the Commission extend the schedule for issuing its decision on the Pennichuck application. The New Hampshire Public Utilities Commission has been asked to determine that the merger will not have an adverse effect on rates, terms, service, or operation of the utilities and is lawful, proper, and in the public interest. The New Hampshire Public Utilities Commission has, in prior cases, approved mergers where it has determined that there will be no net harm to the public as a result of the merger.

        It is a condition to the closing of the merger that the New Hampshire Public Utilities Commission approval be obtained and that such regulatory approval not impose terms or conditions which could reasonably be expected to have a material adverse effect on Pennichuck after giving effect to the merger. The merger agreement may be terminated by either Pennichuck or PSC if the required regulatory approval is not obtained by March 31, 2003. The merger may not be completed unless and until the New Hampshire Public Utilities Commission approves the merger and the Commission's order becomes a "Final Order" within the meaning of the merger agreement. In general, the Commission's order will become final when it is no longer subject to modification or reversal as a result of reconsideration by the Commission or an appeal. Any intervener may file a motion for a rehearing within 30 days after the Commission issues its written decision; and any party whose rehearing request was denied then would have 30 days to file a notice of appeal with New Hampshire Supreme Court. Accordingly, even if the Commission were to approve PSC's application by February 28, 2003, it is possible that an intervener could prevent the Commission's order from becoming a Final Order by March 31, 2003.

Hart-Scott-Rodino Premerger Notification

        Pennichuck and PSC each made premerger notification filings on June 26, 2002 with the Federal Trade Commission as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The FTC granted early termination of the premerger notification waiting period in July 2002. If the merger is not completed by July 8, 2003, however, Pennichuck and PSC would have to make another filing with the FTC and would not be able to complete the merger until after the expiration or early termination of the waiting period.

Accounting Treatment

        PSC will account for the acquisition of Pennichuck under the purchase method of accounting in accordance with generally accepted accounting principles. The purchase price will be allocated among Pennichuck's consolidated assets and liabilities based upon their estimated fair values. The excess of the purchase price over the fair value of Pennichuck's assets and liabilities will be allocated to goodwill in PSC's consolidated financial statements. This goodwill allocation will not be amortized but will be subject to review for impairment.

Dissenters' Rights

        The following is a summary of Sections 13.01 through 13.31 of the New Hampshire Business Corporation Act, which sets forth the procedures for Pennichuck shareholders to object to the proposal to approve the merger agreement and demand statutory dissenters' rights. This summary does not purport to be a complete statement of the provisions of the New Hampshire law and is qualified in its entirety by reference to the full text of Sections 13.01 through 13.31 attached hereto as Appendix B. Failure to follow those provisions exactly could result in the loss of your dissenters' rights. See "Material Federal Income Tax Consequences" on page 66 for a discussion of the tax consequences of exercising dissenters' rights.

        Pennichuck shareholders who desire to exercise their dissenters' rights must satisfy each of the applicable conditions of Sections 13.01 through 13.31 of the New Hampshire Business Corporation Act. A written objection to the proposed merger agreement which states that the shareholder intends to demand payment for his, her or its shares must be delivered to Pennichuck before the vote on the merger agreement is taken at the special meeting. This written demand for payment must be in addition to, and separate from, any proxy vote abstaining from or voting against the merger agreement. Voting against, abstaining from voting or failing to vote with respect to the merger agreement alone will not constitute a demand for payment for purposes of New Hampshire law.

        Pennichuck shareholders electing to exercise their dissenters' rights must not vote for approval of the merger agreement. Failure to vote against the merger will not constitute a waiver of rights under Sections 13.01 through 13.31, provided written notice has been properly delivered. If a shareholder returns a signed proxy but does not specify a vote against approval of the merger agreement or a direction to abstain, the proxy will be voted for the merger agreement, which will have the effect of waiving that shareholder's dissenters' rights.

        A Pennichuck shareholder who elects to exercise dissenters' rights should deliver his, her or its written intent to demand payment to the Secretary of Pennichuck at the address set forth on page 3. The written intent to demand payment should specify the shareholder's name and mailing address, that the Pennichuck shareholder objects to the proposal regarding the merger agreement and that he, she or it is demanding payment for his, her or its shares of Pennichuck stock.

        Within 10 days after the merger is authorized by shareholder vote, Pennichuck must deliver a written dissenters' notice to each shareholder who has made a proper demand. The dissenters' notice must state where the actual payment demand is to be sent and where and when certificates for certificated shares shall be deposited. The dissenters' notice must also inform holders of uncertificated shares to what extent transfers of the shares are to be restricted after the payment demand is received and supply a form for demanding payment. The form for demanding payment requires that the person asserting the dissenters' rights certify whether or not he, she or it acquired beneficial ownership of the shares before April 29, 2002 (the date on which the proposed merger was announced). Pennichuck may choose to withhold payment from a dissenter who acquired his, her or its shares after that date. The notice will also set the payment demand date at no earlier than 30 days and no later than 60 days after the date the dissenters' notice is delivered and will be accompanied by a copy of relevant sections of the New Hampshire Business Corporation Act. If Pennichuck does not complete the merger within 60 days after the date set for demanding payment and depositing share certificates, Pennichuck will return deposited certificates and release the transfer restrictions imposed on uncertificated shares. If Pennichuck then completes the merger, it will send a new dissenters' notice and repeat the payment demand procedure.

        A Pennichuck shareholder who receives a dissenters' notice must then demand payment, certify whether or not he, she or it acquired beneficial ownership of the shares prior to April 29, 2002 and deposit his, her or its certificates in accordance with the terms of the notice. Pennichuck shareholders who demand payment and deposit their shares as required retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the merger. Any shareholder who does not demand payment or deposit his, her or its share certificates where required by the date set in the dissenters' notice is not entitled to payment for his, her or its shares.

        As soon as the merger is consummated, or upon receipt of a payment demand, whichever occurs later, Pennichuck will pay to each dissenting shareholder who has complied with the procedures described above the amount Pennichuck estimates to be the fair value of the dissenting shareholder's stock in cash, with accrued interest. The payment will be accompanied by (i) Pennichuck's balance sheet as of the end of Pennichuck's most recent fiscal year, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (ii) a statement of Pennichuck's estimation of the fair value of the shares; (iii) an explanation of how the amount of interest was calculated; (iv) a statement of the dissenter's right to further demand payment; and (v) a copy of the sections of the New Hampshire Business Corporation Act relating to dissenters' rights.

        To the extent that Pennichuck chooses to withhold payment to shareholders who obtained beneficial ownership of their shares after the date set forth in the dissenters' notice, as soon as the merger is consummated, Pennichuck must estimate the fair value of the shares, plus accrued interest, and offer to pay this amount to each after-acquired shareholder who agrees to accept such payment in full satisfaction of his, her or its demand. The offer must be accompanied by a statement of the estimate of fair value of the shares, plus accrued interest, an explanation of how the amount of interest was calculated, and a statement of the dissenter's right to further demand payment if dissatisfied with the offer of payment.

        A dissenting shareholder may either accept the amount that Pennichuck estimates to be the fair value for the shares or may notify Pennichuck of his, her or its own estimate of fair value and the amount of interest due and demand payment of his, her or its estimate, less any payment already received, or, in the case of shares beneficially acquired after the date set forth in the dissenters' notice, offered by Pennichuck, if any of the following occur: (i) he, she or it believes that the amount paid or offered is less than fair value or the amount of interest due is incorrectly calculated; (ii) Pennichuck fails to make payment within 60 days of the date set for demanding payment; or (iii) Pennichuck does not return deposited certificates or release the transfer restrictions on uncertificated shares within 60 days of the date set for demanding payment. A dissenting shareholder who is dissatisfied with Pennichuck's payment or offer of payment must notify Pennichuck of his, her or its own estimate of fair value within 30 days of the receipt of the payment or offer of payment or his, her or its right to an adjusted payment is waived.

        If Pennichuck and an objecting shareholder are unable to agree as to the value of the Pennichuck common stock within 60 days after the demand for payment was made, Pennichuck may commence a proceeding in the superior court of Hillsborough County for a judicial appraisal of the shares. If Pennichuck does not commence the action within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded.

        Pennichuck must make all dissenters whose demands remain unsettled, whether or not they are residents of New Hampshire, parties to the proceeding as in an action against their shares. Pennichuck must serve all parties to the action with a copy of the petition. Nonresidents may be served by registered or certified mail, or by publication. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of the shares' value. Each dissenter made a party to the action will be entitled to judgment for the amount, if any, by which the court finds the fair value of his, her or its shares, plus interest, exceeds the amount paid by Pennichuck or for the fair value, plus accrued interest, of after-acquired shares for which Pennichuck elected to withhold payment.

        The court will determine all costs of the proceeding, including the reasonable compensation and expenses of court appointed appraisers, and will assess those costs against Pennichuck. However, the court may choose to assess costs and fees against any party it finds acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided under the statute. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against Pennichuck if the court finds that Pennichuck did not properly follow the requirements of the statute. If the court finds that counsel for any dissenter was of substantial service to other dissenters similarly situated and the court does not assess the fees for those services against Pennichuck, the court may award to the counsel reasonable fees paid out of the amounts awarded to the dissenters benefited.

        A shareholder entitled to dissent and obtain payment of his, her or its shares in this manner shall not challenge the corporate action authorizing the merger, unless the merger is illegal or fraudulent as to the shareholder or Pennichuck.

How to Surrender and Receive the Merger Consideration in Exchange for Pennichuck Common Stock

        Exchange Procedures.    PSC will appoint Equiserve, L.P. to act as exchange and paying agent in the merger. Prior to the completion of the merger PSC will provide Equiserve with the authorization to reserve and issue the sufficient number of shares of PSC common stock which PSC will issue as merger consideration.

        As soon as reasonably practicable after the merger, Equiserve will mail a letter of transmittal to each record holder of Pennichuck common stock whose shares were converted into shares of PSC common stock, specifying that delivery will be effected, and risk of loss and title to the Pennichuck certificates will pass, only upon proper delivery of such certificates to Equiserve. Instructions for surrendering Pennichuck share certificates in exchange for the merger consideration will also be included.

        After the merger, holders of shares of Pennichuck common stock, other than shares to be canceled or dissenting shares, will surrender their Pennichuck share certificates to Equiserve in exchange for the merger consideration. PSC will not be obligated to deliver the PSC common stock until a Pennichuck shareholder surrenders its Pennichuck share certificate. Neither PSC nor Equiserve will be liable to any former Pennichuck shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

        Each Pennichuck shareholder who would otherwise have been entitled to receive a fraction of a share of PSC common stock will receive cash without interest (rounded to the nearest whole cent) equal to such fractional part of a share of Pennichuck common stock multiplied by the PSC Average Closing Price. No Pennichuck shareholder will be entitled to vote or to any other rights as a shareholder of PSC with respect to any fractional shares.

        PSC or Equiserve will be entitled to deduct and withhold from the merger consideration such amounts as it is required to deduct and withhold under to the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law.

        Dividends and Distributions.    No dividends or other distributions with respect to shares of PSC common stock with a record date after the effective time of the merger will be paid to the holder of any unsurrendered Pennichuck certificate with respect to the shares of PSC common stock that the holder is entitled to receive until the holder surrenders his, her or its Pennichuck certificates as provided above. Subject to applicable laws, upon surrender of the certificates, PSC will pay to the holder of the PSC certificate issued in exchange for the Pennichuck certificate any dividends or distributions represented by such certificate which have a record date after the effective time of the merger and have become payable. At the appropriate payment date, PSC will also pay each such holder any dividends or distributions with a record date after the effective time of the merger and a payment date subsequent to the surrender of Pennichuck certificate.

        Lost Certificates.    If any certificates representing shares of Pennichuck stock are lost, stolen or destroyed, the Pennichuck stockholder must provide an appropriate affidavit of that fact. PSC may require the owner of the lost, stolen or destroyed Pennichuck certificate to deliver a bond as indemnity against any claim that may be made against PSC with respect to the Pennichuck certificate alleged to have been lost, stolen or destroyed.

        PSC shareholders will not be required to exchange certificates representing their shares of PSC common stock or otherwise take any action as a result of the completion of the merger.

Resales by Affiliates of Pennichuck

        The common stock offered by this proxy statement—prospectus has been registered under the Securities Act of 1933, but affiliates of Pennichuck may not sell the shares of common stock offered by this proxy statement—prospectus except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. An affiliate of Pennichuck is a person who controls, is controlled by or is under common control with Pennichuck. Pennichuck's directors and executive officers may be deemed to be affiliates of Pennichuck.

        Rule 145 generally permits affiliates of acquired companies to sell their shares of common stock immediately following the acquisition in compliance with certain volume limitations and manner of sale requirements.

        Specifically, sales by such affiliates during any three-month period cannot exceed the greater of:

  •
  1% of all of the shares of PSC common stock outstanding, and

  •
  the average weekly reported volume of trading of PSC common stock on the New York Stock Exchange during the four calendar weeks preceding the proposed sale.

        Sales by such affiliates also may be made only in a broker's transaction or transactions directly with a market maker.

        These restrictions will cease to apply under most other circumstances if the affiliate has held the shares of common stock offered by this proxy statement—prospectus for at least one year, provided that the person or entity is not then an affiliate of PSC. Individuals who are not affiliates of Pennichuck will not be subject to resale restrictions under Rule 145 and may resell the shares of PSC common stock offered by this proxy statement—prospectus immediately following the acquisition without an effective registration statement under the Securities Act.

THE MERGER AGREEMENT

        The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement—prospectus and is incorporated by reference into this summary. The summary is not complete and is qualified in its entirety by reference to the merger agreement. PSC and Pennichuck urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger, as it is the legal document that governs the merger.

Effect of the Merger

        Following the approval of the merger agreement by the shareholders of Pennichuck and the satisfaction or waiver of the other conditions to the merger, Raleigh Acquisition Corporation, a wholly-owned subsidiary of PSC, will be merged with and into Pennichuck. Pennichuck will be the surviving corporation in the merger and will be a wholly-owned subsidiary of PSC. Upon the satisfaction or waiver of all conditions to the merger, the merger will become effective at the time of the filing by Pennichuck of duly executed articles of merger with the Secretary of State of the State of New Hampshire. The merger agreement provides that the articles of incorporation of Raleigh Acquisition Corporation, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation of the surviving corporation. The merger agreement also provides that the by-laws of Raleigh Acquisition Corporation, as in effect immediately prior to the effective time of the merger, will be the by-laws of the surviving corporation. The directors of Raleigh Acquisition Corporation immediately prior to the effective time of the merger will become the directors of the surviving corporation. Each share of Raleigh Acquisition Corporation common stock issued and outstanding immediately prior to the merger will be converted into one share of common stock of the surviving corporation.

Exchange of Shares

        Treatment of Pennichuck Common Stock.    At the effective time of the merger, each issued and outstanding share of Pennichuck common stock (together with each associated right under Pennichuck's Rights Agreement) other than (i) shares held by Pennichuck or any of Pennichuck's subsidiaries, PSC, Raleigh Acquisition Corporation or any other subsidiary of PSC and (ii) shares held by any dissenting shareholder of Pennichuck who, as of the effective time of the merger, has demanded and perfected dissenters' rights in accordance with New Hampshire law, will be converted into the right to receive a number of shares of PSC common stock equal to the exchange ratio. The exchange ratio will be determined as follows:

  •
  if the PSC Average Closing Price is not less than $23.00 but not greater than $25.00, the exchange ratio will be equal to the quotient, rounded to the nearest thousandth, of $33.00 divided by the PSC Average Closing Price;

  •
  if the PSC Average Closing Price is less than $23.00, the exchange ratio will be 1.435; or

  •
  if the PSC Average Closing Price is greater than $25.00, the exchange ratio will be 1.320.

        The PSC Average Closing Price means the average daily closing sales price of the PSC common stock on the New York Stock Exchange Composite Transaction reporting system for the 20 consecutive full trading days in which shares of PSC common stock are traded on the New York Stock Exchange ending at the close of trading on the third full trading day prior to the closing date of the merger.

        The following table calculates the number of PSC shares which would be issued under each of the exchange ratios discussed above, based on the assumptions set forth in the footnotes. In each case, the actual number of shares of PSC common stock issued may differ because the assumptions may not be correct.

PSC Average Closing Price	Less than $23.00	From $23.00 through $25.00		Greater than $25.00
Number of PSC shares issued for each share of Pennichuck common stock	1.435	1.375	(1)	1.320
Aggregate number of PSC shares issued in exchange for Pennichuck common stock(2)	3,431,714	3,288,228		3,156,699

(1)
This number represents what the exchange ratio would be at the midpoint of the range. For purposes of this table, the exchange ratio is calculated by dividing 33.00 by an assumed average closing price of $24.00 per share for PSC common stock.

(2)
Based on 2,391,439 shares of Pennichuck common stock outstanding and assuming no Pennichuck shareholder exercises his or her or its dissenters' rights.

        At the effective time of the merger, all shares of Pennichuck common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate which immediately prior to the effective time represented any shares of Pennichuck common stock will cease to have any rights as to those shares, except the right to receive shares of PSC common stock and any cash in lieu of fractional shares of PSC common stock.

        Treatment of Pennichuck Stock Options.    At the effective time of the merger, each outstanding option to purchase shares of Pennichuck common stock under Pennichuck's stock option plans, director deferred compensation plan or other agreements previously granted by Pennichuck will be deemed to constitute an option to acquire the same number of shares of PSC common stock as each holder would have been entitled to receive had the holder exercised such option immediately prior to the merger upon substantially the same terms and conditions. The price per share of PSC common stock subject to the assumed Pennichuck stock options will equal the exercise price per share of Pennichuck common stock under the original stock option divided by the exchange ratio, with certain exceptions in order to comply with Section 424(a) of the Internal Revenue Code of 1986, as amended.

        The following table calculates the number of PSC stock options into which existing Pennichuck stock options would be converted under each of the exchange ratios set by the merger agreement. In each case, the actual number of shares of PSC common stock issued may differ because the assumptions may not be correct.

PSC Average Closing Price	Less than $23.00	From $23.00 through $25.00		Greater than $25.00
Number of PSC shares into which an option to purchase one share of Pennichuck common stock will be converted	1.435	1.375	(1)	1.320
Aggregate number of PSC shares subject to options issued in exchange for outstanding Pennichuck stock options(2)	122,541	117,418		112,721

(1)
This number represents what the exchange ratio would be at the midpoint of the range. For purposes of this table, the exchange ratio is calculated by dividing 33.00 by an assumed average closing price of $24.00 per share for PSC common stock.

(2)
Based on options to purchase 85,395 shares of Pennichuck common stock outstanding and assuming no Pennichuck option holder exercises his or her options prior to consummation of the merger.

        Fractional Shares.    PSC will not issue any fractional shares of PSC common stock in the merger. Instead, each holder of shares of Pennichuck common stock exchanged in the merger who would otherwise have been entitled to receive a fraction of a share of PSC common stock will be entitled to receive cash (without interest) in an amount equal to the product of the fractional part of a share of PSC common stock payable multiplied by the PSC Average Closing Price.

Exchange of Stock Certificates

        Surrender of Shares of Pennichuck Common Stock.    As soon as reasonably practicable following the effective time of the merger, Equiserve, L.P., the exchange agent, will mail to each record holder of Pennichuck common stock whose shares were converted into shares of PSC common stock a letter of transmittal and instructions for surrendering the Pennichuck certificates for shares of PSC common stock. After the effective time of the merger, holders of certificates who properly surrender their certificates in accordance with the instructions in the notice will receive (1) certificates representing the number of whole shares of PSC common stock, (2) cash in lieu of any fractional shares of PSC common stock and (3) any dividends or distributions to which they are entitled. The surrendered certificates will be canceled. The procedure for exchanging your shares is more fully described on page 52.

        Holders of Pennichuck common stock should not send in their certificates until they receive a letter of transmittal from Equiserve.

Representations and Warranties

        The merger agreement contains representations and warranties of PSC, Pennichuck and Raleigh Acquisition Corporation. The most significant of these include representations and warranties as to:

  •
  organization, standing and power;

  •
  capitalization;

  •
  authorization, execution and delivery of, and the enforceability of, the merger agreement and related matters;

  •
  compliance with laws and the absence of conflicts, violations and defaults under their corporate charters and by-laws, or each of their subsidiaries' corporate charters and by-laws;

  •
  required consents and approvals of governmental authorities;

  •
  the accuracy and completeness of documents and reports filed with the SEC;

  •
  the absence of certain changes and events since December 31, 2001;

  •
  the absence of undisclosed liabilities;

  •
  litigation;

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  taxes; and

  •
  brokers and finders.

        Pennichuck has also represented and warranted as to:

  •
  its subsidiaries and the ownership of such subsidiaries;

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  its articles of incorporation and by-laws;

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  employee benefit plans and employment agreements;

  •
  employment and labor matters;

  •
  its personal and real property;

  •
  the quality of the water it supplies;

  •
  its regulation as a utility;

  •
  environmental matters;

  •
  its intellectual property;

  •
  insurance;

  •
  its receipt of a fairness opinion from its financial advisor; and

  •
  the amendment of its Rights Agreement with Fleet National Bank dated as of April 20, 2000, as amended.

        PSC and Raleigh Acquisition Corporation have also represented and warranted as to:

  •
  the validity of the shares of PSC's common stock to be issued in connection with the merger;

  •
  PSC's availability of cash necessary to satisfy its payment obligations under the merger agreement;

  •
  PSC's ownership of Pennichuck's capital stock; and

  •
  Raleigh Acquisition Corporation's formation solely for the purpose of the merger.

        Many of the representations and warranties of Pennichuck and PSC must be true and correct, unless a failure to be true and correct would not have a "material adverse effect." In general, "material adverse effect" means, when used in connection with either Pennichuck or PSC, any change, effect or circumstance that is materially adverse to the business, assets, financial condition or results of operations of Pennichuck, PSC and their subsidiaries, as applicable when taken as a whole. A material adverse effect does not include changes, effects or circumstances set forth in the disclosure schedules relating to the merger agreement or in Pennichuck's or PSC's reports filed with the SEC. In addition, none of the following are deemed, either alone or in combination with one another, to constitute a material adverse effect:

  •
  a change in the market price or trading volume of Pennichuck's common stock or PSC's common stock;

  •
  a failure by Pennichuck or PSC to meet the revenue or earnings predictions or expectations of equity analysts for any period ending on or after April 29, 2002;

  •
  an adverse effect due to employee attrition of Pennichuck or PSC;

  •
  an adverse effect on Pennichuck arising out of or attributable to the announcement of the merger agreement and the transactions or actions of the parties contemplated by the merger agreement;

  •
  a change arising out of conditions affecting the industry in which either Pennichuck or PSC operates as a whole or the United States economy as a whole;

  •
  reductions in consumer demand or supply sources as a result of climatic conditions in the areas serviced by Pennichuck;

  •
  a change in laws or orders or interpretations of laws or orders by courts or governmental authorities generally applicable to public utilities or public service companies;

  •
  the expenses reasonably incurred in entering into the merger agreement or the consummation of the merger;

  •
  the expenses reasonably incurred in the termination of any of Pennichuck's employee benefit plans as required by the merger agreement; and

  •
  an action or omission taken with the written permission of the other party.

Certain Covenants

        Conduct of Business by Pennichuck Prior to the Merger.    Pennichuck and its subsidiaries have agreed that they will carry on their business in the ordinary course, in all material respects, in substantially the same manner as previously conducted and to use commercially reasonable efforts to preserve intact their business, including their present lines of business, their officers and key employees and their relationships with their customers, except as set forth in the merger agreement. Pennichuck has agreed that, unless required by a governmental authority, included in Pennichuck's capital budget or in the merger agreement or approved in writing by PSC, neither Pennichuck nor any of its subsidiaries will, among other things, and with some exceptions:

  •
  enter into a new material line of business or incur or commit to any capital expenditures other than those set forth in the merger agreement;

  •
  declare, set aside or pay any dividends or other distribution on shares of its capital stock other than regular quarterly dividends on Pennichuck's common stock of no more than $0.195 per share;

  •
  split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose to issue any other securities;

  •
  adopt a plan of liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation or reorganization;

  •
  repurchase, redeem or acquire any shares of its capital stock or any other securities convertible into or exercisable for any shares of its capital stock, except for purchases by the administrator of Pennichuck's Dividend Reinvestment and Common Stock Purchase Plan;

  •
  issue, sell, pledge or encumber any shares of its capital stock, options, warrants or other securities, except in connection with the exercise of options issued and outstanding as of the date of the merger agreement;

  •
  amend its charter, by-laws or other governing documents;

  •
  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the equity or assets of, any person or entity for a purchase price of more than $500,000;

  •
  sell, lease, transfer, encumber or otherwise dispose of or agree to sell, lease, transfer, encumber or otherwise dispose of any assets, including capital stock;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (except for intercompany indebtedness) or pay, discharge, settle or satisfy any claims, liabilities or obligations;

  •
  incur or assume indebtedness, guarantees, loans, advances or any debt securities or warrants or rights to acquire any debt securities;

  •
  take any action or fail to take any action that would or could reasonably be expected to result in a material breach of the merger agreement or any conditions to the closing of the merger not being satisfied;

  •
  change its methods of accounting or accounting practices, except as required by generally accepted accounting principles or as disclosed in Pennichuck's reports filed with the SEC or change its fiscal year;

  •
  enter into, amend or renew any employee benefit plan or employment consulting or severance arrangement or similar arrangement or increase the compensation or employee benefits of, or materially modify the employment terms of, its directors, officers or employees;

  •
  enter into or modify any material contract, or waive, release or assign any material rights or claims under a material contract;

  •
  make any filing or enter into any contract to implement a rate or surcharge change for water service other than in the ordinary course of business or as required by a governmental authority;

  •
  subject to certain limitations, settle or compromise any claims or arbitrations; or

  •
  make any tax election or settle or compromise any claim or controversy in respect of taxes.

        Pennichuck and its subsidiaries have agreed to:

  •
  expense all costs related to the merger as incurred and to ensure any amount not paid by the closing date is accrued on its books prior to the closing date;

  •
  cooperate with PSC to install a new accounting system; and

  •
  use commercially reasonable efforts to terminate the Pennichuck Director Deferred Compensation Plan.

        Conduct of Business by PSC Prior to the Merger.    PSC has agreed that, except as set forth in the merger agreement, neither PSC nor any of its subsidiaries shall, without Pennichuck's written consent or unless required by a governmental authority, take any action that:

  •
  would prevent it from having available sufficient shares of its common stock to satisfy the merger consideration;

  •
  would result in a material adverse effect on PSC; or

  •
  could reasonably be expected to prevent it from performing its obligations under the merger agreement or from consummating the merger.

        PSC has also agreed that it will increase the number of directors on its board of directors by one as of the effective time of the merger, and it will appoint Maurice L. Arel or another person mutually agreed upon by the Pennichuck board and PSC as a director of PSC.

        Director and Officer Indemnification.    PSC has agreed to indemnify each present and former director, officer or employee of Pennichuck and its subsidiaries and affiliates who, prior to the effective time of the merger, was eligible for indemnification under the charter or by-laws of Pennichuck or its subsidiaries against all costs and expenses, judgments, fines, losses, claims, damages and liabilities incurred in connection with or amounts paid in settlement of any claim, action, suit, proceeding or investigation arising out of or pertaining to transactions contemplated by the merger agreement or with respect to any acts or omissions occurring at or prior to the effective time of the merger. In each case, indemnification provided by PSC will be to the extent each of Pennichuck or its subsidiaries would have been permitted under its articles of organization and by-laws (or comparable organizational documents) in effect as of the date of the merger agreement to provide such indemnification. In addition, PSC has agreed to maintain in effect, for six years following the effective time of the merger, for the current directors and officers of Pennichuck any policies of directors' and officers' liability insurance maintained by Pennichuck immediately prior to the effective time of the merger. However, PSC will not be required to expend more than 250% of the amount paid by Pennichuck for directors' and officers' liability insurance under the policy in effect as of the date of the merger agreement.

        Third-Party Approvals.    PSC and Pennichuck have agreed to use their reasonable best efforts to obtain all consents, make all filings with governmental entities, and deliver all documents which are necessary to be obtained by them to complete the merger.

        New York Stock Exchange.    PSC has agreed to use its reasonable efforts to cause the shares of PSC common stock, which will be issued to the Pennichuck shareholders as merger consideration, to be listed for quotation on the New York Stock Exchange.

No Other Negotiations

        So long as the merger agreement is in effect, Pennichuck has agreed not to take, nor authorize or permit any of its officers, directors, agents, representatives or subsidiaries to take, any of the following actions, directly or indirectly:

  •
  solicit, initiate, knowingly encourage or take any action to facilitate the initiation of inquiries or proposals regarding an Acquisition Proposal, as that term is defined below on page 62;

  •
  engage in any discussions or negotiations regarding an Acquisition Proposal;

  •
  provide any other person any nonpublic information relating to an Acquisition Proposal; or

  •
  agree to approve or recommend an Acquisition Proposal.

        In connection with an unsolicited bona fide request by a third party, Pennichuck may:

  •
  furnish information relating to Pennichuck or any of its subsidiaries, including confidential or nonpublic information, to the third party who made a bona fide request for purposes of an Acquisition Proposal;

  •
  participate in negotiations with the third party who made the bona fide Acquisition Proposal if in the Pennichuck's board's good faith judgment the negotiations could lead to a superior proposal by a third party; and

  •
  withdraw or modify its recommendation to the Pennichuck shareholders that they approve the merger agreement if the Pennichuck board determines in good faith after consulting with its financial advisor that the merger with Raleigh Acquisition Corporation is no longer in the best interest of the Pennichuck shareholders and that such withdrawal or modification is required to satisfy the Pennichuck board's fiduciary duties to its shareholders under applicable law.

        Pennichuck may also take and disclose to the Pennichuck shareholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended.

        The Pennichuck board must give PSC oral and written notice of the existence of an Acquisition Proposal or an inquiry indicating a person is considering making an Acquisition Proposal within 48 hours of learning of the Acquisition Proposal or inquiry. In addition, to the extent it is reasonably practicable, the Pennichuck board must inform PSC of the status of the discussions upon the request of PSC. Pennichuck also must provide PSC with a copy of any information delivered to the third party which was not previously delivered to PSC.

        An "Acquisition Proposal" means:

  •
  a tender offer, exchange offer or other offer that if completed would result in any person or group other than PSC or its affiliates owning 50% or more of the outstanding shares of Pennichuck common stock;

  •
  a merger or other business combination involving Pennichuck pursuant to which any third party would acquire 50% or more of the outstanding shares of Pennichuck common stock or the common stock of any entity surviving the merger or business combination;

  •
  any other transaction where a third party would acquire control of assets (including outstanding equity securities of Pennichuck's subsidiaries and an entity surviving any merger or business combination) of Pennichuck having a fair market value equal to 50% or more of the fair market value of all the assets of Pennichuck on a consolidated basis immediately prior to such a transaction;

  •
  any public announcement by a third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

  •
  a self tender offer; or

  •
  any transaction subject to Rule 13(e)-3 promulgated under the Securities Exchange Act of 1934, as amended.

        A "superior proposal" means an Acquisition Proposal that (a) is not subject to any financing contingencies, or is, in the good faith judgment of the Pennichuck board, reasonably capable of being financed, and (b) the Pennichuck board determines in good faith would, if consummated, result in a transaction more favorable to Pennichuck shareholders than the merger.

Conditions to Completion of the Merger

        PSC's and Pennichuck's obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the approval of the merger agreement by the Pennichuck shareholders;

  •
  the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which has occurred);

  •
  no restraining order, injunction or other order issued by any court or other legal restraint preventing the completion of the merger shall be in effect or shall be pending;

  •
  the final and non-appealable approval of the New Hampshire Public Utilities Commission;

  •
  no law or order shall exist which makes consummation of the merger illegal;

  •
  no judgment, decree or order of any governmental authority, administrative agency or court shall exist limiting PSC from exercising its material rights pertaining to its ownership of Pennichuck;

  •
  all material consents required to be obtained by Pennichuck and PSC shall have been obtained and shall contain no conditions that could reasonably be expected to have a material adverse effect on Pennichuck or PSC after the merger;

  •
  the registration statement registering the shares of PSC common stock to be issued in the merger shall have been declared effective by the SEC; and

  •
  the shares of PSC common stock issuable to the Pennichuck shareholders shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

        In addition, the obligations of PSC and Raleigh Acquisition Corporation to effect the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Pennichuck in the merger agreement that are qualified by materiality or material adverse effect must be true and correct as of the closing date as if made at and as of such time, except to the extent that a representation or warranty was specifically limited to an earlier date, and PSC shall have received a certificate signed by an officer of Pennichuck to such effect;

  •
  the representations and warranties of Pennichuck in the merger agreement that are not qualified by materiality or material adverse effect must be true in all material respects as of the closing date as if made at and as of such time, except to the extent that a representation or warranty was specifically limited to an earlier date, and PSC shall have received a certificate signed by an officer of Pennichuck to such effect; and

  •
  Pennichuck shall have performed in all material respects all obligations and covenants required to be performed under the merger agreement at or prior to the closing date of the merger, except where the failure to perform such obligations would not have a material adverse effect on Pennichuck, and PSC shall have received a certificate signed by an officer of Pennichuck to such effect.

        In addition, the obligation of Pennichuck to effect the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of PSC and Raleigh Acquisition Corporation in the merger agreement that are qualified by materiality or material adverse effect must be true and correct as of the closing date as if made at and as of such time, except to the extent that a representation or warranty was specifically limited to an earlier date, and Pennichuck shall have received a certificate signed by an officer of PSC to such effect;

  •
  the representations and warranties of PSC and Raleigh Acquisition Corporation in the merger agreement that are not qualified by materiality or material adverse effect must be true in all material respects as of the closing date as if made at and as of such time, except to the extent that a representation or warranty was specifically limited to an earlier date, and Pennichuck shall have received a certificate signed by an officer of each of PSC and Raleigh Acquisition Corporation to such effect;

  •
  PSC and Raleigh Acquisition Corporation shall have performed in all material respects all obligations and covenants required to be performed under the merger agreement at or prior to the closing date of the merger, except where the failure to perform such obligations would not have a material adverse effect on PSC, and Pennichuck shall have received a certificate signed on behalf of PSC and Raleigh Acquisition Corporation by an officer of PSC to such effect;

  •
  Pennichuck shall have received an opinion from its counsel stating that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

  •
  PSC shall have increased the number of directors on its board of directors by one and appointed Maurice L. Arel or another person mutually agreed to by PSC and the Pennichuck board to serve as a director of PSC.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding approval of the merger by the Pennichuck shareholders:

  (1)
  by mutual written consent authorized by the board of directors or a committee of the board of each of PSC, Raleigh Acquisition Corporation and Pennichuck;

  (2)
  by either party if a court of competent jurisdiction or governmental authority has issued an order, decree or ruling or taken any other action that is final and non-appealable, permanently enjoining, restraining or otherwise prohibiting the merger, except that the right to terminate the merger agreement under this provision is not available to any party whose failure to perform certain of its obligations under the merger agreement and such failure contributed materially to the issuance of such order, decree or ruling;

  (3)
  by either party if the merger is not completed by March 31, 2003, except that the right to terminate the merger agreement under this provision is not available to any party whose failure to perform certain of its obligations under the merger agreement is the cause of the failure to consummate the merger;

  (4)
  by PSC, if the Pennichuck board:

  •
  fails to recommend or withdraws or modifies its approval or recommendation of the merger agreement to the Pennichuck shareholders in any manner that is adverse to PSC or Raleigh Acquisition Corporation; or

  •
  approves, endorses or recommends an Acquisition Proposal;

  (5)
  by Pennichuck, following the receipt of an unsolicited bona fide superior proposal that is not in breach of any of the terms of the merger agreement concerning such proposal, if the Pennichuck board:

  •
  determines in good faith that the merger is no longer in the best interests of the Pennichuck shareholders and that the failure to modify or withdraw its recommendation concerning the merger agreement is required in order to satisfy its fiduciary duties to Pennichuck shareholders; and

  •
  Pennichuck provides PSC with the required notice under the merger agreement and otherwise complies with the terms of the merger agreement as it concerns Acquisition Proposals; and

  •
  Pennichuck has authorized, subject to compliance with the terms of the merger agreement, the execution of an agreement with a third party providing for a transaction that in the Pennichuck board's good faith judgment constitutes a superior proposal to the merger; and

  (6)
  by either party if any representation or warranty of the other party is not true and correct as of the closing date of the merger, except for a representation or warranty specifically limited to an earlier date, or upon a breach of or a failure to perform in any material respect any obligation set forth in the merger agreement, except where the failure to perform the obligations or the failure of a representation or warranty to be true or correct would not have a material adverse effect on the non-breaching party; however, if the inaccuracy of any representation or warranty is curable by the exercise of reasonable best efforts and the breaching party continues to use its reasonable best efforts, neither party can terminate the merger agreement; and further, the right to terminate the merger agreement under this provision is not available to a party whose breach of or failure to fulfill its obligations under the merger agreement resulted in the failure of any such condition.

Termination Fee; Reimbursement of Expenses

        If PSC or Pennichuck terminates the merger agreement because of either (a) any of the reasons set forth in clause (4) above, so long as the Acquisition Proposal is made after April 29, 2002 and at or before the time of the event giving rise to the termination, and within six months following the termination of the merger agreement, Pennichuck enters into a definitive agreement with a third party with respect to an Acquisition Proposal or a tender offer pursuant to an Acquisition Proposal is commenced, or (b) any of the reasons set forth in clause (5) above, then Pennichuck shall pay PSC a $2,500,000 termination fee in cash within ten business days as long as PSC is not in breach of any material obligations when the merger agreement is terminated.

        Except as described above, whether or not the merger is completed, all fees, costs and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring the expenses.

Amendment and Waiver

        Generally, the boards of directors of PSC and Pennichuck may amend the merger agreement by mutual agreement at any time prior to the effective time of the merger. However, after the shareholders of Pennichuck approve the merger agreement, PSC and Pennichuck will not make any amendment to the merger agreement that under the New Hampshire Business Corporation Act would require further approval of Pennichuck shareholders without obtaining such approval. Amendments must be in writing and signed by all parties.

        Pennichuck, PSC or Raleigh Acquisition Corporation may at any time prior to the effective time of the merger (1) extend the time for another party's performance, (2) waive any inaccuracies in the representations and warranties of another party, or (3) waive compliance with any of the agreements or conditions of another party contained in the merger agreement. Waivers must be in writing and signed by all parties.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following summary of the material federal income tax consequences of the merger to Pennichuck shareholders who hold shares of Pennichuck common stock as capital assets deals only with holders who are citizens or residents of the United States, domestic corporations or shareholders otherwise subject to United States federal income tax on a net income basis in respect of shares of Pennichuck common stock. This summary may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in stock and securities, persons who acquired or acquire shares of Pennichuck common stock pursuant to the exercise of employee stock options or otherwise as compensation, and persons who hold shares of Pennichuck common stock in a hedging transaction or as part of a straddle or conversion transaction. In addition, the summary does not address state, local, or foreign tax consequences of the merger. Consequently, each stockholder of Pennichuck is urged to consult his, her or its own tax advisor as to the specific tax consequences of the merger to him, her or it.

        This summary is based on current law. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. This summary also is based upon assumptions and representations made by PSC and Pennichuck, which representations have been relied upon by counsel and assumed to be true, correct, and complete. PSC and Pennichuck do not intend to request any rulings from the Internal Revenue Service (the "IRS") as to the United States federal income tax consequences of the merger.

Tax Consequences of the Merger

        Subject to the qualifications below, it is a condition to closing of the merger that Nutter, McClennen & Fish, LLP, will provide an opinion that:

  •
  the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

  •
  each of PSC and Pennichuck will be parties to that reorganization within the meaning of Section 368(b) of the Code.

Such opinion will be based in part upon assumptions and representations contained in letters received from PSC and Pennichuck, which representations Nutter, McClennen & Fish, LLP will assume to be true, correct, and complete. The tax opinions will not be binding on the IRS or the courts, either of which could take a contrary position, and there can be no assurance that the IRS will not contest the conclusions expressed in the opinions.

        If the merger qualifies as a tax-free reorganization, the following material federal income tax consequences will occur:

  •
  Pennichuck shareholders will not have taxable gain or loss on the exchange of their Pennichuck stock for PSC stock in the merger except with respect to cash received in lieu of the receipt of fractional shares of PSC common stock or as a consequence of the exercise of dissenters' rights;

  •
  the tax basis of PSC stock received by Pennichuck shareholders in the merger will be the same as the tax basis of the Pennichuck stock exchanged in the merger, reduced by the portion of the basis allocable to the fractional shares of PSC common stock received in the merger, and for which cash is received in lieu of such fractional interest, as discussed below;

  •
  the holding period of the PSC stock that a Pennichuck shareholder receives in the merger generally will include the holding period of the Pennichuck stock exchanged for the PSC stock; and

  •
  no gain or loss will be recognized by PSC or Pennichuck as a result of the merger.

Receipt of Cash on Exercise of Dissenters' Rights

        Generally, a Pennichuck shareholder who exercises dissenters' rights with respect to his, her or its shares of Pennichuck common stock will recognize capital gain (or loss) on the receipt of cash from the exercise of dissenters' rights if the shareholder holds his, her or its Pennichuck common stock as a capital asset and if, after exercising dissenters' rights, owns no shares of PSC common stock, either actually or constructively within the meaning of the Code. Any dissenting Pennichuck shareholder who, after exercising dissenters' rights, owns shares of PSC common stock as described above should consult with his or her or its tax advisor with respect to the impact of a such payment on that shareholder's tax situation.

Cash Received in Lieu of a Fractional Share of PSC Common Stock

        A Pennichuck shareholder who receives cash in lieu of a fractional share of PSC common stock will be treated as having received such fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by PSC. As a result, a Pennichuck shareholder generally will recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of PSC common stock allocable to his or her or its fractional interest. Subject to Section 302 of the Code, this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder generally is subject to tax at a maximum federal tax rate of 20%.

        Because certain tax consequences of the merger may vary depending upon the particular circumstances of each holder of Pennichuck common stock and other factors, each holder is urged to consult his, her or its own tax advisor as to the specific tax consequences of the merger to the holder, including the application and effect of foreign, state and local income and other tax laws.

COMPARISON OF THE RIGHTS OF HOLDERS OF PSC COMMON STOCK
AND HOLDERS OF PENNICHUCK COMMON STOCK

        The rights of PSC shareholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law, PSC's Restated Articles of Incorporation and PSC's By-laws, as amended. The rights of Pennichuck's shareholders are governed by New Hampshire law, including the New Hampshire Business Corporation Act, Pennichuck's Restated Articles of Incorporation, as amended, and Pennichuck's Bylaws, as amended.

        Upon consummation of the merger, Pennichuck shareholders will receive PSC common stock as their merger consideration and will become PSC shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the Restated Articles of Incorporation and By-laws, as amended, of PSC and by Pennsylvania law. The rights of PSC and Pennichuck shareholders consist of differences found in the laws of Pennsylvania and New Hampshire as well as differences found in the companies' respective articles of incorporation and by-laws.

        A comparison of the major differences between the rights of PSC and Pennichuck shareholders follows. This summary is not intended to be a complete statement of all such differences or a complete description of the specific provisions referred to, and is qualified in its entirety by reference to Pennsylvania and New Hampshire law and the respective articles of incorporation and by-laws of PSC and Pennichuck.

Authorized Capital

        PSC.    PSC is authorized to issue 100,000,000 shares of common stock, par value $.50 per share, and 1,770,819 shares of Series Preferred Stock, par value $1.00 per share, of which 100,000 shares have been designated Series A Junior Participating Preferred Stock and 32,200 shares have been designated Series B Preferred Stock.

        Pennichuck.    Pennichuck is authorized to issue 11,500,000 shares of common stock, par value $1.00 per share, 15,000 shares of preferred stock, par value $100.00 per share, and 100,000 shares of preferred stock, no par value, of which 25,000 shares have been designated Series A Junior Participating Preferred Stock.

Annual Meeting of Shareholders

        PSC.    PSC's By-laws provide that there shall be an annual meeting of the shareholders held on a date and time set by the board of directors, but if no date is fixed the annual meeting shall be held on the second Thursday of May, if not a legal holiday under the laws of the Commonwealth of Pennsylvania, and, if a legal holiday, then on the next succeeding business day which is not a Saturday.

        Pennichuck.    Pennichuck's Bylaws provide that there shall be an annual meeting of the shareholders held on a date and time set by the board of directors.

Special Meetings of Shareholders

        PSC.    Special meetings of the PSC shareholders can be called by PSC's Chairman of the Board of Directors, by its President, by a resolution of the board of directors or by shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast.

        Pennichuck.    Special meetings of the Pennichuck shareholders can be called by Pennichuck's Chairman of the Board of Directors, by its President, by a majority of the board of directors or by the written request of the holders of not less that 10% of the shares outstanding and entitled to vote.

Action by Shareholders

        PSC.    Except as provided below, if PSC's shareholders are voting to approve a corporate action, other than the election of directors, that has been recommended by a vote of a majority of the entire board of directors, the proposed corporate action shall be authorized upon the affirmative vote of a majority of the votes which all shareholders present, in person or by proxy, are entitled to cast. If such corporate action has not been recommended by the board of directors, the proposed corporate action shall be authorized upon the affirmative vote of 75% of the votes which all shareholders present, in person or by proxy, are entitled to cast. Directors are elected by plurality vote. Interested transactions are approved as set forth below.

        Pennichuck.    Except as otherwise provided below or as required by New Hampshire law, the vote required for approval of corporate matters by Pennichuck's shareholders is a majority of the votes cast by the shareholders either in person or by proxy. Directors are elected by a majority of those shareholders present at the meeting and voting in person or by proxy.

Approval of Interested Transactions

        PSC.    Transactions with one or more of the directors or officers of PSC, or with entities in which such persons have an interest, are not void or voidable solely for that reason or for the reason that such person or persons participates in or votes at the meeting approving such transaction, if:

  •
  the material facts of the interested transaction are disclosed to the board of directors and a majority of the disinterested directors approve the transaction; or
  •
  the material facts of the interested transaction are disclosed to the shareholders and the shareholders, in good faith, approve the transaction; or
  •
  the interested transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or shareholders.

        In addition, Pennsylvania corporate law contains restrictions concerning business combinations with certain interested shareholders as described under "Anti-Takeover Provisions of Pennsylvania and New Hampshire Law" below.

        Pennichuck.    Transactions with one or more of the directors of Pennichuck, or with entities in which such persons have an interest, are not voidable solely for that reason if:

  •
  the material facts of the interested transaction are disclosed to the board of directors or a committee thereof and a majority of the disinterested directors authorized, approved or ratified the transaction; or
  •
  the material facts of the interested transaction are disclosed to the shareholders and the shareholders authorized, approved the transaction; or
  •
  the interested transaction was fair to the corporation.

        In addition, Pennichuck's Articles of Incorporation contains restrictions concerning business combinations with certain interested shareholders as described under "Anti-Takeover Provisions of Pennsylvania and New Hampshire Law" below.

Number of Directors

        PSC.    The PSC board of directors shall consist of such number of directors as determined from time to time by resolution adopted by 75% of the directors.

        Pennichuck.    The Pennichuck board of directors shall consist of between three and thirteen directors, as determined by the board of directors from time to time.

Advance Notice of Business to be Transacted at a Shareholder Meeting

        PSC.    A person who is a shareholder on the record date for an annual meeting of the shareholders may bring business before such meeting if such shareholder delivers a notice setting forth, among other things, the nature of such business to the Secretary of the company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced or delayed more than 30 days from the anniversary date, the notice must be received no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was first mailed.

        Pennichuck.    Pennichuck must notify shareholders of the date, time, and place of each annual and special shareholders' meeting no fewer than 10 nor more than 60 days before the meeting date. Notice of a special meeting must include a description of the purpose or purposes for which the meeting is called, but notice of an annual meeting need not include such a description.

Advance Notice of Nomination of Directors

        PSC.    A shareholder must provide written notice of a nomination to the Secretary of the company not less that 14 days nor more than 50 days prior to any meeting called for the election of directors. If less than 21 days' notice of the meeting is given to shareholders, the shareholder must provide written notice not later than the earlier of the seventh day following the day on which notice of the meeting was first mailed to shareholders or the fourth day prior to the meeting.

        Pennichuck.    Neither Pennichuck's Articles of Incorporation or Bylaws provide for advance notice of nomination of directors.

Removal of Directors

        PSC.    Under Pennsylvania law, unless otherwise provided in a by-law adopted by the shareholders, any director or the entire board of directors of a corporation may be removed, with or without cause, by vote of the shareholders. PSC's Articles of Incorporation provide that a director may be removed upon the affirmative vote of 75% of the votes entitled to be cast by all voting shareholders, or a majority of the votes entitled to be cast by all voting shareholders if such removal has been recommended by a majority vote of the board of directors.

        Pennichuck.    Pennichuck's Bylaws provide that any director may be removed, with or without cause, by a vote of the holders of two-thirds of the shares entitled to vote at an annual meeting held for the purpose of electing directors.

Limitation of Personal Liability of Directors

        PSC.    Under Pennsylvania law, a corporation may include in its by-laws a provision which eliminates the liability of its directors for monetary damages for any action taken or the failure to take any action, unless (a) the directors have breached or failed to perform their duties and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, a Pennsylvania corporation may not eliminate the liability of directors where the responsibility or liability of a director arises under any criminal statute or is for the payment of federal, state or local taxes. PSC's By-laws eliminate director liability to the fullest extent permitted by Pennsylvania law.

        Pennichuck.    Under New Hampshire law, a director is not liable for any action taken as a director, or any failure to take action, if he performs his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner reasonably believed to be in the best interests of the corporation. A director is liable for (i) the amount of a financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 293-A.8.33 of the New Hampshire

Business Corporation Act relating to unlawful distributions; and (iv) an intentional violation of criminal law. Pennichuck's Articles of Incorporation provide that, to the fullest extent permitted by law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer.

Indemnification of Directors and Officers

        PSC.    Under Pennsylvania law, other than an action brought by or in the right of the corporation, indemnification is available if it is determined that the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

        In actions brought by or on behalf of the corporation, indemnification is limited to expenses actually and reasonably incurred and is permitted only if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. The corporation may not indemnify any director, officer, employee or agent from any claim, issue or matter brought by or on behalf of the corporation as to which the director, officer, employee or agent is determined to be liable to the corporation, unless and only to the extent that the court in which the action was brought determines that, despite the determination of liability, in view of all the circumstances of the case, the person is fairly and reasonably entitled to his or her expenses.

        If any director, officer, employee or agent is successful in defending any action, suit or proceeding, the corporation must indemnify him or her against expenses actually and reasonably incurred in connection with the action. Indemnification is not permitted in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        PSC's By-laws provide for broad indemnification of directors, officers and other persons specifically designated as indemnified representatives by the board of directors. However, PSC's By-laws specifically state that there shall be no indemnification where the indemnitee initiates the claim, except for a claim to enforce By-law indemnification rights. The By-laws provide for the advancement of certain expenses if the person seeking expenses agrees to repay all amounts advanced if it is later determined that such person is not entitled to be indemnified for such expenses pursuant to the By-laws.

        Pennichuck.    New Hampshire corporate law provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if the director conducted himself in good faith and he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the corporation's best interest and, in other cases, that his conduct was not opposed to the corporation's best interest. In the case of any criminal proceeding, the director may be indemnified if he had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendre or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct required by law. Indemnification under the statute in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

        A corporation may not indemnify a director in connection with a proceeding brought by or in the right of the corporation in which the director was judged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director, whether or not in his official capacity, in which the director is adjudged liable on the basis that he improperly received personal benefit. Nor may a director be indemnified for a violation of Section 293-A.8.33 of the New Hampshire Business Corporation Act relating to unlawful distributions.

        Pennichuck's Bylaws provide for broad indemnification of directors, officers, employees and agents of Pennichuck. However, Pennichuck's By-laws specifically provide that there shall be no indemnification in respect of any claim, issue or matter as to which the individual has been adjudged to be liable for negligence or misconduct in the performance of his duty to Pennichuck, unless the court decides the individual is fairly and reasonably entitled to indemnity for expenses deemed proper by the court.

Anti-Takeover Provisions of Pennsylvania and New Hampshire Law

        PSC.    Pennsylvania law contains provisions applicable to publicly held Pennsylvania corporations that may be deemed to have an anti-takeover effect. Corporations may elect to "opt-out" of any or all of these anti-takeover provisions; however, PSC has not elected to opt-out of any of them.

        Under Pennsylvania corporate law, directors of a corporation are not required to regard the interests of their shareholders as being dominant or controlling in considering the best interest of the corporation. The directors may consider, to the extent they deem appropriate, such factors as:

  •
  the effects of any action upon any group affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;
  •
  the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;
  •
  the resources, intent and conduct of any person seeking to acquire control of the corporation; and
  •
  all other pertinent factors.

        The Pennsylvania corporate law also provides directors with broad discretion with respect to actions that may be taken in response to acquisitions or proposed acquisitions of corporate control.

        Pennsylvania corporate law provides for a five-year moratorium on certain business combinations, such as mergers and stock acquisitions, with a registered corporation by an interested shareholder after the date such person first becomes an interested shareholder unless either the stock purchase through which the interested shareholder became an interested shareholder receives the prior approval of a corporation's board of directors or such business combination transaction received the prior approval of a corporation's board of directors or the approval of the corporation's shareholders. For this purpose, "interested shareholder" generally means a person who individually or with or through any of its affiliates or associates owns stock with 20% or more of the combined vote or shares entitled to elect directors or who held such amount in the last five years and is still an affiliate.

        Pennsylvania corporate law also provides that when a person or group of persons acting together holds 20% of the shares entitled to vote in the election of directors, any other holder of voting shares of the registered corporation who objects can, within a reasonable time after the control person or group of persons acquires the 20% stake, require the control group to purchase his or her shares at a fair value. Fair value is defined as not less than the highest price per share paid by the control person at any time during the 90-day period ending on the date of the control transaction plus any value, including any value paid or payable for the acquisition of control, that may not be reflected in such price.

        Pennsylvania corporate law generally requires disgorgement, by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power, of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter.

        Finally, Pennsylvania law provides that, subject to a safe harbor, control shares shall not have any voting rights. "Control shares" are shares acquired by a person that, when such acquired shares are added to the shares already owned by such person, cause the percentage of the total votes entitled to be cast by such person in an election of directors to exceed certain levels for the first time (i.e., 20%, 33 1/3% and 50%). Control shares will not have any voting rights until such rights are restored by a resolution approved at an annual or special meeting of the shareholders by (1) all of the disinterested shares of the corporation and (2) all voting shares of the corporation.

        Pennichuck.    New Hampshire corporate law does not contain provisions that may be deemed to have an anti-takeover effect. However, Pennichuck's Articles of Incorporation and Pennichuck's Rights Plan do contain provisions which may be considered to have such an effect.

        The affirmative vote of the holders of two-thirds of the shares entitled to vote is required to approve certain business combinations with an Interested Shareholder. An "Interested Shareholder" means any person who:

  •
  is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of Pennichuck common stock;
  •
  is an affiliate of Pennichuck and at any time within the preceding two years has been the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of Pennichuck common stock; or
  •
  owns any shares of common stock that were acquired from an Interested Shareholder within the past two years in a transaction or series or transactions not involving a public offering.

        However, such two-thirds vote is not required and such business combination will be approved by the affirmative vote of the holders of a majority of the outstanding common shares if either (1) the business combination is approved by a majority of the disinterested directors or (2) the following three conditions are met:

  •
  First, the amount and type of consideration to be received by the holders of Pennichuck common stock in the business combination must meet certain requirements;
  •
  Second, the Interested Shareholder must not have engaged in any prohibited conduct during the time period between when such Interested Shareholder became interested and the time the business combination is to be consummated; and
  •
  Third, a proxy or information statement describing the proposed business combination complying with the Exchange Act must be sent to all Pennichuck shareholders at least 30 days prior to a shareholder vote on the business combination.

        See also "Shareholder Rights Plans" below.

Shareholder Rights Plans

        PSC.    PSC has a Shareholder Rights Plan designed to protect the company's shareholders in the event of an unsolicited unfair offer to acquire PSC. Each outstanding share of common stock is entitled to one right which is evidenced by the PSC common stock certificate. In the event that any person acquires 20% or more of the outstanding common stock or commences a tender or exchange offer which, if consummated, would result in a person or corporation owning at least 20% of the outstanding common stock of PSC, the rights would begin to trade independently from the common stock and, if certain circumstances occur, including the acquisition by a person of 20% or more of the outstanding common stock, each right would then entitle its holder to purchase a number of common shares of PSC at a substantial discount. If PSC is involved in a merger or other business combination at any time after the rights become exercisable, the rights will entitle the holder to acquire a certain number of shares of the common stock of the acquiring company at a substantial discount. The rights are redeemable by PSC at a redemption price of $.01 per right at any time before the rights become exercisable. The rights will expire on March 1, 2008, unless previously redeemed.

        Pennichuck.    On April 20, 2000, the Pennichuck board adopted a Rights Agreement and declared a dividend of one preferred share purchase right, for each outstanding share of common stock, $1.00 par value. Each right entitles the holder to purchase one 1/100th of a share of Series A Junior Participating Preferred Stock of Pennichuck at an exercise price of $85.00 per share, subject to adjustment. The rights become exercisable if a person or group acquires, or commences a tender or exchange offer to acquire, more than 10% of Pennichuck's outstanding common stock. In that event, each right will entitle the holder, other than the acquiring party, to purchase a number of shares of Pennichuck common stock having a market value equal to two times the right's exercise price. If Pennichuck is acquired in a merger or other business combination at any time after the rights become exercisable, the rights will entitle the holder to purchase a certain number of shares of common stock of the acquiring company having a market value equal to two times the right's exercise price. The rights are redeemable by Pennichuck at a redemption price of $.01 per right at any time before the rights become exercisable. The rights will expire on April 19, 2010, unless previously redeemed.

Amendment of By-laws

        PSC.    PSC's By-laws may be amended by the board of directors with respect to those matters which are not expressly reserved by statute for amendment by the shareholders. With respect to all other matters, PSC's By-laws may be amended by the affirmative vote of 75% of the votes entitled to be cast by all voting shareholders, or a majority of the votes entitled to be cast by all voting shareholders if such removal has been recommended by a majority vote of the board of directors.

        Pennichuck.    Pennichuck's Bylaws may be amended by a majority of the board of directors subject to repeal or change only by a vote of the holders of two-thirds of the shares entitled to vote at a meeting expressly called for that purpose.

Amendment of Articles of Incorporation

        PSC.    Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class. Pennsylvania law also provides that shareholders of a registered corporation, such as PSC, are not entitled to propose amendments to the articles of incorporation. PSC's Articles of Incorporation may be amended, altered or repealed as provided by Pennsylvania law.

        Pennichuck.    Under New Hampshire law, unless the articles of incorporation provide otherwise, certain amendments to the articles may be made by vote of the board of directors alone. All other amendments proposed by the board of directors require the approval of a majority of the votes entitled to be cast. Pennichuck's Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the shares entitled to vote, except for certain provisions of the Articles of Incorporation which require the affirmative vote of the holders of two-thirds of the shares entitled to vote.

PSC

        PSC, a Pennsylvania corporation, is a holding company for regulated utilities providing water or wastewater services to approximately 2 million people in Pennsylvania, Ohio, Illinois, New Jersey, Maine and North Carolina. PSC's two primary subsidiaries are Pennsylvania Suburban Water Company, a regulated public utility that provides water or wastewater services to approximately 1.3 million residents in the suburban areas north and west of the City of Philadelphia and in eighteen other counties in Pennsylvania, and Consumers Water Company (acquired in a pooling-of-interests transaction on March 10, 1999), a holding company for several regulated public utility companies that provide water or wastewater service to approximately 700,000 residents in various communities in four states. Other subsidiaries provide water or wastewater services in parts of Pennsylvania, North Carolina and Ohio. In addition, PSC provides water and wastewater service to approximately 35,000 people through operating and maintenance contracts with municipal authorities and other parties close to our operating companies' service territories. Some of PSC's subsidiaries provide primarily residential wastewater services to approximately 40,000 people in Pennsylvania, Illinois, New Jersey and North Carolina. PSC is among the largest investor-owned water utilities in the U.S. based on the number of customers. PSC's customer base is primarily residential, with these customers representing approximately two-thirds of our total water revenues.

        AquaSource Operating Subsidiaries Acquisition.    On July 29, 2002, PSC entered into a purchase agreement with DQE, Inc. ("DQE") and AquaSource, Inc. ("AquaSource"), a subsidiary of DQE, pursuant to which PSC agreed to acquire three operating water and wastewater subsidiaries of AquaSource and assume selected, integrated operating and maintenance contracts and related assets. The purchase agreements provides for a target cash purchase price of approximately $205 million subject to various adjustments. If the transaction is consummated, PSC will purchase operating utilities, including assets and franchises that serve approximately 130,000 water and wastewater customer accounts in 11 states, and selected water and wastewater operating contracts that serve approximately 40,000 customers in seven of these states. Over 80% of the customers of the businesses PSC is purchasing are located in Texas, Florida, Virginia and Indiana. The acquisition is subject to certain regulatory approvals, but does not require approval of the shareholders of DQE or PSC. PSC expects to obtain the requisite regulatory approvals in the second half of 2003.

        Status of Selling Shareholder Vivendi Environnement.    Vivendi Enivironnement through its affiliates ("Vivendi") owned approximately 16.8% of PSC's outstanding common stock. In May 2002, Vivendi advised PSC of its decision to sell its investment in PSC. Vivendi announced that its decision was part of its overall strategy to divest non-core assets and focus on other business strategies. In September 2002, in order to facilitate the orderly re-distribution of the shares held by Vivendi into the market, PSC completed a secondary offering of 9,885,256 shares of PSC common stock held by Vivendi. The number of outstanding shares of PSC common stock was not changed as a result of this secondary offering. In addition, in October 2002 PSC repurchased 1,210,620 shares of PSC common stock representing the remainder of the shares of PSC common stock held by Vivendi.

        PSC's principal executive offices are located at 762 West Lancaster Avenue, Bryn Mawr, Pennsylvania 19010 and its telephone number is (610) 527-8000.

PENNICHUCK

        Pennichuck is a holding company whose principal operating subsidiaries are engaged primarily in the collection, storage, treatment, distribution and sale of potable water throughout southern and central New Hampshire. Three of Pennichuck's subsidiary corporations—Pennichuck Water Works, Inc., Pennichuck East Utility, Inc. and Pittsfield Aqueduct Company, Inc.—are each engaged in business as a regulated public utility, subject to the jurisdiction of the New Hampshire Public Utilities Commission. They collectively serve approximately 26,400 residential and 2,000 commercial and industrial customers. Pennichuck was formed in 1983 following the reorganization of Pennichuck Water Works, which was first established in 1852, into a dedicated water utility. At the same time several tracts of land, formerly held for watershed protection purposes, were transferred to The Southwood Corporation. Southwood is involved in the development of commercial and residential real estate. Pennichuck also conducts non-regulated, water-related management services and contract operations through another subsidiary, Pennichuck Water Service Corporation.

        The Water Business.    Pennichuck Water Works, Inc. is franchised by the New Hampshire Public Utilities Commission to gather and distribute water in the City of Nashua, New Hampshire and in portions of the New Hampshire towns of Amherst, Bedford, Derry, Epping, Hollis, Merrimack, Milford and Plaistow. Pennichuck Water Works, Inc. has transmission mains which directly interconnect its core system in Nashua with the surrounding towns of Amherst, Hudson, Merrimack and Milford.

        Pennichuck East Utility, Inc. was organized in 1998 to acquire certain water utility assets from the Town of Hudson, New Hampshire, following its acquisition of those assets from an investor-owned water utility which previously served Hudson and surrounding communities. Pennichuck East Utility, Inc. is franchised to gather and distribute water in the New Hampshire towns of Litchfield, Pelham, Windham, Londonderry, Derry, Raymond and Hooksett, which are areas adjacent to the service franchise served by Pennichuck Water Works, Inc. The water utility assets owned by Pennichuck East Utility, Inc. consist principally of water transmission and distribution mains, hydrants, wells, pump stations and pumping equipment, water services and meters, easements and certain tracts of land.

        Pittsfield Aqueduct Company, Inc. was acquired by Pennichuck in 1998 and serves approximately 625 customers in and around Pittsfield, New Hampshire.

        Contract and Real Estate Operations.    Pennichuck formed the Pennichuck Water Service Corporation to conduct its non-regulated, water-related activities. Its activities include providing contract operations and maintenance, water testing and billing services to municipalities. The Southwood Corporation, Pennichuck's real estate subsidiary, was organized for the purpose of owning, developing, selling and managing approximately 1,088 acres of undeveloped land in Nashua and Merrimack, New Hampshire formerly owned by Pennichuck Water Works for watershed protection purposes.

        Pennichuck is a New Hampshire corporation. Its principal executive offices are located at 4 Water Street, Nashua, New Hampshire, and its telephone number is (603) 882-5191.

BENEFICIAL SHAREHOLDERS OF PENNICHUCK

        The following table sets forth information as of November 22, 2002 concerning (i) each director of Pennichuck, (ii) the individuals who have served as executive officers of Pennichuck since the beginning of fiscal year 2001, (iii) all current executive officers and directors of Pennichuck as a group, and (iv) each person who is known by Pennichuck to be the beneficial owner of more than five percent of the Pennichuck common stock as of such date. The information presented details each person's ownership of Pennichuck common stock and what his, her or its respective ownership of PSC common stock would be if the merger is completed, assuming the person does not otherwise beneficially own shares of PSC common stock. Except as indicated in the footnotes below, this information has been furnished by the persons listed in the table have sole investment and voting power with respect to the shares beneficially owned by them.

	Pennichuck Shares Owned			PSC Shares Owned After the Merger(7)
Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Outstanding Shares Owned(6)	Shares Beneficially Owned	Percent of Outstanding Shares Owned(6)
Banknorth Investment Management Group 143 North Main Street Concord, New Hampshire 03301	135,465	(2)	5.5%	194,392	*
Maurice L. Arel	52,546	(5)	2.1%	75,403	*
Joseph A. Bellavance	13,469	(3)(4)	*	19,328	*
Charles E. Clough	24,353		1.0%	34,946	*
Stephen J. Densberger	25,089	(3)(5)	1.0%	36,002	*
Bonalyn J. Hartley	13,993	(3)(5)	*	20,079	*
Robert P. Keller	2,412		*	3,461	*
John R. Kreick	699	(3)	*	1,003	*
Hannah M. McCarthy	654	(3)	*	938	*
Martha E. O'Neill	12,200		*	17,507	*
Charles J. Staab	22,334	(5)	*	32,049	*
Donald L. Ware	12,905	(5)	*	18,518	*
All Executive Officers and Directors as a Group (11 Persons)	180,654		7.3%	259,234	*

*
Less than 1%.

(1)
The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of November 22, 2002 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named shareholder has a direct or indirect pecuniary interest in such shares.

(2)
The information reported is based on a Schedule 13G/A dated March 31, 2002, filed with the SEC by The Banknorth Investment Management Group. The Banknorth Investment Management Group claims sole power to vote or to direct the vote over 113,533 shares; shared power to vote or to direct the vote over no shares; sole power to dispose or to direct the disposition of 40,944 shares; and shared power to dispose or to direct the disposition of 94,521 shares.

(3)
The individuals and group denoted by this footnote have sole voting and investment power with respect to shares beneficially owned, except as stated in notes (4) through (5) below and except that voting and investment power is shared as follows: Mr. Bellavance—-5,742 shares, Mr. Densberger—-9,589 shares, Ms. Hartley—-3,493 shares, Mr. Kreick—-699 shares and Ms. McCarthy—-654 shares.

(4)
Mr. Bellavance disclaims beneficial ownership of 1,777 of these shares.

(5)
Includes shares subject to unexercised stock options previously granted which officers have a right to acquire within 60 days of November 22, 2002. Mr. Arel holds options to acquire 20,000 shares, Mr. Densberger holds options to acquire 15,500 shares, Ms. Hartley holds options to acquire 10,500 shares, Mr. Staab holds options to acquire 12,500 shares and Mr. Ware holds options to acquire 10,594 shares.

(6)
Percentages are based upon 2,476,888 shares of Pennichuck common stock outstanding and 70,491,694 shares of PSC common stock outstanding on April 29, 2002.

(7)
The number of shares of PSC common stock held after the merger were calculated using a PSC per share price of $20.901, which was the PSC Average Closing Price as of November 22, 2002, the most recent practicable trading day prior to the date this proxy statement—prospectus was mailed.

(8)
Includes 276 shares of PSC common stock held by Mr. Arel prior to the merger.

LEGAL MATTERS

        The validity of the shares of PSC common stock to be issued in connection with the merger will be passed upon by Morgan, Lewis & Bockius LLP of Philadelphia, Pennsylvania. Tax matters will be passed upon for Pennichuck by Nutter, McClennen & Fish, LLP of Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of PSC, as of December 31, 2001 and 2000 and for each of the two years then ended, incorporated in this proxy statement—prospectus by reference to PSC's Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated statements of income and comprehensive income and cash flow of PSC and subsidiaries for the year ended December 31, 1999, included in PSC's Annual Report on Form 10-K for the year ended December 31, 2001 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Pennichuck as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated in this proxy statement—prospectus by reference to Pennichuck's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent auditors. Because Arthur Andersen LLP has ceased conducting business, we have been unable to obtain Arthur Andersen LLP's written consent to use their report on such financial statements in this prospectus. Accordingly, we have omitted Arthur Andersen LLP's consent in reliance upon SEC rules, which permits us to dispense with the requirement to file the written consent of Arthur Andersen LLP under the circumstances. Since Arthur Andersen LLP has not consented to the use of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements of Pennichuck audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those financial statements.

        A representative of Pennichuck's new auditors, PricewaterhouseCoopers LLP, will be at the Pennichuck special meeting to answer questions from Pennichuck shareholders and will be given an opportunity to make a statement, if so desired.

OTHER MATTERS

        The Pennichuck board is not aware of any other matters to be presented at the Pennichuck special meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on these matters.

WHERE YOU CAN FIND MORE INFORMATION

        PSC and Pennichuck file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information either company files at the SEC's Public Reference Room in Washington, D.C., at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Each of PSC's and Pennichuck's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov". In addition, PSC common stock is listed on the New York Stock Exchange and the Philadelphia Stock Exchange and similar information concerning PSC can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005 or the Philadelphia Stock Exchange at 1900 Market Street, Philadelphia, PA 19103.

        Of the filings Pennichuck has made with the SEC, the following have been delivered with this proxy statement—prospectus as Annexes I and II:

Annex I:	Pennichuck's Annual Report on Form 10-K for the year ended December 31, 2001.
Annex II:	Pennichuck's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

        There has been no material change in Pennichuck's affairs since September 30, 2002, the period covered by Pennichuck's latest Quarterly Report on Form 10-Q.

        PSC has filed a registration statement on Form S-4 (                        ) to register with the SEC the PSC common stock to be issued to the Pennichuck shareholders in the merger. This proxy statement—prospectus is a part of that registration statement and constitutes a prospectus of PSC in addition to being a proxy statement of Pennichuck for the special meeting. As allowed by SEC rules, this proxy statement—prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows PSC and Pennichuck to "incorporate by reference" certain information into this proxy statement—prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is deemed to be part of this proxy statement—prospectus, except for any information superceded by information in this proxy statement—prospectus. This proxy statement—prospectus incorporates by reference the documents named below that we have previously filed with the SEC. Those documents contain important information about PSC's and Pennichuck's businesses, financial conditions and operating results.

PSC SEC Filings

  •
  Annual Report on Form 10-K for the year ended December 31, 2001.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2002

  •
  Current Reports on Form 8-K, filed on May 14, 2002 and August 5, 2002.

  •
  Definitive Proxy Statement on Schedule 14A, filed on April 5, 2002.

  •
  The description of our common stock set forth in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

Pennichuck SEC Filings

  •
  Annual Report on Form 10-K for the year ended December 31, 2001.

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2002

  •
  Current Report on Form 8-K, filed on April 29, 2002.

  •
  Definitive Proxy Statement on Schedule 14A, filed on April 2, 2002.

        Of the documents incorporated by reference, included as Annex I and Annex II delivered with this proxy statement—prospectus are Pennichuck's Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

        PSC and Pennichuck are also incorporating by reference additional documents that we will file with the SEC between the date of this proxy statement—prospectus and the date of the Pennichuck special meeting.

        PSC has supplied all information contained or incorporated by reference in this proxy statement—prospectus relating to PSC and Pennichuck has supplied all information contained in this proxy statement—prospectus relating to Pennichuck.

        All of the documents incorporated by reference in this proxy statement—prospectus are available from PSC and Pennichuck without charge, excluding all exhibits, unless PSC and Pennichuck have specifically incorporated by reference an exhibit in this proxy statement—prospectus. Shareholders, including beneficial owners, may obtain documents incorporated by reference in this proxy statement—prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Philadelphia Suburban Corporation 762 West Lancaster Avenue Bryn Mawr, Pennsylvania 19010-3489 Attention: Investor Relations Telephone:	Pennichuck Corporation 4 Water Street Nashua, New Hampshire 03061-0448 Attention: Shareholder Relations Telephone: (603) 882-5191

        If you would like to request documents from PSC or Pennichuck, please do so by            , 2002 to receive them before the Pennichuck special meeting.

You should rely only on the information contained or incorporated by reference in this proxy statement—prospectus to vote on the proposal to approve the merger agreement. We have not authorized anyone to provide you with information that is different from that which is contained in this proxy statement—prospectus. This proxy statement—prospectus is dated                , 2002. You should not assume that the information contained in this proxy statement—prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement—prospectus to shareholders nor the issuance of PSC common stock in the merger shall create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

By and Among

PHILADELPHIA SUBURBAN CORPORATION

RALEIGH ACQUISITION CORPORATION

and

PENNICHUCK CORPORATION

Dated as of April 29, 2002

i

GLOSSARY OF DEFINED TERMS

DEFINITION	LOCATION OF DEFINITION
1935 Act	2.16
Acquisition Proposal	5.4(a)
Acquisition Sub	Preamble
Acquisition Sub Articles	1.4(a)
Acquisition Sub By-Laws	1.4(b)
affiliate	8.3(a)
Approvals	2.1
Articles of Merger	1.2
beneficial owner	8.3(b)
Board	Preamble
Business Combination	1.7(i)
business day	8.3(c)
Certificates	1.6(d)
Claims	2.10
Closing Date	1.1(b)
Code	Preamble
Company	Preamble
Company Articles	2.2
Company By-Laws	2.2
Company Common Stock	1.6(b)
Company Subsidiary	2.1
Company Disclosure Schedule	Article II
Company Employee Plans	2.11(a)
Company Fee	7.3(b)
Company Permits	2.6(b)
Company Required Consents	2.5(c)
Company SEC Reports	2.7(a)
Company Stock Option Plans	1.8(a)
Company Stock Option	1.8(a)
Company Confidentiality Agreement	5.2(b)
Confidentiality Agreements	5.2(b)
control	8.3(d)
Covered Persons	5.6(c)
December Company Balance Sheet	2.9
December Parent Balance Sheet	3.10
Dissenting Shares	1.9(a)
DOJ	5.3(b)
DRSPP	4.1(b)
Effective Time	1.2
Environmental Laws	2.18
Environmental Permits	2.18
ERISA	2.11(a)
Exchange Act	2.5(a)
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
Exchange Ratio	1.6(c)
Final Order	6.1(e)

Form S-4	5.1(a)(ii)
FTC	5.3(b)
GAAP	2.7(b)
Governmental Authorities	2.5(c)
Health Agencies	2.5(c)
HSR Act	2.5(c)
Indemnified Parties	5.6(b)
Intellectual Property Rights	2.19
IRS	2.11(b)
ISO	2.11(c)
knowledge	8.3(e)
Labor Contract	2.12(a)
Laws	2.5(b)
Liens	2.3
Material Adverse Effect	1.12
Material Contracts	2.5(a)
Merger	Preamble
Merger Consideration	1.6(c)
Nasdaq	4.1(d)
New Hampshire Law	1.1(a)
NYSE	1.6(c)
Orders	2.5(b)
Parent	Preamble
Parent Average Closing Price	1.6(c)
Parent Common Stock	1.6(d)
Parent Confidentiality Agreement	5.2(a)
Parent Disclosure Schedule	Article III
Parent Permits	3.7(b)
Parent Required Consents	3.4(b)
Parent SEC Reports	3.8(a)
Parent Stock Option	1.8(a)
person	8.3(f)
Preferred Stock	2.3
Proxy Statement	5.1(a)(i)
PUCs	2.5(c)
Requisite Company Vote	2.4
Rights Agreement	2.23
SEC	2.7(a)
Securities Act	2.7(a)
SGBD	2.21
Share	1.6(c)
Shareholders' Meeting	5.1(a)(i)
subsidiary	8.3(g)
Subsidiary Documents	2.2
Superior Proposal	5.4(a)
Surviving Corporation	1.1(a)
Tax	2.17(a)
Tax Returns	2.17(a)
Third Party	5.4(a)
Terminating Event	7.1(e)

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of April 29, 2002, is among PENNICHUCK CORPORATION, a New Hampshire corporation (the "Company"), PHILADELPHIA SUBURBAN CORPORATION, a Pennsylvania corporation ("Parent"), and RALEIGH ACQUISITION CORPORATION, a New Hampshire corporation and a wholly owned subsidiary of Parent ("Acquisition Sub").

        WHEREAS, the Boards of Directors of Parent, Acquisition Sub and the Company have each approved the acquisition of the Company by Parent, by means of a merger of Acquisition Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of the Company (the "Board") adopted this Agreement and the transactions contemplated hereby and resolved to recommend approval of the Merger and approval of this Agreement by the shareholders of the Company, subject to the terms of this Agreement;

        WHEREAS, the Boards of Directors of Parent and Acquisition Sub have each approved the Merger of Acquisition Sub with and into the Company in accordance with the New Hampshire Business Corporation Act (the "New Hampshire Law") upon the terms and subject to the conditions set forth herein; and

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition Sub hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1 The Merger.

        (a) Effective Time. Subject to and upon the terms and conditions of this Agreement, and in accordance with the New Hampshire Law, Acquisition Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the Boston office of Nutter, McClennen & Fish, LLP, unless another date and time or place is agreed to in writing by the parties hereto (the "Closing Date").

        Section 1.2 Effective Date. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger as contemplated by the New Hampshire Law (the "Articles of Merger"), together with any required related certificate, with the Secretary of State of the State of New Hampshire, in such form as required by, and executed in accordance with the relevant provisions of, the New Hampshire Law (the time of such filings being the "Effective Time").

        Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the New Hampshire Law.

        Section 1.4 Articles of Incorporation, By-Laws.

        (a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Acquisition Sub (the "Acquisition Sub Articles") as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the New Hampshire Law and the Acquisition Sub Articles.

        (b) By-Laws. At the Effective Time, the By-Laws of the Acquisition Sub (the "Acquisition Sub By-Laws"), as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the New Hampshire Law, the Articles of Incorporation of the Surviving Corporation and the Acquisition Sub By-Laws.

        Section 1.5 Directors and Officers. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

        Section 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Acquisition Sub, the Company, or the holders of any of the following securities:

        (a) Common Stock of Acquisition Sub. Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into one share of the common stock, par value $1.00 per share, of the Surviving Corporation.

        (b) Cancellation of Treasury Stock and Parent-Owned Common Stock. Each share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") that is owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock that is owned by Parent, Acquisition Sub or any other subsidiary of Parent shall automatically be cancelled and retired, and no cash, Parent Common Stock (as defined Section 1.6(d)) or other consideration shall be delivered or deliverable in exchange therefor.

        (c) Conversion of Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.6(b) and any Dissenting Shares (as defined in and to the extent provided in Section 1.9)), together with each associated right under the Rights Agreement (together, a "Share"), shall be converted into the right to receive that number of shares of Parent Common Stock as shall be equal to the Exchange Ratio (the "Merger Consideration"). The Exchange Ratio will be determined as follows:

          (i) if the Parent Average Closing Price is not less than $23.000 but not greater than $25.000, the Exchange Ratio will be equal to the quotient, rounded to the nearest thousandth, of 33.000 divided by the Parent Average Closing Price; or

          (ii) if the Parent Average Closing Price is less than $23.000, the Exchange Ratio will be 1.435; or

          (iii) if the Parent Average Closing Price is greater than $25.000, the Exchange Ratio will be 1.320.

As used herein, the term "Parent Average Closing Price" means the average of the daily closing sales prices of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite

Transaction reporting system (as reported by the Wall Street Journal or, if not so reported thereby, by another authoritative source as mutually agreed by Parent and the Company) for the twenty (20) consecutive full trading days in which such shares are traded on the NYSE ending at the closing of trading on the third full trading day prior to the Closing Date.

        (d) Cancellation and Retirement of Common Stock. As of the Effective Time of the Merger, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall no longer be outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such shares of Company Common Stock (collectively, the "Certificates") shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and cash in lieu of fractional shares of Common Stock, par value $0.50 per share, of Parent (the "Parent Common Stock")) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.7.

        Section 1.7. Exchange of Certificates.

        (a) Exchange Agent. As of the Effective Time of the Merger, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent") which shall provide that Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article I, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time of the Merger, and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.6(c) in exchange for outstanding shares of Company Common Stock.

        (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of Certificates immediately prior to the Effective Time of the Merger whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Prior to the Effective Time, Parent shall afford the Company a reasonably opportunity to review and comment on such transmittal materials and obtain the Company's approval of such materials, which approval shall not be unreasonably withhel. Upon surrender of a Certificate for cancellation (or indemnity reasonably satisfactory to Parent and the Exchange Agent, if any of such Certificates are lost, stolen or destroyed) to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all shares of Company Common Stock then held by such holder), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.7, subject to the provisions of Section 1.9, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the Parent Common Stock into which the shares of Company Common Stock represented by such Certificate have been converted as provided in this Article I and the right to receive upon such surrender cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.7(e).

        (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.7(e) until the surrender of such Certificate in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing the whole shares of Parent Common Stock issued in exchange therefor without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of any dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time of the Merger and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (d) No Further Ownership Rights in Common Stock. All shares of Parent Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms hereof, and all cash paid pursuant to Sections 1.7(c) and 1.7(e), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or any other distributions with a record date prior to the Effective Time, which may have been declared or made by the Company on the Shares prior to the date of this Agreement and which remain unpaid at the Effective Time. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

        (e) No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. In lieu of such issuance of fractional shares, Parent shall pay each holder of Certificates an amount in cash (rounded to the nearest cent) equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held immediately prior to the Effective Time of the Merger by such holder) would otherwise be entitled by (b) the Parent Average Closing Price.

          (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates, subject to and in accordance with the terms of Section 1.7(c).

        (f) Termination of Exchange Fund. Any portion of the Exchange Fund deposited with the Exchange Agent pursuant to this Section 1.7 which remains undistributed to the holders of the Certificates twelve months after the Effective Time of the Merger shall be delivered to the Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article I shall thereafter look only to the Parent and only as general creditors thereof for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holders may be entitled.

        (g) No Liability. None of Parent, Acquisition Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time of the Merger, or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 2.5(c)), any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (h) Investment of Exchange Fund. The portion of the Exchange Fund used to satisfy the cash payable to the holders of Certificates shall be invested by the Exchange Agent as directed by Parent, provided that such investments shall be limited to (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated of the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit issued by a commercial bank the deposits of which are insured, up to applicable limits, by the United States Federal Deposit Insurance Corporation and which is "well capitalized" within the meaning of applicable United States regulations and has at least $75,000,000,000 in assets.

        (i) Adjustment Provisions. In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time of the Merger as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time of the Merger, the Exchange Ratio shall be proportionately adjusted. If, between the date hereof and the Effective Time of the Merger, Parent shall merge, be acquired or consolidate with, by or into any other corporation (a "Business Combination") and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

        (j) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent.

        Section 1.8. Treatment of Options.

        (a) At the Effective Time of the Merger, each outstanding option to purchase Company Common Stock (a "Company Stock Option") granted under the Company's stock option plans, director deferred compensation plan and other agreements listed on Section 2.11(c) of the Company Disclosure Schedule (as hereinafter defined) (collectively, the "Company Stock Option Plans"), whether or not then exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock (a "Parent Stock Option") as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time of the Merger, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option (rounded down to the nearest whole number of shares of Parent Common Stock); provided, however, that in the case of any ISO (as defined below), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

        (b) As soon as practicable after the Effective Time of the Merger, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 1.8 after giving effect to the Merger and the provisions set forth above). Subject to the adjustments provided for in Section 1.8(a) and if necessary, Parent shall comply with the terms of the Company Stock Plans and ensure, to the extent required by, and subject to the provisions of, the Company Stock Plans, that Company Stock Options that qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after the Effective Time of the Merger.

        (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options. As soon as practicable after the Effective Time of the Merger, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act (as defined below), where applicable, Parent shall administer the Company Stock Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Company Stock Plans complied with such rule prior to the Merger.

        Section 1.9. Dissenting Shares.

        (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Stock who has demanded and perfected appraisal rights of such shares in accordance with New Hampshire Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6(c), but the holder thereof shall only be entitled to such rights as are granted by New Hampshire Law.

        (b) Notwithstanding the foregoing, if any holder of shares of Company Common Stock who demands appraisal of such shares under New Hampshire Law shall effectively withdraw the right to appraisal, then, as of the later of the Effective Time of the Merger and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock, without interest thereon, upon surrender of the Certificate representing such shares as provided in Section 1.6(c).

        (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to New Hampshire Law and received by the Company which relate to any such demand for appraisal and (ii) the right to conduct and control all negotiations and proceedings which take place prior to the Effective Time of the Merger with respect to demands for appraisal under New Hampshire Law. The Company shall not, except with the prior written consent of Parent or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of the Company Common Stock or offer to settle or settle any such demands.

        Section 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, (a) the Merger Consideration as may be required pursuant to Section 1.6 and (b) any dividends payable in accordance with Section 1.7(c) less any required withholding of taxes as provided in Section 1.7(j); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        Section 1.11 Taking of Necessary Action; Further Action. Each of Parent, Acquisition Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as possible. If at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the officers and directors of the Company and Acquisition Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

        Section 1.12 Material Adverse Effect. When used in connection with the Company or any of the Company Subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that is materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, or Parent and its subsidiaries, as the case may be, in each case taken as a whole, other than any such changes, effects or circumstances (i) set forth or contemplated by the Company Disclosure Schedule or the Parent Disclosure Schedule (each as hereinafter defined), as the case may be, or (ii) set forth or described in the Company SEC Reports or the Parent SEC Reports (each as hereinafter defined), and provided that none of the following shall be deemed by itself or by themselves, either alone or in combination with one another, to constitute a Material Adverse Effect on the Company or Parent (as applicable): (a) any change in the market price or trading volume of the Company Common Stock or the Parent Common Stock; (b) any failure by the Company or Parent to meet the revenue or earnings, predictions or expectations of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement; (c) any adverse effect due to employee attrition of the Company or Parent; (d) any adverse effect on the Company arising out of or attributable to the announcement of this Agreement and the transactions contemplated hereby, or resulting from or attributable to actions of the parties contemplated by this Agreement; (e) any change arising out of conditions affecting the industry in which the Company or Parent operates as a whole or the U.S. economy as a whole; (f) reductions in consumer demand or reductions in supply sources as a result of climatic conditions in the watersheds or in the areas serviced by the Company or any of the Company Subsidiaries; (g) any change in Laws or Orders or interpretations thereof by courts or Governmental Authorities generally applicable to public utilities or public services companies or their holding companies; (h) the expenses reasonably incurred by the Company or Parent in entering into this Agreement and consummating the transactions contemplated hereby and the expenses associated with the termination of any Company Employee Plans (as defined below) as and to the extent contemplated herein; or (i) any action or omission by either Parent or any of its subsidiaries, or the Company or any of the Company Subsidiaries, as the case may be, taken with the written permission of the other party in connection with the transactions contemplated hereby.

        Section 1.13 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Accordingly, both prior to and after the Closing, each party's books and records shall be maintained and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code. Each party shall provide to each other such information, reports, returns or schedules as may be reasonably required to assist such party in accounting for and reporting the Merger being so qualified.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Acquisition Sub that on the date hereof, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent (the "Company Disclosure Schedule"):

        Section 2.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. All of the subsidiaries of the Company are set forth in Section 2.1 of the Company Disclosure Schedule (the "Company Subsidiaries"). Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their incorporation. The Company and each of the Company Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the "Approvals") necessary to own, lease and operate the properties they purport to own, lease or operate and to carry on their business as they are now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of the Company Subsidiaries are duly qualified or licensed as a foreign corporation to do business and are in good standing in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. A true and complete list of all of the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock owned by the Company, another Company Subsidiary or any third party along with a list of all partnerships or joint ventures in which the Company or any Company Subsidiary is a party, is set forth in Section 2.1 of the Company Disclosure Schedule. No capital stock or other ownership units of any Company Subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock or other ownership units of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Company or any of Company Subsidiaries is or may be bound to issue, redeem, purchase or sell additional shares of capital stock or other ownership units of any Company Subsidiary. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any person, other than the Company Subsidiaries set forth in Section 2.1 of the Company Disclosure Schedule.

        Section 2.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a true, complete and correct copy of the Company's Articles of Incorporation (the "Company Articles") and the Company's By-Laws (the "Company By-Laws"), each as amended to date, and has furnished or made available to Parent the articles of incorporation and by-laws (or equivalent organizational documents) of each of the Company Subsidiaries (the "Subsidiary Documents"). The Company Articles, the Company By-Laws and Subsidiary Documents are in full force and effect. Neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of the Company Articles or the Company By-Laws or Subsidiary Documents.

        Section 2.3 Capitalization. The authorized capital stock of the Company consists of (i) 100,000 shares of preferred stock, no par value per share, and 15,000 shares of preferred stock, par value $100 per share ("Preferred Stock"), none of which is issued and outstanding, none of which is held in treasury and 25,000 of which are currently designated Series A Junior Participating Preferred Stock, and (ii) 11,500,000 shares of Company Common Stock. As of April 19, 2002, (i) 2,391,439 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and 1,952 shares of Company Common Stock were held in treasury, (ii) no shares of Company Common Stock were held by the Company Subsidiaries, and (iii) 85,395 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options granted under the Company Stock Option Plans. Section 2.3 of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Company Stock Options, the name of each holder thereof, the number of shares purchasable or acquirable thereunder or upon conversion or exchange thereof and (if any) the per share exercise or conversion price or exchange rate of each Company Stock Option. There are no options, warrants or other similar rights, agreements, arrangements, commitments or understandings to which the Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, the Company or any of the Company Subsidiaries other than those listed in Section 2.3 of the Company Disclosure Schedule. All shares of Company Common Stock subject to issuance as aforesaid upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any Company Subsidiary or any other securities of the Company or any of the Company Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Company Subsidiary or any other entity. All of the outstanding shares of capital stock of each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively, "Liens").

        Section 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement by the holders a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the New Hampshire Law and the Company Articles and the Company By-Laws (the "Requisite Company Vote"). The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the Company Articles and the Company By-Laws, the New Hampshire Law, other applicable law or otherwise) to approve this Agreement and the Merger. The Board has adopted this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        Section 2.5 No Conflict; Required Filings and Consents.

        (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of all contracts, agreements, arrangements or understandings, whether or not in writing, to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound as of the date hereof, (i) that are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); (ii) under which the consequences of a default, nonrenewal or termination could have a Material Adverse Effect on the Company; or (iii) pursuant to which payments might be required or acceleration of benefits may occur upon a "change of control" of the Company or the Company Subsidiaries (collectively, the "Material Contracts").

        (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Articles or the Company By-Laws or any Subsidiary Document, (ii) conflict with or violate any law, rule or regulation, whether federal, state, local or foreign (collectively, "Laws"), or any order, judgment or decree, whether federal, state, local or foreign (collectively, "Orders"), applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in a modification of any right or benefit under, or impair the Company's or any of the Company Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any right of termination, amendment, acceleration or cancellation of, or repayment, repurchase or increased payment under, any Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of the Company Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or its or any of their respective properties is bound or affected, except in the case of (ii) or (iii) only for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company and subject to obtaining or making the Company Required Consents (as defined below).

        (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent approval, authorization or permit of, or filing with or notification to, any national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, domestic or foreign (collectively, the "Governmental Authorities"), except for (i) applicable requirements of the Exchange Act, (ii) the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing and recordation of appropriate merger or other documents as required by the New Hampshire Law, (iv) Laws, Orders and practices of any state public utility control or public service commissions or similar state regulatory bodies ("PUCs"), each of which is identified in Section 2.5(c) of the Company Disclosure Schedule, (v) Laws, Orders and practices of any state or local departments of public health or departments of health or similar state or local regulatory bodies or of any federal, state or local regulatory body having jurisdiction over environmental protection or environmental conservation or similar matters ("Health Agencies"), each of which is identified in Section 2.5(c) of the Company

Disclosure Schedule, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have, individually or in the aggregate, a Material Adverse Effect on the Company. Consents, approvals, permits, Orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (vi) are hereinafter referred to as "Company Required Consents." The parties hereto agree that references in this Agreement to "obtaining" Company Required Consents means obtaining such consents, approvals or authorizations, making such registrations, declarations or filings, giving such notices, and having such waiting periods expire as are necessary to avoid a violation of Law or an Order.

        Section 2.6 Compliance, Permits.

        (a) Neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of (i) any Law or Order applicable to the Company or any of the Company Subsidiaries or by which its or any of their respective properties is bound or affected (excluding for purposes of this Section 2.6(a) Environmental Laws) or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        (b) The Company and the Company Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary to the operation of the business of the Company and the Company Subsidiaries as it is now being conducted (collectively, the "Company Permits"), except when the failure to have such Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits except, in each case, where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (c) All filings required to be made by the Company or any of the Company Subsidiaries since December 31, 1996 under any applicable Laws or Orders relating to the regulation of public utilities have been filed with the appropriate PUC or Health Agency or any other appropriate Governmental Authority (including, without limitation, to the extent required, the state public utility regulatory agencies in New Hampshire), as the case may be, including all forms, statements, reports and agreements and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate Laws or Orders, except for such filings or such failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        Section 2.7 SEC Filings; Financial Statements.

        (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, and each other form, report and document filed or to be filed by it under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") or the Exchange Act with the Securities and Exchange Commission ("SEC") subsequent to December 31, 1998 (collectively, the "Company SEC Reports") (i) was prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any form, report or other document with the SEC or any national securities exchange or quotation service or comparable Governmental Authority.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof or for the respective periods set forth therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

        Section 2.8 Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports, since December 31, 2001, the Company and the Company Subsidiaries have conducted their business in the ordinary course and there has not occurred: (i) any Material Adverse Effect on the Company; (ii) any amendments or changes in the Company Articles or the Company By-laws; (iii) any material change by the Company or the Company Subsidiaries in their accounting methods, principles or practices; and (iv) any sale of a material amount of property of the Company or any of the Company Subsidiaries, except in the ordinary course of business.

        Section 2.9 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liability or obligation of any nature whatsoever (whether known, unknown, absolute, accrued, contingent or otherwise) except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) as of December 31, 2001 (the "December Company Balance Sheet"), (b) incurred on or before December 31, 2001 in the ordinary course of business and not required under GAAP to be reflected on the December Company Balance Sheet, (c) incurred since December 31, 2001 in the ordinary course of business substantially consistent with past practice, (d) incurred in connection with this Agreement, (e) disclosed in the Company SEC Reports or (f) which would not individually or in the aggregate have a Material Adverse Effect on the Company.

        Section 2.10 Absence of Litigation. Except for claims, actions, suits, proceedings or investigations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company (collectively, "Claims"), there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, or any properties or rights of the Company or any of the Company Subsidiaries, before any Governmental Authority. Neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order that could reasonably be expected to result in a Material Adverse Effect on the Company or that could reasonably be expected to prevent or delay the Company in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

        Section 2.11 Employee Benefit Plans, Employment Agreements.

        (a) Section 2.11(a) of the Company Disclosure Schedule lists, with respect to the Company and the Company Subsidiaries, the following plans, agreements or arrangements (collectively the "Company Employee Plans"):(i) all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) intended to qualify under Section 401(a) of the Code, (ii) all employee welfare plans (as defined in Section 3(1) of ERISA) maintained or contributed to by the Company or the Company Subsidiaries on behalf of employees, (iii) all other stock option or stock purchase arrangements with employees, (iv) all other employment, executive compensation, consulting or severance agreements, written or otherwise, between the Company or any of the Company Subsidiaries and any employee of or consultant to the Company or any of the Company Subsidiaries where the aggregate amount of expense during the last fiscal year or the aggregate amount of payments in any future one year period exceeds $25,000 and (v) all other pension, excess benefit, bonus, incentive or deferred compensation arrangements with employees. There have been made available to Parent copies of (i) each such written Company Employee Plan, (ii) the most recent annual report on Form 5500, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA.

        (b) Except as set forth on Section 2.11(a) of the Company Disclosure Schedule, (i) none of the Company Employee Plans provides retiree medical or life insurance benefits to any former employee of the Company or a Company Subsidiary (other than post-employment benefits provided in accordance with the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state law), and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) all Company Employee Plans are in material compliance with the applicable requirements prescribed by ERISA and the Code, and the Company and the Company Subsidiaries have performed all material obligations required to be performed by it under each of the Company Employee Plans; (iii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS") or the time within which an application for such a determination with respect to any such plan may be filed has not expired; (iv) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (v) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vi) neither the Company nor any Company Subsidiary has incurred, and neither the Company nor any Company Subsidiary reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course); (vii) there is no pending or, to the knowledge of the Company or any Company Subsidiary, threatened litigation, administrative action or proceeding relating to any Company Employee Plan (other than claims for benefits in the ordinary course of business) that can reasonably be expected to give rise to any material liability to the Company or any Company Subsidiary or to affect adversely the tax-qualified status of any Company Employee Plan; and (viii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not increase the amount of, accelerate the time of payment of, or the vesting of compensation (including, by way of clarification and not limitation, any severance or displacement pay) payable to any employee under any Company Employee Plan.

        (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each individual who holds any Company Stock Option as of the date hereof, together with the number of shares of Company Common Stock subject to such Company Stock Option, the option price of such Company Stock Option (to the extent determined as of the date hereof), whether such Company Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO") and the expiration date of such option.

        (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all employment agreements by and between the Company or any of the Company Subsidiaries and its employees and officers; (ii) all agreements with consultants who are individual, natural persons obligating the Company or any of the Company Subsidiaries to make annual cash payments in an amount exceeding $50,000; and (iii) all plans, programs, agreements and other arrangements of the Company or any of the Company Subsidiaries with or relating to its employees which contain change in control provisions.

        Section 2.12 Employment and Labor Matters.

        (a) There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of the Company Subsidiaries and any of their respective employees, which controversies could, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Company Subsidiaries, except for the Labor Contract (as defined in Schedule 2.5(a) of the Company Disclosure Schedule). The Company has no knowledge of any activities or proceedings of any labor union to organize any employees other than those covered by the Labor Contract; and the Company has no knowledge of any strikes or lockouts, or any material slowdowns, work stoppages, or threats thereof, by or with respect to any employees of the Company or any of the Company Subsidiaries which would have a Material Adverse Effect on the Company.

        (b) Neither the Company nor any of the Company Subsidiaries has violated, in a manner that would reasonably be expected to have a Material Adverse Effect on the Company, any provision of Law or Order regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor related matters, including without limitation, Laws, Orders and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees.

        Section 2.13 Title to Property. The Company and each of the Company Subsidiaries have good and marketable title to all of their properties and assets, free and clear of all Liens, except Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and to the knowledge of the Company all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms and there is not, to the knowledge of the Company, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        Section 2.14 Real and Personal Property. Except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

        (a) The Company and the Company Subsidiaries own or have sufficient rights and consents to use under existing franchises, leases, easements and license agreements all real property (including all buildings, fixtures and other improvements thereto) necessary for the conduct of their businesses and operations as currently conducted; and all such property is in good condition and repair and is suitable in all material respects for the purpose for which it is now being used in the conduct of the businesses of the Company and the Company Subsidiaries.

        (b) All personal property that is owned by the Company or any of the Company Subsidiaries or used by any of them in the conduct of the businesses of the Company and the Company Subsidiaries is in good working condition, subject to normal wear and tear, and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and the Company Subsidiaries.

        Section 2.15 Water Quality. The quality of water supplied by the Company and the Company Subsidiaries to their respective customers complies with all applicable standards for quality and safety of water imposed by applicable Laws and Orders, except where lack of compliance with such standards would not have a Material Adverse Effect on the Company.

        Section 2.16 Regulation as a Utility. Certain Company Subsidiaries are regulated as public utilities in New Hampshire. Neither the Company nor any "subsidiary company" or "affiliate" (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act")) of the Company is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. The Company is not a holding company under the 1935 Act. Except as disclosed in Section 2.16 of the Company Disclosure Schedule, no assets of the Company or any of Company Subsidiaries have been disallowed in any ratemaking procedure before any Governmental Authority.

        Section 2.17 Taxes.

        (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

        (b) The Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed by them, except for any Tax Returns as to which the failure to file, individually or in the aggregate, would not have a Material Adverse Effect on the Company. All such filed Tax Returns are complete and correct, in all material respects. The Company and the Company Subsidiaries have paid and discharged all Taxes as shown as due on such Tax Returns in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and except as may be determined to be owed upon completion of any Tax Return not yet filed based upon an extension of time to file, and there are no other Taxes that would have a Material Adverse Effect on the Company if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required. All tax reserves that the Company is maintaining are disclosed on the Company Disclosure Schedule. There are no Tax liens on any assets of the Company or any Company Subsidiary thereof and (ii) neither the Company nor any of the Company Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (including deferred taxes) reflected in the December Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP. Neither the Company nor any Company Subsidiary: (i) has made the election under Section 341(f) of the Code; (ii) has any unamortized adjustments attributable to a change in accounting method under Section 481 of the Code; (iii) has liability for the Taxes of any other entity or person under Treasury Regulation Section 1.1502-6 as a transferee or successor, by contract or otherwise; (iv) has ever been included in a consolidated or combined Tax return (other than a consolidated group the common parent of which is the Company); (v) has made, or is obligated to make, in connection with the transactions contemplated by this Agreement or under any agreement, plan or arrangement to make a payment or payments to any employee or other service provider that would be subject to Section 280G or Section 162(m) of the Code; or (vi) is currently under examination or audit by any Tax authority or has been notified that it will be under examination or audit.

        Section 2.18 Environmental Matters. Except in all cases as, in the aggregate, have not had and would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and each of the Company Subsidiaries (i) have given all notifications and obtained all applicable permits, licenses and other authorizations (collectively, the "Environmental Permits") that are required to be given or obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of human health and the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, wastes or hazardous or toxic materials or substances into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, wastes or hazardous or toxic materials or substances ("Environmental Laws") by the Company or the Company Subsidiaries (or their respective agents), which Environmental Permits are in full force and effect; (ii) are in compliance with all terms and conditions of such Environmental Permits; (iii) are in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iv) as of the date hereof, are not aware of nor have received written or, to the Company's knowledge, oral notice of any past or present violations of Environmental Laws or Environmental Permits or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Permits or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of the Company Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant, waste or hazardous or toxic material or substance; and (v) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or the Company Subsidiaries (or any of their respective agents) thereunder.

        Section 2.19 Intellectual Property. The Company or the Company Subsidiaries owns, leases or licenses all Intellectual Property Rights necessary to conduct the business of the Company, except where the failure to own, lease or license would not have a Material Adverse Effect on the Company. Except for such claims, infringements and misappropriations that would not have a Material Adverse Effect on the Company, (i) there has been no claim made against the Company or any of the Company Subsidiaries asserting the invalidity, misuse or unenforceability of any Intellectual Property Rights, (ii) the Company is not aware of any infringement or misappropriation of any of its Intellectual Property Rights, and (iii) to the Company's knowledge, neither the Company nor any of the Company Subsidiaries has infringed or misappropriated any Intellectual Property Rights of any other entity. As used herein, "Intellectual Property Rights" means any trademark, servicemark, registration therefor or application for registration therefor, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copy registration, or any other similar type of proprietary intellectual property, in each case owned, leased or licensed and used or held for use by the Company or any of the Company Subsidiaries.

        Section 2.20 Insurance. All property, automobile liability, workers compensation, employer's liability, fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company or any of the Company Subsidiaries are, to the Company's knowledge, with reputable insurance carriers, provide, to the Company's knowledge, full and adequate coverage for all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        Section 2.21 Opinion of Financial Adviser. The Board has received the opinion of the Company's financial advisor, SG Barr Devlin ("SGBD"), to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the Company's shareholders.

        Section 2.22 Brokers. No broker, finder or investment banker (other than SGBD) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and SGBD pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

        Section 2.23 Rights Agreement. The Board has taken all action necessary so that the execution of this Agreement, the announcement and consummation of the Merger and the other transactions contemplated by this Agreement will not cause the preferred share purchase rights pursuant to the Rights Agreement dated as of April 20, 2000 between the Company and Fleet National Bank, as Rights Agent (the "Rights Agreement"), to become exercisable or result in either Parent or Acquisition Sub or any of their affiliates being considered as an "Acquiring Person" or the occurrence of a "Distribution Date" or a "Shares Acquisition Date" (as such terms are defined in the Rights Agreement).

        Section 2.24 Change of Circumstance. Neither the Company nor any of Company Subsidiaries has knowledge of any event or circumstance that indicates that, whether on account of the transactions contemplated by this Agreement or otherwise, any customer, agent, representative or supplier of the Company or any of Company Subsidiaries intends to discontinue, diminish or change its relationship with the Company or any of Company Subsidiaries in any way that would be reasonably likely to have a Material Adverse Effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION SUB

        Parent and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered by Parent to the Company on or prior to the date hereof (the "Parent Disclosure Schedule"):

        Section 3.1 Organization and Qualification; Subsidiaries. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Acquisition Sub has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        Section 3.2 Capitalization.

        (a) The authorized capital stock of Parent consists of consists of 100,000,000 shares of Parent Common Stock. and 1,770,819 shares of Parent Preferred Stock. As of the close of business on March 31, 2002, there were: (i) 68,568,615 shares of Parent Common Stock issued and outstanding; (ii) 925,624 shares of Parent Common Stock held as treasury shares; (iii) 1,923,079 shares of Parent Common Stock reserved for issuance upon exercise of options available for grant pursuant to Parent's stock option plans; (iv) 100,000 shares of Series A Parent Preferred Stock reserved for issuance under the Parent's Shareholder Rights Plan; (v) 8,160 shares of Series B Parent Preferred Stock outstanding; (vi) 500,000 shares of Parent Preferred Stock reserved for issuance under Parent's shelf registration; and (vii) up to 10,000,000 shares of Parent Common Stock reserved for issuance under Parent's stock option plans, Dividend Reinvestment and Direct Stock Purchase Plan, Employee Stock Purchase Plan, Consumers Water Company 401(k) Plan and Parent's shelf registration statement. Except as set forth above, as of the close of business on March 31, 2002, there were no shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding. There are no options, warrants or other similar rights, agreements, arrangements, commitments or understandings to which Parent is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Parent or any of its subsidiaries other than those listed in Section 3.2 of the Parent Disclosure Schedule. There are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or capital stock of any subsidiary or any other securities of Parent or any of its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. All outstanding shares of capital stock of Parent are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The shares of Parent Common Stock to be issued in connection with the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable. As of the Effective Time of the Merger, the Board of Directors of the Parent shall have reserved for issuance upon exercise of options available for grant pursuant to the Company Stock Plans a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock subject to Company Stock Options granted under the Company Stock Plans multiplied by the Exchange Ratio.

        (b) As of the date hereof, the authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value $1.00 per share, 1,000 of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien, and as of the Closing Date, all the issued and outstanding shares of the common stock of Acquisition Sub will be owned by Parent free and clear of any Lien. All of the outstanding shares of capital stock of each of Parent's subsidiaries other than Acquisition Sub are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Parent or another subsidiary of Parent free and clear of all Liens.

        Section 3.3 Authority Relative to this Agreement. Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been approved by Parent, as the sole shareholder of Acquisition Sub. No other vote of holders of any class or series of securities of Parent or Acquisition Sub is necessary to approve this Agreement, the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub enforceable against each of them in accordance with its terms.

        Section 3.4 No Conflict, Required Filings and Consents.

        (a) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation (or equivalent organizational documents) or by-laws of Parent or Acquisition Sub, (ii) conflict with or violate any Law or Order applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Parent or its subsidiaries of any right or benefit under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its respective properties are bound or affected, except in the case of (ii) or (iii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or its subsidiaries and subject to obtaining or making the consents, approvals, authorizations, permits, filings or notifications referred to in Section 3.4(b).

        (b) The execution and delivery of this Agreement by each of Parent and Acquisition Sub does not, and the performance of this Agreement by each of Parent and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger or other documents as required by the New Hampshire Law, (iv) Laws of any of the PUCs, each of which is identified in Section 2.5(c) of the Company Disclosure Schedule, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Acquisition Sub from performing their respective obligations under this Agreement, and would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Consents, approvals, permit, Orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (i) through (v) are hereinafter referred to as the "Parent Required Consents". The parties hereto agree that references in this Agreement to "obtaining" Parent Required Consents means obtaining such consents, approvals or authorizations, making such registrations, declarations or filings, giving such notices; and having such waiting periods expire as are necessary to avoid a violation of Law or an Order.

        Section 3.5 No Prior Activities; Financing; Vote in Favor of Merger.

        (a) Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligation or liability or engaged in any business activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

        (b) Parent has immediately available to it cash necessary to satisfy Parent's and Acquisition Sub's payment obligations hereunder including, without limitation, the obligation to pay all Merger related fees and expenses.

        (c) Parent does not own, directly or indirectly, any shares of Company Common Stock or other capital stock of the Company, or any options, warrants or other rights to acquire any shares of Company Common Stock or any other capital stock of the Company, or in each case, any interests therein, other than pursuant to the Merger as contemplated by this Agreement.

        Section 3.6 Absence of Litigation. Except for claims, actions, suits, proceedings or investigations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any Governmental Authority. Neither Parent nor any of its subsidiaries is subject to any outstanding Order that could reasonably be expected to result in a Material Adverse Effect on Parent or that could reasonably be expected to prevent or delay Parent in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

        Section 3.7 Compliance, Permits.

        (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of (i) any Law or Order applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

        (b) Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary to the operation of the business of Parent and its subsidiaries as it is now being conducted (collectively, the "Parent Permits"), except when the failure to have such Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent and its subsidiaries are in compliance with the terms of the Parent Permits except, in each case, where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        (c) All filings required to be made by Parent or any of its subsidiaries since December 31, 1996 under any applicable Laws or Orders relating to the regulation of public utilities have been filed with the appropriate PUC or Health Agency or any other appropriate Governmental Authority, as the case may be, including all forms, statements, reports and agreements and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate Laws or Orders, except for such filings or such failures to comply that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

        Section 3.8 SEC Filings; Financial Statements.

        (a) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and each other form, report and document filed or to be filed by it under the Securities Act or the Exchange Act with the SEC subsequent to December 31, 1998 (collectively, the "Parent SEC Reports") (i) was prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time it was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any form, report or other document with the SEC or any national securities exchange or quotation service or comparable Governmental Authority.

        (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof or for the respective periods set forth therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

        Section 3.9 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Reports, since December 31, 2001, Parent and its subsidiaries have conducted their business in the ordinary course and there has not occurred: (i) any Material Adverse Effect on Parent; (ii) any amendments or changes in Parent's Certification of Incorporation or Parent's By-laws; (iii) any material change by Parent or its subsidiaries in their accounting methods, principles or practices; and (iv) any sale of a material amount of property of Parent or any of its subsidiaries, except in the ordinary course of business.

        Section 3.10 No Undisclosed Liabilities. Neither Parent nor any of its subsidiaries has any liabilities (whether absolute, accrued, contingent or otherwise) except liabilities (a) in the aggregate adequately provided for in Parent's audited balance sheet (including any related notes thereto) as of December 31, 2001 (the "December Parent Balance Sheet"), (b) incurred on or before December 31, 2001 in the ordinary course of business and not required under GAAP to be reflected on the December Parent Balance Sheet, (c) incurred since December 31, 2001 in the ordinary course of business substantially consistent with past practice, (d) incurred in connection with this Agreement, (e) disclosed in the Parent SEC Reports or (f) which would not individually or in the aggregate have a Material Adverse Effect on Parent.

        Section 3.11 Tax Matters. Parent and each of its subsidiaries (a) have timely filed all Tax Returns required to be filed by Parent and each of its subsidiaries, except for any Tax Returns as to which the failure to file, individually or in the aggregate, would not have a Material Adverse Effect on Parent, (b) have paid all Taxes shown thereon to be due, and (c) have provided adequate accruals in accordance with GAAP in its financial statements for any Taxes that have not been paid. No audit or other examination of any Tax Return of Parent or any of its subsidiaries is presently being conducted by a Tax authority, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination. No extension of the statute of limitations on the assessment of any Taxes has been granted by Parent or any of its subsidiaries and is currently in effect. As of the date hereof, neither Parent nor any of its subsidiaries has taken any action or failed to take any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368 of the Code.

        Section 3.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 4.1 Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and the Company Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated in Section 4.1 of the Company Disclosure Schedule or as required by a Governmental Authority of competent jurisdiction, written notice of which will be given promptly to Parent, or to the extent that Parent shall otherwise consent in writing):

        (a) Ordinary Course.

          (i) The Company and each of the Company Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in all material respects, in substantially the same manner as heretofore conducted, and shall use all commercially reasonable efforts to preserve intact their present lines of business, business organizations and reputations, maintain their rights, franchises and permits, keep available the services of their officers and key employees, maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions. Nothing in this Section 4.1(a)(i) shall require the Company or the Company Subsidiaries to deviate from their respective normal business practices or to offer any additional compensation or incentives to employees, customers, suppliers or others.

          (ii) Other than with the consent of Parent, which shall not be unreasonably withheld, the Company shall not, and shall not permit any of the Company Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures other than capital expenditures contemplated in the Company's capital budget, reasonable amounts required to meet emergencies, and such additional amounts as may be required to comply with Laws and Orders then in effect or required by a Governmental Authority. Notwithstanding the foregoing, the Company shall give Parent thirty (30) days prior written notice before committing to any non-emergency capital expenditure in excess of $500,000 and shall consult with and shall cause its Vice President—Engineering to consult with Parent's Chief Engineer regarding such expenditure, including without limitation the proposed design, implementation and expense of the capital item in question.

        (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of the Company Subsidiaries to, and shall not propose to, (i) declare, set aside or pay any dividends on or make other distributions (whether in cash or otherwise) in respect of any of its capital stock, except (x) dividends by wholly owned subsidiaries of the Company to such subsidiary's parent or another wholly owned subsidiary of the Company and (y) the regular quarterly dividends on the Company Common Stock in the amount of no more than $0.195 per share of Company Common Stock, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary of the Company after consummation of such transaction, (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that the Company may cause the plan administrator of the Company's Dividend Reinvestment and Common Stock Purchase Plan (the "DRSPP") to purchase shares of Company Common Stock in the open market or in one or more privately negotiated transactions with any person who is not an affiliate of the Company, as contemplated by Section 5.10 of this Agreement.

        (c) Issuance of Securities. Except for the issuance of shares of Company Common Stock issuable pursuant to the Company Stock Options outstanding as of the date of this Agreement, the Company shall not, and shall not permit any of the Company Subsidiaries to, issue, deliver or sell, pledge or encumber, or authorize or propose the issuance, delivery or sale, pledge or encumbrance of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than issuances by a wholly owned subsidiary of the Company of capital stock to such subsidiary's parent or another wholly owned subsidiary of the Company.

        (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or, following written notice to Parent, as may be required by Law or Order or required by the rules and regulations of The Nasdaq Stock Market ("Nasdaq"), the Company shall not, and shall not permit any of the Company Subsidiaries to, amend or propose to amend their respective Articles of Incorporation, By-Laws or other governing documents.

        (e) No Acquisitions. Other than with the consent of Parent, which shall not be unreasonably withheld, the Company shall not, and shall not permit any of the Company Subsidiaries to, acquire or agree to acquire for a purchase price greater than $500,000 by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets other than the acquisition of assets as are used in the operations of the business of the Company and the Company Subsidiaries in the ordinary course, consistent with past practice. Notwithstanding the foregoing, the Company shall give Parent thirty (30) days prior written notice of any such acquisition for a purchase price greater than $250,000 and shall consult with Parent's Chief Executive Officer regarding such acquisition.

        (f) No Dispositions. Other than (i) with the consent of Parent, which shall not be unreasonably withheld, (ii) as set forth in Section 4.1(f) of the Company Disclosure Schedule and (iii) transfers between the Company and the wholly owned subsidiaries of the Company and between the wholly owned subsidiaries of the Company, the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, transfer, encumber or otherwise dispose of, or agree to sell, lease, transfer, encumber or otherwise dispose of, any of its assets (including capital stock of the Company Subsidiaries) that are material to the Company.

        (g) Investments; Indebtedness. The Company shall not, and shall not permit any of the Company Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other person, other than loans, advances, capital contributions and investments by the Company or a Company Subsidiary to or in the Company or any wholly owned subsidiary of the Company, (ii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges, settlements or satisfactions incurred or committed to in the ordinary course of business substantially consistent with past practice or reflected in the most recent consolidated financial statements (or the notes thereto) of the Company included in the most recent Company SEC Reports filed prior to the date of this Agreement, or (iii) create, incur, assume or suffer to exist any indebtedness, guarantees, loans or advances or any debt securities or any warrants or rights to acquire any debt securities not in existence as of the date of this Agreement except for short-term indebtedness incurred under the Company's current short-term facilities (and any replacements thereof) in the ordinary course of business, substantially consistent with past practices, and which shall not exceed $500,000 in the aggregate without the consent of Parent, which shall not be unreasonably withheld, in each case as such facilities and other existing indebtedness may be amended, extended, modified, refunded, renewed, refinanced or replaced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby (or, in the case of replacement indebtedness, the term of such indebtedness is not for a longer period of time than the period of time applicable to the indebtedness so replaced) and the other terms and conditions thereof, taken as a whole, are not materially less advantageous to the Company and the Company Subsidiaries than those in existence as of the date of this Agreement.

        (h) Compensation. The Company shall not enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or the Company Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), or modify or terminate or establish any Company Employee Plans, except (i) for normal individual increases in compensation to employees in the ordinary course of business substantially consistent with past practice, (ii) for other changes that are required by applicable Law, (iii) to satisfy contractual obligations disclosed in the Company Disclosure Schedule, (iv) for grants of awards to newly hired employees substantially consistent with past practice, (v) bonuses disclosed in the Company Disclosure Schedule, including, without limitation, the retention bonuses described in Schedule 4.1 of the Company Disclosure Schedule (the "Retention Bonuses"), (vi) modification of any Company Employee Plan required by Law, or (vii) termination of any Company Employee Plan with the consent of Parent, which shall not be unreasonably withheld. Other than with the prior written consent of Parent, which shall not be unreasonably withheld, the Company shall not increase the aggregate number of employees of the Company and the Company Subsidiaries.

        (i) Other Actions. The Company shall not, and shall not permit any of the Company Subsidiaries to take any action that would, or fail to take any action which failure would, or that could reasonably be expected to, result in, (i) a material breach of any provision of this Agreement, or (ii) any of the conditions to the Merger set forth in Article VI not being satisfied.

        (j) Accounting Methods; Income Tax Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Authority, the Company shall not, nor shall it permit any of the Company Subsidiaries to, change its methods of accounting or accounting practices in effect at December 31, 2001, except as required by GAAP. The Company shall not, nor shall it permit any of the Company Subsidiaries to, (i) change its fiscal year, (ii) make or rescind any material tax election, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy in respect of Taxes for any amount in excess of the amount reserved therefor and reflected in the most recent consolidated financial statements (or the notes thereto) of the Company included in the most recent Company SEC Report, or (iv) change in any material respect any of its methods of reporting income, deductions or accounting for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 2000.

        (k) Contracts. The Company shall not, nor shall it permit any of the Company Subsidiaries, except in the ordinary course of business substantially consistent with past practice (i) to modify, amend, terminate or fail to use commercially reasonable efforts to renew any Material Contract or waive, release or assign any material rights or claims under a Material Contract to which the Company or any of the Company Subsidiaries is a party or (ii) to enter into any new Material Contracts.

        (l) Regulatory Matters. Except for filings in the ordinary course of business substantially consistent with past practice, the Company shall inform Parent reasonably in advance of making a filing to implement any change in any of its or the Company Subsidiaries' rates or surcharges for water service or executing any agreement with respect thereto that is otherwise permitted under this Agreement and shall, and shall cause the Company Subsidiaries to, deliver to Parent a copy of each such filing or agreement. Other than with the consent of Parent, which shall not be unreasonably withheld, the Company shall, and shall cause the Company Subsidiaries to, make all such filings (A) only in the ordinary course of business substantially consistent with past practice or (B) as required by a Governmental Authority.

        (m) Compromise; Settlement. Neither the Company nor any of the Company Subsidiaries shall settle or compromise any pending or threatened claims or arbitrations (other than any Claims or arbitrations relating to matters set forth in the Company SEC Reports), other than settlements which involve solely the payment of money (without admission of liability) that would not result in an uninsured payment by or liability of the Company in excess of $50,000 in the aggregate above the reserves established specifically therefor on the books of the Company as of the date hereof.

        (n) Transaction Costs. The Company shall expense all costs related to this transaction as incurred, and shall ensure that any amounts not paid by the Closing Date are accrued on the Company's books prior to the Closing Date, including but not limited to (a) investment banking fees and expenses, which in no event shall exceed $2,600,000, which fee shall cover SGBD providing to Parent or the Company after the Closing such cooperation and assistance as Parent or the Company may request to document the investment banker's services in order to assess the tax deductibility of the fees and expenses for the Company, and (b) the Retention Bonuses, which in no event shall exceed the amounts set forth in Schedule 4.1 of the Company Disclosure Schedule.

        (o) New Accounting System. The Company shall cooperate with Parent in a joint project to install the Parent's Lawson accounting system at the Company during 2002 in anticipation of implementation effective January 1, 2003 (or the Closing Date whichever is later). All costs related to such installation will be paid by Parent but necessary cooperation by Company employees (including accounting and information service employees) will not be unreasonably withheld.

        (p) Director Deferred Compensation Plan. The Company shall use all commercially reasonable efforts to terminate the Company's Director Deferred Compensation Plan as soon as practicable after the date of this Agreement.

        Section 4.2 Covenants of Parent.

        (a) During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement or as required by a Governmental Authority of competent jurisdiction (written notice of which will be given promptly to the Company) or to the extent that the Company shall otherwise consent in writing) Parent shall not, and shall not permit any of its subsidiaries to, take or fail to take any action, including making or agreeing to make any acquisition (i) that would prevent Parent's ability to have authorized and available a sufficient shares of Parent Common Stock to pay the Merger Consideration pursuant to this Agreement; provided, however, that this clause shall not restrict Parent's ability to agree to make any acquisition if such acquisition would require approval of Parent stockholders and, concurrently with seeking such stockholder approval, Parent shall also seek stockholder approval of an increase in the number of authorized and available shares of Parent Common Stock or (ii) that would result in a Material Adverse Effect on Parent or (iii) that could reasonably be expected to prevent Parent from performing its obligations under, or consummating the transactions contemplated by, this Agreement; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing subsidiaries of Parent or (y) the creation of new subsidiaries of Parent organized to conduct or continue activities otherwise permitted by this Agreement; and provided further, that notwithstanding the foregoing if the acquisition provides for more than $100 million of consideration (excluding the assumption of debt) then Parent shall (i) consult with the President of the Company with respect to the acquisition prior to entering into a definitive acquisition agreement; and (ii) the Board of Directors of Parent shall have determined that such acquisition is in the best interest of Parent (including Surviving Corporation).

        (b) Representation on Parent Board. The Board of Directors of Parent shall increase by one (1) the number of directors constituting the entire Board of Directors of Parent as of the Effective Time and shall duly appoint Maurice L. Arel (or such other person as shall be mutually agreed to by Parent and the Board of Directors of the Company) to serve as a director of Parent effective as of and contingent upon the occurrence of the Effective Time.

        Section 4.3 Advice of Changes; Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other, with respect to matters relevant to the Merger and (b) report (to the extent permitted by Law, Order or any applicable confidentiality agreement) on operational matters with respect to the Company and the Company Subsidiaries. The Company shall promptly advise Parent, orally and in writing, of any material change or event affecting its business or operations, including any complaint, investigation or hearing by any Governmental Authority (or communication indicating the same may be contemplated) or, to the Company's knowledge, the institution or threat of any litigation. The Company shall timely file all reports required to be filed by it with the SEC (and all other Governmental Authorities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by Law, Order or any applicable confidentiality agreement) deliver to Parent copies of all such reports, announcements and publications promptly after the same are filed. Except as otherwise required by Section 4.1(l) and subject to applicable Laws and Orders relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

        Section 4.4 Control of the Company's Business . Nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE V

ADDITIONAL AGREEMENTS

        Section 5.1 Shareholders' Meeting; Preparation of Company Proxy Statement.

        (a) The Company, acting through the Board, shall, in accordance with applicable Law and unless the Board shall have determined in good faith, based on the advice of counsel, that to do so could reasonably be determined by a court of competent jurisdiction to constitute a breach of its fiduciary duties to the Company's shareholders under applicable Law:

          (i) in cooperation with Parent, prepare and file with the SEC as soon as practicable following the execution of this Agreement preliminary proxy materials (together with any supplement or amendment thereto, the "Proxy Statement") relating to an annual or special meeting of its shareholders (the "Shareholders' Meeting") for the purpose of obtaining the Requisite Company Vote in accordance with the Exchange Act and include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby;

          (ii) at the earliest practicable date following the later of (x) the date on which the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") is declared effective by the SEC and (y) Parent's submission of all filings with any PUC that may be necessary, proper or advisable under applicable Laws or Orders in respect of any of the transactions contemplated by this Agreement, the Company shall use its reasonable best efforts to duly give notice of the Shareholders' Meeting, cause the Proxy Statement to be mailed to its shareholders, and convene and hold the Shareholders' Meeting; and

          (iii) take all action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of its shareholders (the "Company Shareholders' Meeting") to consider and vote upon the approval of the Merger; subject to Section 5.4, the Company, through its Board of Directors, recommend to its shareholders approval of the Merger; and subject to Section 5.4 hereof, use its reasonable best efforts to obtain the favorable vote of its shareholders at the Company Shareholders' Meeting.

        (b) Parent shall in cooperation with the Company, prepare and file with the SEC as soon as practicable following the execution of this Agreement the Form S-4, in which the Proxy Statement will be included. If the SEC requires a Tax opinion in connection with the filing of the Form S-4, the Company shall cause Nutter, McClennen & Fish, LLP, counsel to the Company, to provide such opinion in the form required by the SEC. The issuance of such opinion shall be conditioned upon the receipt by Nutter, McClennen & Fish, LLP, of customary representation letters from each of the Company, Parent and Acquisition Sub in a form previously agreed to by the parties.

        (c) Parent and the Company shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act and the Proxy Statement cleared by the SEC as promptly as practicable after their respective filings. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of the Parent Common Stock to be issued in the Merger, and the Company shall furnish all information relating to the Company and its shareholders as may be reasonably requested in connection with any such action.

        (d) The Proxy Statement and the Form S-4 shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each party will notify the other party promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Form S-4, the Proxy Statement, or for any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Proxy Statement, the Merger or any other filing. If at any time prior to the Shareholders' Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement or the Form S-4, the Company and Parent shall use their reasonable best efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to the Company's shareholders such amendment or supplement. Parent shall not be required to maintain the effectiveness of the Form S-4 for the purpose of resale by the Company's shareholders who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

        (e) Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement and the Form S-4, at the time of mailing thereof and at the time of Shareholders' Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and the Form S-4, at the time of mailing thereof and at the time of Shareholders' Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (f) Parent will provide the Company and its counsel with a reasonable opportunity to review and comment on the Form S-4 and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide the Company and its counsel with a copy of all such filings made with the SEC. Until such time as the Board of Directors of the Company takes any of the actions with respect to an Acquisition Proposal permitted pursuant to Section 5.4 of this Agreement, the Company will provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide Parent and its counsel with a copy of all such filings made with the SEC.

        Section 5.2 Access to Information; Confidentiality.

        (a) Upon reasonable notice, the Company shall, and shall cause each of the Company Subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, Acquisition Sub or the financing sources of Parent or Acquisition Sub reasonable access, during normal business hours, during the period prior to the Effective Time to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent or Acquisition Sub all information concerning its business, properties and personnel as Parent or Acquisition Sub may reasonably request, and each shall make available to Parent and Acquisition Sub the appropriate individuals (including attorneys, accountants, and other professionals) for discussion of the Company's business, properties and personnel as either Parent or Acquisition Sub may reasonably request. Parent and Acquisition Sub shall keep such information confidential in accordance with the terms of the confidentiality agreement dated January 9, 2002 between Parent and the Company (the "Parent Confidentiality Agreement").

        (b) Upon reasonable notice, Parent shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company reasonable access, during normal business hours, during the period prior to the Effective Time to all its properties, books, contracts, commitments and records and, during such period, Parent shall furnish promptly to the Company all information concerning its business, properties and personnel as the Company may reasonably request, and each shall make available to the Company the appropriate individuals (including attorneys, accountants, and other professionals) for discussion of Parent's business, properties and personnel as the Company may reasonably request. The Company shall keep such information confidential in accordance with the terms of the confidentiality agreement dated April 20, 2002 between the Company and Parent (the "Company Confidentiality Agreement"). The Parent Confidentiality Agreement and the Company Confidentiality Agreement are referred to together herein as the "Confidentiality Agreements".

        Section 5.3 Reasonable Best Efforts.

        (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and to cause the conditions set forth in Article VI to be satisfied on or prior to Closing. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Filing fees relating to any required filings under the HSR Act shall be paid 50% by Parent and 50% by the Company. Notwithstanding anything to the contrary contained herein, in no event will any party or their respective subsidiaries be required to waive any of the conditions to the Merger set forth in Article VI of this Agreement as they apply to such party.

        (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other applicable Law or Order, use its reasonable best efforts to (i) make all appropriate filings and submissions with any PUC, Health Agency or other Governmental Authority that may be necessary, proper or advisable under applicable Laws or Orders in respect of any of the transactions contemplated by this Agreement, (ii) cooperate in all respects with each other in connection with any such filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (iii) promptly inform the other party of any communication received by such party from, or given by such party to, PUCs, Health Agencies, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iv) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, PUCs, Health Agencies, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, in each case regarding any of the transactions contemplated hereby, and to the extent permitted by PUCs, Health Agencies, the DOJ, the FTC or such other applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

        (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.3(a) and 5.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law or Order or any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or Order, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist or otherwise seek to settle on terms mutually agreeable to Parent and the Company any such action proceeding or objection and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.3.

        (d) The Company shall use all commercially reasonably efforts to maintain the Company and the Company Subsidiaries in good standing under the laws of the state of their respective jurisdiction of incorporation.

        (e) Notwithstanding anything to the contrary contained in this Section 5.3, the Board shall not be required to take any action otherwise required by this Section 5.3 that it has determined in good faith, based on the advice of counsel, could reasonably be determined by a court of competent jurisdiction to constitute a breach of its fiduciary duties to the Company's shareholders under applicable Law. Parent shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

        Section 5.4 No Solicitation; Acquisition Proposals.

        (a) The Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director or representative or agent of the Company or any of the Company Subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of the Company Subsidiaries) to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate the initiation of any inquiry or proposal regarding an Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or (iii) agree to approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Section 5.4 shall prohibit the Company or the Board from taking and disclosing to shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; and provided, further, that (y) the Board on behalf of the Company may upon the bona fide unsolicited request of a Third Party (as hereinafter defined) furnish information or data (including, without limitation, confidential or non-public information or data) relating to the Company or the Company Subsidiaries for the purposes of an Acquisition Proposal and participate in negotiations with a person making an unsolicited expression of interest believed by the Board in good faith to be a bona fide indication of such person's desire to pursue the possibility of making an Acquisition Proposal that, in the good faith judgment of the Board, could reasonably lead to a Superior Proposal (as hereinafter defined) and (z) the Board may withdraw or modify its recommendation relating to this Agreement or the Merger if the Board determines in good faith after consultation with its financial advisor that the Merger is no longer in the best interests of the Company's shareholders and that such withdrawal or modification is, therefore, required in order to satisfy its fiduciary duties to the Company's shareholders under applicable Law.

        As used in this Agreement, "Acquisition Proposal" means any of the following: (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its affiliates (a "Third Party") would acquire 50% or more of the outstanding shares of the Company Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party would acquire 50% or more of the outstanding shares of the Company Common Stock of the Company or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party would acquire control of assets (including for this purpose the outstanding equity securities of Company Subsidiaries, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to 50% or more of the fair market value of all the assets of the Company on a consolidated basis immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) a self tender offer, or (vi) any transaction subject to Rule 13(e)-3 under the Exchange Act.

        As used in this Agreement, "Superior Proposal" means an Acquisition Proposal that (i) is not subject to any financing contingencies or is, in the good faith judgment of the Board after consultation with its financial advisor, reasonably capable of being financed and (ii) the Board determines in good faith, based upon such matters as it deems relevant would, if consummated, result in a transaction more favorable to the Company's shareholders than the Merger.

        (b) Prior to providing any information to any person, to the extent permitted under Section 5.4(a), in connection with an existing or possible Acquisition Proposal, the Company shall receive from such person an executed confidentiality agreement in a form reasonably customary in such circumstance.

        (c) Prior to engaging in any substantive discussion, to the extent permitted under Section 5.4(a), with any person in connection with an existing or possible Acquisition Proposal, the Company shall notify Parent orally and in writing of the existence of any Acquisition Proposal or any inquiry indicating that any person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than 48 hours) after its receipt thereof. The Company will, to the extent reasonably practicable, promptly inform Parent upon request of the status of any discussion or negotiation with any such person, and any material change to the terms and conditions of such Acquisition Proposal, and shall promptly give Parent a copy of any information delivered to such person which has not previously been provided by the Company or any of its advisors to Parent or any of its advisors.

        (d) Subject to the foregoing provisions of this Section 5.4, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Parent and Acquisition Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

        (e) The Company shall use all commercially reasonable efforts to ensure that the officers and directors of the Company and the Company Subsidiaries and any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by the Company are aware of the restrictions described in this Section 5.4.

        Section 5.5 Employee Benefit Plans.

        (a) Following the Effective Time, Parent shall, notwithstanding any provision of this Agreement to the contrary, for a period of at least two (2) years (i) either (x) maintain each Company Employee Plan, on the same or substantially the same terms in effect immediately prior to the Effective Time or (y)(1) arrange for any employees of the Company or any Company Subsidiary to participate in all other benefit plans on the same basis as such other benefit plans are made available to employees of Parent or Parent's subsidiaries having substantially similar duties, responsibilities or compensation levels, or (2) establish and/or maintain a combination of other benefit plans and Company Employee Plans that, in the aggregate, provide such employees with benefits of substantially equal value to those benefits they had immediately prior to the Effective Time with respect to such employees who participate in such other benefit plans, (ii) each such participant participating in such other benefit plans shall receive full credit for all service with the Company or Company Subsidiary prior to the Effective Time for all purposes for which such service was recognized under the Company Employee Plans, including, but not limited to, eligibility to participate, vesting, and, to the extent required by Law, the amount of benefits, (iii) each such participant shall participate in such other benefit plans on the same terms as such other benefit plans are made available to employees of Parent or Parent's subsidiaries having substantially similar duties, responsibilities or compensation levels, and (iv) to the extent permitted by any third party insurance company or service provider and not prohibited by Law, Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any such other plans to be waived with respect to each such participant and his or her eligible dependents and shall provide each such participant with credit for any co-payments and deductibles paid prior to the Effective Time, but in the same plan or policy year that includes the Effective Time for purposes of satisfying any applicable deductible out-of-pocket, or similar requirements under any health plans in which each such participant is eligible to participate after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any continuing benefit provided to any employee of the Company or the funding of any such benefit, or (ii) prevent the Parent from adjusting the terms of Company Employee Plans intended to qualify under Code Section 401(a) to the extent necessary to maintain the tax-qualified status of such plans.

        (b) Following the Effective Time, Parent shall cause the Surviving Corporation to honor and perform, pursuant to their terms, all obligations of the Company under each and every Company Employee Plan, provided, however, that nothing contained herein shall limit any reserved right in any Company Employee Plan to amend, modify, suspend, revoke or terminate any such plan as to non-vested benefits.

        Section 5.6 Indemnification and Insurance.

        (a) The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Company Articles and the Company By-Laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time or at any time prior thereto were directors, officers, employees or agents of the Company, unless such modification is required by Law.

        (b) The Company shall, to the fullest extent permitted under applicable Law or under the Company Articles or the Company By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries or affiliates (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, bought or filed, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective Articles of Incorporation or By-Laws of the Company and its subsidiaries and affiliates or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of Parent and the Surviving Corporation in this Section 5.6(b) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by any present or former director, officer or employee of the Company or any of its subsidiaries or affiliates and each other person or entity who controls, or in the past controlled the Company or any of its subsidiaries or affiliates.

        (c) Not later than the Effective Time, Parent shall obtain, and provide to each of the Company's then current directors and officers a certificate of insurance coverage with respect to, so-called "tail insurance" with respect to that portion of the Company's director's and officer's liability insurance policy that serves to reimburse the present and former directors and officers (determined as of the Effective Time) of the Company or any of its subsidiaries or affiliates (the "Covered Persons") (as opposed to the portion that serves to reimburse the Company) with respect to any claim brought against any such director or officer during the six-year period beginning as of the Effective Time and arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as the coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend more than 250% of the current amount expended by the Company to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 5.6(c), Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available at such 250% of the annual premium.

        (d) This Section 5.6 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Persons. In the event that Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) assume the obligations of Parent and the Surviving Corporation set forth in this Section 5.6.

        (e) From and after the Effective Time, Parent unconditionally guarantees the obligations of the Surviving Corporation arising under this Section 5.6.

        Section 5.7 Notification of Certain Matters.

        (a) From time to time after the date of this Agreement and prior to the Effective Time, the Company will (i) promptly supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Company that has been rendered inaccurate thereby, and (ii) give prompt notice to Parent of any failure of the Company materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. For purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement in order to determine the fulfillment of the conditions set forth in Section 6.2(a), the Company Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

        (b) From time to time after the date of this Agreement and prior to the Effective Time, Parent will (i) promptly supplement or amend the Parent Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Parent Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of Parent or Acquisition Sub, as the case may be, that has been rendered inaccurate thereby and (ii) give prompt notice to the Company of any failure of Parent or Acquisition Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. For purposes of determining the accuracy of the representations and warranties of Parent and Acquisition

Sub contained in this Agreement in order to determine the fulfillment of the conditions set forth in Section 6.3(a), the Parent Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

        (c) Each of the Company and Parent shall, within a reasonable period of time following any disclosure, supplement or amendment pursuant to Section 5.7(a) or Section 5.7(b), negotiate in good faith with respect to the consequences of any such disclosure, supplement or amendment.

        Section 5.8 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned, provided however, that a party may, without the prior written consent of the other part, issue such press release or make such public statement as the party may determine, in good faith based after consultation with counsel, is required by Law or the rules and regulations of an exchange or Nasdaq, if it has used all commercially reasonable efforts to consult with the other party.

        Section 5.9 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

        Section 5.10 Company Dividend Reinvestment and Common Stock Purchase Plan. The Company shall use all commercially reasonable efforts to amend or otherwise modify the DRSPP as soon as practicable after the date of this Agreement to provide that the DRSPP plan administrator shall satisfy any order to purchase shares of Company Common Stock under the DRSPP, whether pursuant to reinvestment of Company dividends or the election to make optional purchases, only by acquiring shares of Company Common Stock in the open market or in one or more privately negotiated transactions with any person who is not any affiliate of the Company.

        Section 5.11 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance.

        Section 5.12 Tax-Free Reorganization Treatment. Neither the Company nor Parent shall, and shall not permit any of their respective subsidiaries to, intentionally take or cause to be taken any action not otherwise consistent with the transactions contemplated by this Agreement which would reasonably be expected to disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 5.13 Reservation of Shares. Parent shall at all times from and after the date of this Agreement maintain a sufficient number of duly authorized, unissued and reserved shares of Parent Common Stock necessary to permit Parent to satisfy its obligations under this Agreement without the need to seek approval of Parent's shareholders.

ARTICLE VI

CONDITIONS TO THE MERGER

        Section 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver to the extent permissible under law at or prior to the Effective Time of all the following conditions:

        (a) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

        (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.3.

        (c) Governmental Actions. There shall not be in effect any judgment, decree or order of any Governmental Authority, administrative agency or court of competent jurisdiction, in either case, prohibiting or limiting Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.3.

        (d) Shareholders' Approval. The Merger and this Agreement shall have been duly approved by the Requisite Company Vote.

        (e) Consents and Approvals. All Parent Required Consents and the Company Required Consents shall have been obtained prior to the Effective Time and shall have become Final Orders, except for consents the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on Parent, with respect to Parent Required Consents, or on the Company, with respect to the Company Required Consents. The Final Orders shall impose no conditions that could reasonably be expected to have a Material Adverse Effect on the Company after giving effect to the consummation of the Merger. "Final Order" for purposes of this Agreement means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside or annulled, and with respect to which any waiting period prescribed by any Law or Order before the Merger and other transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by Law or Order have been satisfied. Notwithstanding anything to the contrary contained in this Section 6.1(e), prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.3.

        (f) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent Common Stock issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with.

        (g) Stock Exchange Listing. The shares of Parent Common Stock issuable to Company shareholders pursuant to this Agreement and such other shares of Parent Common Stock required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

        Section 6.2 Additional Conditions to Obligation of Parent and Acquisition Sub to Effect the Merger. The obligations of each of Parent and Acquisition Sub to effect the Merger and consummate the other transactions contemplated hereby are also subject to the satisfaction or waiver by Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

        (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (i) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing as if made at and as of such time (except in respect of representations and warranties made as of a specified date which shall be true as of such specified date), and (ii) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing as if made at and as of such time (except in respect of representations and warranties made as of a specific date which shall be true in all material respects of such specified date), and Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified) signed on behalf of the Company by an executive officer of the Company to such effect.

        (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date except where the failure to perform such obligations would not have a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

        Section 6.3 Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

        (a) Representations and Warranties. The representations and warranties of each of Parent and Acquisition Sub contained in this Agreement (i) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing as if made at and as of such time (except in respect of representations and warranties made as of a specified date which shall be true as of such specified date), and (ii) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing as if made at and as of such time (except in respect of representations and warranties made as of a specific date which shall be true in all material respects of such specified date), and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each of Parent and Acquisition Sub contained in this Agreement are so qualified) signed on behalf of each of Parent and Acquisition Sub by an executive officer of each of Parent and Acquisition Sub.

        (b) Performance of Obligations of Parent and Acquisition Sub. Each of Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date except where the failure to perform such obligation would not have a Material Adverse Effect on Parent, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by an executive officer of Parent to such effect.

        (c) Opinion of Counsel. The Company shall have received from Nutter, McClennen & Fish, LLP, in a form reasonably satisfactory to the Company, an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, addressed to the Company and dated as of the Closing Date, which opinion shall rely in part upon customary and reasonable representation letters from each of the Company, Acquisition Sub and Parent subject to customary assumptions and qualifications.

        (d) Representation on Parent Board. The Board of Directors of Parent shall have increased by one (1) the number of directors constituting the entire Board of Directors of Parent as of the Effective Time and duly appointed Maurice L. Arel (or such other person as shall be mutually agreed to by Parent and the Board of Directors of the Company) to serve as a director of Parent effective as of and contingent upon the occurrence of the Effective Time.

ARTICLE VII

TERMINATION

        Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

        (a) by mutual written consent duly authorized by the boards of directors or any committee thereof of Parent, Acquisition Sub and the Company;

        (b) by either Parent or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party who has not complied with its obligations under Section 5.3 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

        (c) by either Parent or the Company if the Effective Time shall not have occurred on or before March 31, 2003, provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose breach or failure to fulfill any obligation under this Agreement has been the cause of or resulted in such failure of the Effective Time to occur;

        (d) by Parent if the Board shall have (i) failed to recommend, withdrawn or modified in a manner adverse to Parent or Acquisition Sub its recommendation of the Merger, or (ii) approved, endorsed or recommended an Acquisition Proposal;

        (e) by Parent or the Company (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall not be true and correct as of the Closing Date, as though made on and as of the Closing Date (except for any representation or warranty that is expressly limited by its terms to another date or to a particular period, which need only be true and correct as of such date or for such period), or (ii) upon a breach of or failure to perform in any material respect any obligation of Parent or the Company, respectively, set forth in this Agreement, except in each of (i) and (ii) above, where the failure to perform such obligations or the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company with respect to failure by the Company and on Parent with respect to a failure by Parent (either (i) or (ii) above being a "Terminating Event"); provided, however, that, if such Terminating Event is curable by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(e), and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose breach of or failure to fulfill its obligations under this Agreement resulted in the failure of any such condition; or

        (f) by the Company following the receipt by the Company after the date hereof, under circumstances not involving any breach of the provisions of Section 5.4, of an unsolicited bona fide Superior Proposal; provided that (i) the Company has complied in all material respects with

Section 5.4, including the notice provisions therein, and (ii) the Company has authorized, subject to complying with the terms of this Agreement, the execution of a definitive agreement providing for a transaction that in the Board's good faith judgment constitutes a Superior Proposal.

        Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, employees or shareholders except (i) as set forth in Sections 7.3 and 8.1 hereof, and (ii) except as otherwise provided in Section 7.3, nothing herein shall relieve any party from liability for any Terminating Event caused by such party.

        Section 7.3 Fees and Expenses.

        (a) Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

        (b) The Company shall pay Parent a fee of $2,500,000 in cash, as liquidated damages (the "Company Fee") if (i) this Agreement is terminated by Parent pursuant to Section 7.1(d), so long as (x) an Acquisition Proposal with respect to the Company is made following the date of this Agreement and at or before the time of the event giving rise to such termination, and (y) within six months following the termination of this Agreement, the Company enters into a definitive agreement with a third party with respect to an Acquisition Proposal or a tender offer is commenced by a third party with respect to an Acquisition Proposal, or (ii) this Agreement is terminated by the Company pursuant to Section 7.1(f). The Company Fee payable pursuant to this Section 7.3(b) shall be paid within ten (10) business days after the Company becomes obligated to pay the Company Fee; provided, that, in no event shall the Company be required to pay the Company Fee to Parent if, immediately prior to the termination of this Agreement, Parent was in breach of any of its material obligations under this Agreement. The payment of the Company Fee shall be the Parent's sole and exclusive remedy, in law or at equity, for the event giving rise to the payment of the Company Fee.

ARTICLE VIII

GENERAL PROVISIONS

        Section 8.1 Effectiveness of Representations, Warranties and Agreements. Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section 8.1 shall not limit any covenant or any agreement of the parties which by its terms contemplates performance after the Effective Time and which shall survive in accordance with its respective terms. The Confidentiality Agreements shall survive termination of this Agreement as provided therein.

        Section 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

  (a)
  If to Parent or Acquisition Sub:

  Philadelphia Suburban Corporation
  762 West Lancaster Avenue
  Bryn Mawr, Pennsylvania 19010-3489

  Telecopier No.: (610) 645-1061
  Telephone No.: (610) 525-1400
  Attention: Nicholas DeBenedictis
  Chairman, President and Chief Executive Officer

  With a copy to:

  Reed Smith LLP
  2500 One Liberty Place
  1650 Market Street
  Philadelphia, Pennsylvania 19103-7301

  Telecopier No.: (215) 851-1420
  Telephone No.: (215) 851-8130
  Attention: Peter J. Tucci, Esq.

  (b)
  If to the Company:

  Pennichuck Corporation
  Four Water Street
  P.O. Box 448
  Nashua, NH 03061-0448

  Telecopier: (603) 882-4125
  Telephone No.: (603) 598-5300
  Attention: Maurice L. Arel
  President and Chief Executive Officer

  With a copy to:
  Nutter, McClennen & Fish, LLP
  One International Place
  Boston, Massachusetts 02110-2699

  Telecopier No.: (617) 310-9288
  Telephone No.: (617) 439-2288
  Attention: Michael K. Krebs, Esq.

        Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

        (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

        (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

        (c) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

        (d) "control" (including the terms "controlled by", and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (e) "knowledge" means, with respect to any matter in question, actual knowledge of any executive officer of the entity in question with respect to such matter after making reasonable inquiry of officers and other employees charged with senior administrative or operational responsibility of such matters;

        (f) "person" means an individual, corporation, partnership, limited liability company, association, joint venture, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

        (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any person or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, except for any entity that is expressly excluded from the definition of Company Subsidiary in Schedule 2.1 of the Company Disclosure Schedule.

        Section 8.4 Amendment. This Agreement may be amended by the mutual agreement of the parties hereto by action duly authorized by or taken on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made that by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

        Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreements), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

        Section 8.9 Assignment; Guarantee of Acquisition Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Acquisition Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent unconditionally guarantees the full and punctual performance by Acquisition Sub of all of the obligations hereunder of Acquisition Sub or any such assignees.

        Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Sections 5.4 and 5.6(b) and (c) (which are intended to be for the benefit of the parties specified therein and may be enforced by such parties).

        Section 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        Section 8.12 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Hampshire applicable to contracts executed and fully performed within the State of New Hampshire, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this agreement to the substantive law of another jurisdiction. Any action brought in connection with this Agreement shall be brought in the federal courts located in the State of New Hampshire, and each party hereto hereby irrevocably consents to the jurisdiction of such court and waives any objection to such court as the forum for such action.

        Section 8.13 Counterparts and Facsimile Delivery. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The delivery of a signature page of this Agreement by one party to each of the other parties via facsimile transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

        Section 8.14 Interpretation. The parties hereto acknowledge that certain matters set forth in the Company Disclosure Schedule and certain matters set forth in the Parent Disclosure Schedule are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement. The parties agree that disclosure of such matters shall not be taken as an admission by the Company or Parent, as the case may be, that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement or to imply that such matters are or are not material and neither party shall use, in any dispute between the parties, the fact of any such disclosure as evidence of what is or is not material for purposes of this Agreement.

        IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PHILADELPHIA SUBURBAN CORPORATION
By:	/s/ NICHOLAS DEBENEDICTIS Name: Nicholas Debenedictis Title: Chairman, President and Chief Executive Officer
RALEIGH ACQUISITION CORPORATION
By:	/s/ NICHOLAS DEBENEDICTIS Name: Nicholas Debenedictis Title: Chairman and President
PENNICHUCK CORPORATION
By:	/s/ MAURICE L. AREL Name: Maurice L. Arel Title: President and Chief Executive Officer

Appendix B

NEW HAMPSHIRE BUSINESS CORPORATION LAW
RELATING TO DISSENTERS' RIGHTS

Section 293-A:13.01 Definitions.

        In this subdivision:

    (1)
    "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation or other entity by merger, share exchange, or conversion of that issuer.

    (2)
    "Dissenter" means a shareholder who is entitled to dissent from corporate action under RSA 293-A:13.02 and who exercises that right when and in the manner required by RSA 293-A:13.20 through 293-A:13.28.

    (3)
    "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

    (4)
    "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    (5)
    "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6)
    "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7)
    "Shareholder" means the record shareholder or the beneficial shareholder.

Section 293-A:13.02 Right to Dissent.

        (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1)
    Consummation of a plan of merger to which the corporation is a party:

    (i)
    If shareholder approval is required for the merger by RSA 293-A:11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

    (ii)
    If the corporation is a subsidiary that is merged with its parent under RSA 293-A:11.04.

    (2)
    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

    (3)
    Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

    (4)
    An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

    (i)
    Alters or abolishes a preferential right of the shares.

    (ii)
    Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

    (iii)
    Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

    (iv)
    Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

    (v)
    Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RSA 293-A:6.04.

    (5)
    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (6)
    Consummation of a plan of conversion to which the corporation is a party converting to another entity.

        (b) A shareholder entitled to dissent and obtain payment for his shares under this subdivision shall not challenge the corporate action creating his entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 293-A:13.03 Dissent by Nominees and Beneficial Owners.

        (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    (1)
    He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (2)
    He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Section 293-A:13.20 Notice of Dissenters' Rights.

        (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this subdivision and be accompanied by a copy of this subdivision.

        (b) If corporate action creating dissenters' rights under RSA 293-A:13.02 is taken without a vote of shareholders or by consent pursuant to RSA 293-A:7.04, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RSA 293-A:13.22.

Section 293-A:13.21 Notice of Intent to Demand Payment.

        (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (1)
    Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2)
    Shall not vote his shares in favor of the proposed action.

        (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this subdivision.

Section 293-A:13.22 Dissenters' Notice.

        (a) If proposed corporate action creating dissenters' rights under RSA 293-A:13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RSA 293-A:13.21.

        (b) The dissenters' notice shall be sent no later than 10 days after corporate action was taken, and shall:

    (1)
    State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited.

    (2)
    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

    (3)
    Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date.

    (4)
    Set a date by which the corporation shall receive the payment demand, which date shall not be fewer than 30 nor more than 60 days after the date the notice is delivered.

    (5)
    Be accompanied by a copy of this subdivision.

Section 293-A:13.23 Duty to Demand Payment.

        (a) A shareholder sent a dissenters' notice described in RSA 293-A:13.22 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth, in the dissenters' notice pursuant to RSA 293-A:13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

        (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

        (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subdivision.

Section 293-A:13.24 Share Restrictions.

        (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under RSA 293-A:13.26.

        (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

Section 293-A:13.25 Payment.

        (a) Except as provided in RSA 293-A:13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with RSA 293-A:13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (b) The payment shall be accompanied by:

    (1)
    The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2)
    A statement of the corporation's estimate of the fair value of the shares;

    (3)
    An explanation of how the interest was calculated;

    (4)
    A statement of the dissenter's right to demand payment under RSA 293-A:13.28; and

    (5)
    A copy of this subdivision.

Section 293-A:13.26 Failure to Take Action.

        (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under RSA 293-A:13.22 and repeat the payment demand procedure.

Section 293-A:13.27 After-Acquired Shares.

        (a) A corporation may elect to withhold payment required by RSA 293-A:13.25 from a dissenter, unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RSA 293-A:13.28.

Section 293-A:13.28 Procedure if Shareholder Dissatisfied With Payment or Offer.

        (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under RSA 293-A:13.25, or reject the corporation's offer under RSA 293-A:13.27 and demand payment of the fair value of his shares and interest due, if:

    (1)
    The dissenter believes that the amount paid under RSA 293-A:13.25 or offered under RSA 293-A:13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

    (2)
    The corporation fails to make payment under RSA 293-A:13.25 within 60 days after the date set for demanding payment; or

    (3)
    The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within 30 days after the corporation made or offered payment for his shares.

Section 293-A:13.30 Court Action.

        (a) If a demand for payment under RSA 293-A:13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation or other entity without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or converted into or whose shares were acquired by the foreign corporation or other entity was located.

        (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decisions on the question of their value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e) Each dissenter made a party to the proceeding is entitled to judgment:

    (1)
    For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or,

    (2)
    For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under RSA 293-A:13.27.

Section 293-A:13.31 Court Costs and Counsel Fees.

        (a) The court in an appraisal proceeding commenced under RSA 293-A:13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RSA 293-A:13.28.

        (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (1)
    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RSA 293-A:13.20 through RSA 293-A:13.28.

    (2)
    Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subdivision.

        (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Appendix C

         April 28, 2002 Board of Directors
Pennichuck Corporation
4 Water Street
Nashua, New Hampshire 03061

Ladies and Gentlemen:

        You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Pennichuck Corporation (the "Company") of the Exchange Ratio (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger to be dated as of April 29, 2002 (the "Agreement") by and among the Company, Raleigh Acquisition Corporation ("Merger Sub") and Philadelphia Suburban Corporation ("PSC").

        As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, the Company, Merger Sub and PSC intend to effect a merger of Merger Sub with and into the Company (the "Transaction"). Upon consummation of the Transaction, Merger Sub will cease to exist and the Company shall continue as the surviving corporation as a wholly-owned subsidiary of PSC and each outstanding share of common stock, par value $1.00 per share, of the Company issued and outstanding immediately prior to the effective time of the Transaction (other than (a) shares held by PSC or its subsidiaries, (b) shares held by dissenting shareholders and (c) shares held in the Company's treasury or by any subsidiary of the Company) will be converted into the right to receive a number of shares of common stock, par value $0.50 per share, of PSC determined as follows (the resulting number of shares, in each instance, is referred to herein as the "Exchange Ratio"):

  (i)
  if the Parent Average Closing Price (as defined in the Agreement) is not less than $23.000 but not greater than $25.000, the Exchange Ratio will be equal to the quotient, rounded to the nearest thousandth, of 33.000 divided by the Parent Average Closing Price; or

  (ii)
  if the Parent Average Closing Price is less than $23.000, the Exchange Ratio will be 1.435; or

  (iii)
  if the Parent Average Closing Price is greater than $25.000, the Exchange Ratio will be 1.320.

        SG Barr Devlin ("SG Barr Devlin"), a division of SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. In the ordinary course of SG Cowen's and its affiliates' businesses, SG Cowen and its affiliates may actively trade the securities of the Company and PSC for SG Cowen's or its affiliates' own account and for the accounts of SG Cowen's or its affiliates' customers and, accordingly, SG Cowen or its affiliates may at any time hold a long or short position in such securities.

        We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of November 9, 2001, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion.

        In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

  •
  a draft of the Agreement dated April 28, 2002;

  •
  certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to SG Barr Devlin by the Company management;

  •
  certain publicly available financial and other information for PSC and certain other relevant financial and operating data furnished to SG Barr Devlin by PSC management;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Company Forecasts") and PSC (the "PSC Forecasts"), prepared by the management of the Company and PSC, respectively, and the amounts and timing of the cost savings and related expenses expected to result from the Transaction furnished to us by the management of the Company and PSC (the "Expected Synergies");

  •
  First Call, IBES and certain other consensus estimates (the "Consensus Estimates") and financial projections in Wall Street analyst reports ("Wall Street Projections") for PSC;

  •
  discussions we have had with certain members of the managements of each of the Company and PSC concerning the historical and current business operations, financial conditions and prospects of the Company and PSC, the Expected Synergies and such other matters we deemed relevant;

  •
  certain operating results, the reported price and trading histories of the shares of the common stock of the Company and PSC as compared to operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;

  •
  certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

  •
  based on the Company Forecasts, PSC Forecasts and Wall Street Projections, the cash flows generated by each of the Company and PSC on a stand-alone basis to determine the present value of the discounted cash flows;

  •
  certain pro forma financial effects of the Transaction on an accretion/dilution basis; and

  •
  such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

        In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and PSC or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently verified, such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or PSC. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Forecasts and PSC Forecasts and description of Expected Synergies which we examined were reasonably prepared by the respective managements of the Company and PSC on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and PSC, and that the Company Forecasts, PSC Forecasts, Expected Synergies, Consensus Estimates and Wall Street Projections utilized in our analyses, provide a reasonable basis for our opinion.

        We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or PSC, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and PSC, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Transaction have been comprised of providing general financial advisory services and rendering an opinion from a financial point of view with respect to the fairness of the Exchange Ratio. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion, and we expressly disclaim any responsibility to do so.

        For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents and approvals no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. You have informed us, and we have assumed, that the Transaction will be treated as a tax-free reorganization.

        It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and, except for reproduction in its entirety in the joint proxy statement/prospectus to be filed by the Company and PSC with the Securities and Exchange Commission and distributed to the holders of the Company's common stock in connection with such holders' consideration and vote on the Transaction, may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We are not expressing any opinion as to what the value of PSC's common stock actually will be when issued to the Company's stockholders' pursuant to the Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction. Furthermore, we express no view as to the price or trading range for shares of the common stock of PSC following the consummation of the Transaction.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

/s/SG Barr Devlin

SG Barr Devlin

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provide that, unless otherwise restricted in its bylaws, a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the BCL requires a business corporation to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

        Section 1713 of the BCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This Section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of liability or responsibility under a criminal statute. Section 4.01 of the Registrant's bylaws limits the liability of any director of the Registrant to the fullest extent permitted by Section 1713 of the BCL.

        Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Article VII of the Registrant's bylaws provides indemnification of directors, officers and other agents of the Registrant broader than the indemnification permitted by Section 1741 of the BCL and pursuant to the authority of Section 1746 of the BCL.

        Article VII of the bylaws provides, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Registrant, or any other person designated by the board of directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the BCL which authorizes indemnification only of expenses incurred in defending and in settlement of a derivative action. In addition, Article VII of the bylaws also allows indemnification for punitive damages and liabilities incurred under the federal securities laws.

        Unlike the provisions of BCL Sections 1741 and 1742, Article VII does not require the Registrant to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 or 1742 of the BCL. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that would otherwise be required, and that right is enforceable against the Registrant as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the bylaw provisions require the Registrant to indemnify such portion. If the indemnification provided for in Article VII is unavailable for any reason in respect of any liability or portion thereof, the bylaws require the Registrant to make a contribution toward the liability. Indemnification rights under the bylaws do not depend upon the approval of any future board of directors.

        Section 7.04 of the Registrant's bylaws also authorizes the Registrant to further effect or secure its indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a trust fund, granting a security interest in its assets or property, establishing a letter of credit, or using any other means that may be available from time to time. Section 1747 of the BCL also enables a business corporation to purchase and maintain insurance on behalf of a person who is or was serving as a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against that representative in his capacity as such, whether or not the corporation would have the power to indemnify him against that liability under the BCL.

        The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Registrant.

Item 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit No.	Description
2.1 (1)	Agreement and Plan of Merger, by and among Philadelphia Suburban Corporation, Raleigh Acquisition Corporation and Pennichuck Corporation, dated as of April 29, 2002.
5.1*	Opinion of Morgan, Lewis & Bockius LLP as to the validity of securities being registered.
8.1*	Opinion of Nutter, McClennen & Fish, LLP as to certain tax matters related to Section 368(a) of the Internal Revenue Code of 1986, as amended.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of SG Barr Devlin.
23.4	Consent of Morgan, Lewis & Bockius LLP (Included in Exhibit 5.1).
23.5	Consent of Nutter, McClennen & Fish, LLP (Included in Exhibit 8.1).
23.6**	Consent of Arthur Andersen LLP.
24.1	Power of Attorney (Included on the signature page of this Registration Statement).
99.1*	Form of Proxy for Special Meeting of Shareholders of Pennichuck Corporation.
99.2*	Letter of Transmittal.
99.3 (2)	Opinion of SG Barr Devlin. (2)

*
      To be filed by amendment.

**
Omitted pursuant to Rule 437a of the Securities Act.

        (1)  Included as Appendix A to the accompanying Proxy Statement-Prospectus which is part of this registration statement on Form S-4 and previously filed as Exhibit 99.1 to Pennichuck's Current Report on Form 8-K filed with the Commission on April 29, 2002.

        (2)  Included as Appendix C to the accompanying Proxy Statement-Prospectus which is part of this registration statement on Form S-4.

(b) Financial Statement Schedules.

        All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes attached thereto.

Item 22. Undertakings.

(a)
The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include in any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bryn Mawr, state of Pennsylvania on November 26, 2002.

PHILADELPHIA SUBURBAN CORPORATION
By:	/s/ NICHOLAS DEBENEDICTIS Nicholas DeBenedictis Chairman, President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Nicholas DeBenedictis and David P. Smeltzer, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement, and including any registration statement for the same offering that is to be effective upon filing, pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith and to file any and all of the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ NICHOLAS DEBENEDICTIS Nicholas DeBenedictis	Chairman, President, Chief Executive Officer (principal executive officer) and Director	November 26, 2002
/s/ DAVID P. SMELTZER David P. Smeltzer	Senior Vice President—Finance and Chief Financial Officer (principal financial and accounting officer)	November 26, 2002
/s/ MARY C. CARROLL Mary C. Carroll	Director	November 26, 2002
/s/ G. FRED DIBONA, JR. G. Fred DiBona, Jr.	Director	November 26, 2002

/s/ RICHARD H. GLANTON Richard H. Glanton	Director	November 26, 2002
/s/ ALAN R. HIRSIG Alan R. Hirsig	Director	November 26, 2002
/s/ JOHN E. MENARIO John E. Menario	Director	November 26, 2002
/s/ JOHN F. MCCAUGHAN John F. McCaughan	Director	November 26, 2002
/s/ RICHARD L. SMOOT Richard L. Smoot	Director	November 26, 2002

Exhibit Index

Exhibit No.	Description
2.1 (1)	Agreement and Plan of Merger, by and among Philadelphia Suburban Corporation, Raleigh Acquisition Corporation and Pennichuck Corporation, dated as of April 29, 2002.
5.1*	Opinion of Morgan, Lewis & Bockius LLP as to the validity of securities being registered.
8.1*	Opinion of Nutter, McClennen & Fish, LLP as to certain tax matters related to Section 368(a) of the Internal Revenue Code of 1986, as amended.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of SG Barr Devlin.
23.4	Consent of Morgan, Lewis & Bockius LLP (Included in Exhibit 5.1).
23.5	Consent of Nutter, McClennen & Fish, LLP (Included in Exhibit 8.1).
23.6**	Consent of Arthur Andersen LLP.
24.1	Power of Attorney (Included on the signature page of this Registration Statement).
99.1*	Form of Proxy for Special Meeting of Shareholders of Pennichuck Corporation.
99.2*	Letter of Transmittal.
99.3 (2)	Opinion of SG Barr Devlin. (2)

*
To be filed by amendment.

**
Omitted pursuant to Rule 437a of the Securities Act.

        (1)  Included as Appendix A to the accompanying Proxy Statement-Prospectus which is part of this registration statement on Form S-4 and previously filed as Exhibit 99.1 to Pennichuck's Current Report on Form 8-K filed with the Commission on April 29, 2002.

        (2)  Included as Appendix C to the accompanying Proxy Statement-Prospectus which is part of this registration statement on Form S-4.

QuickLinks

ANSWERS TO FREQUENTLY ASKED QUESTIONS ABOUT THE MERGER
SUMMARY
HISTORICAL FINANCIAL DATA
MARKET PRICE AND DIVIDEND INFORMATION
RISK FACTORS
PENNICHUCK SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
COMPARISON OF THE RIGHTS OF HOLDERS OF PSC COMMON STOCK AND HOLDERS OF PENNICHUCK COMMON STOCK
PSC
PENNICHUCK
BENEFICIAL SHAREHOLDERS OF PENNICHUCK
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
AGREEMENT AND PLAN OF MERGER
PHILADELPHIA SUBURBAN CORPORATION
RALEIGH ACQUISITION CORPORATION
PENNICHUCK CORPORATION Dated as of April 29, 2002

GLOSSARY OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS TO THE MERGER
ARTICLE VII TERMINATION
ARTICLE VIII GENERAL PROVISIONS
NEW HAMPSHIRE BUSINESS CORPORATION LAW RELATING TO DISSENTERS' RIGHTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Exhibit Index